    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2000


                                                      REGISTRATION NO. 333-94033
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                E.PIPHANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            77-0443392
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                      1900 SOUTH NORFOLK STREET, SUITE 310
                          SAN MATEO, CALIFORNIA 94403
                                 (650) 356-3800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROGER S. SIBONI
                            CHIEF EXECUTIVE OFFICER
                      1900 SOUTH NORFOLK STREET, SUITE 310
                          SAN MATEO, CALIFORNIA 94403
                                 (650) 356-3800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               AARON J. ALTER, ESQ.                              WILLIAM D. SHERMAN, ESQ.
             N. ANTHONY JEFFRIES, ESQ.                              CORI M. ALLEN, ESQ.
           BRADLEY L. FINKELSTEIN, ESQ.                            COREY A. LEVENS, ESQ.
               DAVID R. BOWMAN, ESQ.                                 YANPING CAO, ESQ.
                ALICIA MORGA, ESQ.                                MORRISON & FOERSTER LLP
         WILSON SONSINI GOODRICH & ROSATI                           755 PAGE MILL ROAD
             PROFESSIONAL CORPORATION                           PALO ALTO, CALIFORNIA 94304
                650 PAGE MILL ROAD                                    (650) 813-5600
            PALO ALTO, CALIFORNIA 94304
                  (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION DATED JANUARY 20, 2000


                                3,000,000 Shares

                                     [LOGO]

                                  Common Stock
                               ------------------


     We are selling 1,448,745 shares of common stock and the selling stockholders are selling 1,551,255 shares of common stock. We will not receive any of the proceeds from shares sold by the selling stockholders.



     The underwriters have an option to purchase a maximum of 450,000 additional shares, of which 250,000 are from us and 200,000 are from a selling stockholder, to cover over-allotments of shares.



     Our shares are listed for trading on The Nasdaq Stock Market's National Market under the symbol "EPNY." On January 19, 2000, the last reported sales price for our common stock was $168.50 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

                                                        UNDERWRITING                    PROCEEDS TO
                                          PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                           PUBLIC       COMMISSIONS      E.PIPHANY      STOCKHOLDERS
                                       --------------  --------------  --------------  --------------
Per Share............................  $               $               $               $
Total................................  $               $               $               $

     Delivery of the shares of common stock will be made on or about
              , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers
CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER
                               ------------------
CHASE H&Q
                             MERRILL LYNCH & CO.
                                                    ROBERTSON STEPHENS

               The date of this prospectus is             , 2000.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
PROSPECTUS SUMMARY...................      1
RISK FACTORS.........................      5
YOU SHOULD NOT RELY ON FORWARD-
  LOOKING STATEMENTS.................     21
USE OF PROCEEDS......................     22
PRICE RANGE OF COMMON STOCK..........     22
DIVIDEND POLICY......................     22
CAPITALIZATION.......................     23
DILUTION.............................     24
SELECTED FINANCIAL DATA..............     25
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................     26
BUSINESS.............................     38
MANAGEMENT...........................     52
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.......................     62


                                       PAGE
                                       -----
PRINCIPAL AND SELLING
  STOCKHOLDERS.......................     64
DESCRIPTION OF CAPITAL STOCK.........     68
SHARES ELIGIBLE FOR FUTURE SALE......     71
WHERE YOU CAN FIND MORE
  INFORMATION........................     74
UNDERWRITING.........................     75
NOTICE TO CANADIAN RESIDENTS.........     77
LEGAL MATTERS........................     78
EXPERTS..............................     78
CHANGE IN INDEPENDENT PUBLIC
  ACCOUNTANTS........................     78
PRO FORMA FINANCIAL STATEMENTS.......    P-1
E.PIPHANY FINANCIAL INFORMATION......    F-1
RIGHTPOINT FINANCIAL INFORMATION.....   F-21


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the risk factors beginning on page 5.

                                E.PIPHANY, INC.

     We develop and market software that helps companies establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. Our E.piphany E.4 System is an integrated family of software solutions that companies can deploy to collect and analyze data from their existing software systems, and from third party data providers, to profile their customers' characteristics and preferences. Business users within these companies can then act on this information by using the E.piphany E.4 System to design and execute marketing campaigns as well as personalize products, services and related transactions. We have recently expanded our product offerings to enable companies to make marketing offers in real time during interactions initiated by customers. By using our software to address the unique characteristics and preferences of each customer, we believe companies are able to improve the longevity and profitability of their customer relationships. We believe that the E.piphany E.4 System is differentiated from other software by its combination of the following characteristics:

     - Our software is designed to establish, maintain and improve customer relationships. Our software solutions are designed to enable a continuous process that helps businesses identify and differentiate their customers and then personalize products, services and related interactions based on customer characteristics and preferences.

     - Our software utilizes a Web-based design to promote ease of use and wide scale deployment to business users. Our software is easy-to-use and is accessed by business users across a corporate network or the Internet using only a standard Web browser. This Web-based design does not require our software to be installed on each user's computer, but only in a single location, which reduces the costs of deploying and maintaining the software.

     - Our software is packaged for faster and less expensive implementation. Our software is a single integrated family of software solutions that includes technologies to extract, manage, analyze and act on customer data. This eliminates the need for a company to integrate multiple software tools from various vendors or develop custom software to solve specific business problems. Our software solutions can generally be implemented in 16 weeks or less.

     - Our software is designed to generate marketing offers in real time. Our software delivers marketing offers to customers in real time by immediately analyzing current customer behavior in the context of all past interactions to determine the optimal offer for each individual customer when they initiate contact with a company. The offer is delivered to the customer through integration with call center automation applications, Internet infrastructure applications and other software systems at the point of customer interaction.

     We generate revenue by licensing our software to large and medium sized businesses and by providing related consulting, implementation and maintenance services. We market our products through our direct sales force, and indirectly through agreements with third parties to resell our software. Our customers include Acxiom, Amazon.com, American Express, Autodesk, California State Automobile Association, Capital BlueCross, Charles Schwab, DIRECTV, Edify, GTE, Hewlett-Packard, Hilton Hotels, KPMG, Lucent Technologies, Microsoft, Procter & Gamble, SportsLine, Sallie Mae, VoiceStream and Wingspan Bank.

     After giving effect to our acquisition of RightPoint Software, Inc. described below, our pro forma revenue increased from $4.7 million in 1998 to $14.3 million in the first nine months of 1999. We have a limited operating history and have incurred significant losses, including a pro forma loss of $138.0 million for the nine months ended September 30, 1999, which includes $118.0 million from the amortization of intangible assets recorded in connection with the RightPoint acquisition. On a pro forma basis, we had an accumulated deficit of $51.6 million as of September 30, 1999, including an in-process research and development charge of approximately $22 million. We expect to incur losses in the foreseeable future, and these losses may be substantial. The market in which we compete is highly competitive.

                               RECENT DEVELOPMENT

     We acquired RightPoint in a merger transaction on January 4, 2000. RightPoint develops and markets real-time marketing software. RightPoint's software solutions enable companies to optimize and present marketing offers, promotions, and communications while a customer is interacting with a web site, call center agent or other point of customer interaction. RightPoint's real-time marketing software applications provide a single integrated view of the customer across multiple channels, allowing consistent marketing messages and promotions to customers regardless of which channel a customer is using. In connection with the acquisition, we issued approximately 3.1 million shares of our common stock. In addition, options and warrants of RightPoint were converted into options and warrants to purchase approximately 530,000 shares of our common stock. This transaction has been accounted for under the purchase method of accounting.

                               ------------------

     We were incorporated in Delaware in November 1996 as Epiphany Marketing Automation, Inc. In March 1997, we changed our name to Epiphany Marketing Software, Inc., and in April 1999, we changed our name to E.piphany, Inc. Our principal executive offices are located at 1900 South Norfolk Street, Suite 310, San Mateo, California 94403. Our telephone number is (650) 356-3800. Our World Wide Web site is located at http://www.epiphany.com. Information contained on our World Wide Web site, or available by links from our Web site, does not constitute part of this prospectus.

     Adaptive Schema Generator, E.4, EpiCenter, E.piphany E.4 System, E.piphany, the E.piphany logo and RightPoint are our trademarks. Other trademarks or service marks appearing in this prospectus are trademarks or service marks of the companies that use them.

                                  THE OFFERING


Common stock offered by
E.piphany........................    1,448,745 shares



Common stock offered by the
selling stockholders.............    1,551,255 shares



Common stock to be outstanding
after this offering..............    31,557,385 shares


Use of proceeds..................    For general corporate purposes, principally
                                     working capital and capital expenditures.

Nasdaq National Market symbol....    EPNY


     The share amounts in this table are based on shares outstanding as of January 5, 2000. Except as otherwise indicated, information in this prospectus assumes no exercise of the underwriters' option to purchase 450,000 additional shares, of which 250,000 are from us and 200,000 are from a selling stockholder. This table excludes, as of January 5, 2000:


     - 8,267,503 shares of common stock reserved for issuance under our stock plans and warrants, including RightPoint's options and warrants, of which 3,841,223 shares are subject to outstanding options and warrants, with a weighted average exercise price of $14.55 per share, and

     - 3,081,964 shares of common stock reserved for issuance under our employee stock purchase plan.

                         SUMMARY FINANCIAL INFORMATION

                                               YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                           --------------------------------   ------------------------------------
                                                              1998                                   1999
                                                     ----------------------                 ----------------------
                                            1997      ACTUAL     PRO FORMA       1998        ACTUAL     PRO FORMA
                                           -------   --------   -----------   -----------   --------   -----------
                                                                (UNAUDITED)   (UNAUDITED)              (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenues...........................  $         $  3,377    $   4,666      $ 1,975     $ 10,468    $  14,269
  Cost of revenues.......................       --      1,400        1,527          850        5,528        6,167
  Gross profit...........................       --      1,977        3,139        1,125        4,940        8,102
  Amortization of goodwill and
    intangibles..........................       --         --      157,319           --           --      117,990
  Stock-based compensation...............        1        799          799          395        2,314        2,814
  Loss from operations...................   (3,220)   (10,613)    (173,362)      (6,952)     (16,218)    (138,331)
  Net loss...............................   (3,149)   (10,330)    (173,185)      (6,799)     (16,135)    (138,032)
  Basic and diluted net loss per share...  $ (2.90)  $  (7.19)   $ (112.53)     $ (3.62)    $  (2.90)   $  (24.27)
  Shares used in computing basic and
    diluted net loss per share...........    1,087      1,437        1,539        1,877        5,563        5,688
  Pro forma basic and diluted net loss
    per share (unaudited)................            $  (1.17)   $  (16.85)                 $  (1.00)   $   (7.45)
  Shares used in computing pro forma
    basic and diluted net loss per share
    (unaudited)..........................               8,833       10,281                    16,197       18,537


                                                                      SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                              ACTUAL     PRO FORMA    AS ADJUSTED
                                                              -------    ---------    -----------
                                                                               (UNAUDITED)
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $89,701    $ 93,930      $324,938
  Working capital...........................................   85,765      83,114       314,122
  Total assets..............................................   97,976     577,616       808,624
  Long-term obligations, net of current portion.............    7,830       7,868         7,868
  Total stockholders' equity................................   80,862     550,775       781,783


     The statement of operations data for the year ended December 31, 1997 is presented for the period from inception in November 1996 to December 31, 1997. Operating expenses totaled $12,000 for the period from inception in November 1996 to December 31, 1996.

     See Note 2 of Notes to E.piphany's Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

     The pro forma financial information reflects the acquisition of RightPoint and is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this prospectus. In preparing the pro forma combined statement of operations data, the RightPoint operations have been included as if the acquisition had occurred at the beginning of the earliest period presented. The pro forma combined balance sheet data has been prepared as if the acquisition had occurred at that date. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the beginning of the earliest period presented or at September 30, 1999, nor is it necessarily indicative of future operating results or our financial position following the acquisition of RightPoint.


     The pro forma as adjusted amounts reflect the receipt of the net proceeds from the sale of the 1,448,745 shares of common stock offered by us, after deducting the underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks below, together with all of the other information included in this prospectus before buying shares in this offering.

WE HAVE A HISTORY OF LOSSES, WE EXPECT LOSSES IN THE FUTURE AND WE MAY NOT EVER BECOME PROFITABLE.

     We incurred net losses of $16.1 million in the nine months ended September 30, 1999, $10.3 million in the year 1998 and $3.1 million in the year 1997. We had an accumulated deficit of $29.6 million as of September 30, 1999. RightPoint incurred net losses of $3.8 million for the year ended June 30, 1999 and $2.4 million for the quarter ended September 30, 1999. RightPoint had an accumulated deficit of $23.8 million as of September 30, 1999. On a pro forma basis with RightPoint, we had an accumulated deficit of $51.6 million at September 30, 1999, including an in-process research and development charge of $22.00 million. We expect to incur losses before amortization charges in the foreseeable future. These losses may be substantial, and we may not ever become profitable. In addition, we expect to significantly increase our expenses in the near term, especially research and development and sales and marketing expenses. Therefore, our operating results will be harmed if our revenue does not keep pace with our expected increase in expenses or is not sufficient for us to achieve profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase profitability on a quarterly or annual basis.

OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING AND EVALUATION OF OUR BUSINESS DIFFICULT.

     Our limited operating history makes it difficult to forecast our future operating results. E.piphany was founded in November 1996, and RightPoint was founded in 1991. Our revenue and income potential is unproven. E.piphany received its first revenues from licensing its software and performing related services in early 1998, and began shipping the E.piphany E.4 System software in June 1999. RightPoint began offering its current real time marketing applications in April 1998. Since we do not have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

VARIATIONS IN QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenues in a quarter may harm our operating results for that quarter. Our quarterly revenues, expenses and operating results could vary significantly from quarter to quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the trading price of our common stock will fall. Factors that may cause our operating results to fluctuate on a quarterly basis are:

     - varying size, timing and contractual terms of orders for our products

     - our ability to timely complete our service obligations related to product sales

     - changes in the mix of revenue attributable to higher-margin product license revenue as opposed to substantially lower-margin service revenue

     - customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next, including decisions to defer related to year 2000 concerns

     - changes in demand for our software or for enterprise software and real time marketing solutions generally

     - announcements or introductions of new products by our competitors

     - software defects and other product quality problems

     - any increase in our need to supplement our professional services organization by subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained, and

     - our ability to hire, train and retain sufficient engineering, consulting, training and sales staff.

WE MAY NOT REALIZE ANY BENEFITS FROM THE ACQUISITION OF RIGHTPOINT.

     Achieving the benefits of the acquisition of RightPoint will depend in part on the integration of technology, operations and personnel. The integration of RightPoint into our operations will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. Among the challenges involved in this integration are demonstrating to customers and suppliers that the merger will not result in adverse changes in client service standards or business focus, persuading personnel that our business culture is compatible with RightPoint's, retaining key personnel and addressing any perceived adverse changes in business focus. Neither E.piphany nor RightPoint has experience in integrating operations on the scale represented by the merger, and it is not certain that we can successfully integrate RightPoint in a timely manner or at all or that any of the anticipated benefits of the merger will be realized. Failure to do so could seriously harm our business, financial condition and operating results.

IF WE DO NOT INTEGRATE RIGHTPOINT'S TECHNOLOGY QUICKLY AND EFFECTIVELY, MANY OF THE POTENTIAL BENEFITS OF OUR ACQUISITION OF RIGHTPOINT MAY NOT BE REALIZED.

     We intend to integrate RightPoint's technology into our own E.piphany E.4 System software solutions as well as offer RightPoint's solutions separately. We cannot assure you that we will be able to integrate RightPoint's technology quickly and effectively. In order to obtain the benefits of the merger, we must make RightPoint's technology, products and services operate together with our technology, products and services. We may be required to spend additional time or money on integration which would otherwise be spent on developing our business and services or other matters. If we do not integrate our technology effectively or if management and technical staff spend too much time on integration issues, it could harm our business, financial condition and results of operations.

THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.

     Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support. If we are unable to do so, this inability could affect our ability to grow our business. Competition for qualified personnel in high technology is intense, particularly in the Silicon Valley region of Northern California where our principal offices are located. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. None of our officers or key personnel is bound by an employment agreement, other than Gayle Crowell, and we do not maintain key person insurance on any of our employees. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

     The market price of our common stock has increased substantially since its initial public offering in September 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive. In that case, our ability to attract employees will be adversely affected. Furthermore, a substantial portion of the equity incentives previously granted to RightPoint employees will accelerate and become fully vested upon the closing of the merger. New options granted to RightPoint employees at the current market price of our common stock may not be sufficient to retain RightPoint employees. Finally, should our stock price decline substantially, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain employed by us.

IF CUSTOMERS DO NOT CONTRACT DIRECTLY WITH CONSULTING ORGANIZATIONS TO IMPLEMENT AND SUPPORT OUR PRODUCTS, OUR REVENUES, PROFITABILITY AND MARGINS MAY BE HARMED.

     Our principal focus has been to be a provider of software solutions rather than services. As a result, we encourage our customers to purchase consulting, implementation, maintenance and training services directly from consulting organizations instead of purchasing these services from us. While we do not receive any fees directly from these consulting organizations when they contract directly with our customers, we believe that these consulting organizations increase market awareness and acceptance of our software solutions and allow us to focus on software development and licensing. If consulting organizations are unwilling or unable to provide a sufficient level and quality of services directly to our customers or if customers are unwilling to contract directly with these consulting organizations, we may not realize these benefits and our revenues and profitability may be harmed.

     Further, to the extent that consulting organizations do not provide consulting, implementation, maintenance and training services directly to our customers, we need to provide these services to the customers. We provide these services to our customers either directly through our internal professional services organization or indirectly through subcontractors we hire to perform the services on our behalf. Because our margins on service revenues are less than our margins on license revenues, our overall margins decline when we provide services to customers. This is particularly true if we hire subcontractors to perform these services because it costs us more to hire subcontractors to perform these services than to provide the services ourselves.

IF OUR INTERNAL PROFESSIONAL SERVICES ORGANIZATION DOES NOT PROVIDE IMPLEMENTATION SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR REVENUES AND PROFITABILITY WOULD BE HARMED.

     Customers that license our products typically require consulting, implementation, maintenance and training services and obtain them from our internal professional services organization, which employed a staff of 46 as of September 30, 1999, or from outside consulting organizations. RightPoint employed a staff of 11 in its internal professional services organization as of September 30, 1999. When we provide these services we generally recognize revenue from the licensing of our software products as the implementation services are performed. If our internal professional services organization does not effectively implement and support our products or if we are unable to expand our internal professional services organization as needed to meet our customers' needs, our ability to sell software and accordingly our revenues will be harmed.

     In addition, when we sell licenses together with professional services for implementation, we generally recognize the revenue from both the license and the services as we perform the implementation services. Therefore, delays in providing implementation services will delay our recognition of revenue. If we are unable to expand our internal professional services organization to keep pace with sales, we will be required to increase our use of subcontractors to help meet our implementation and service obligations, which will result in lower gross margins. In addition, we may be unable to negotiate agreements with subcontractors to provide a sufficient level and quality of services. If we fail to retain sufficient subcontractors, our ability to sell software for which these services are required will be harmed and our revenues will suffer.

OUR SERVICES REVENUES HAVE A SUBSTANTIALLY LOWER MARGIN THAN OUR PRODUCT REVENUES, AND AN INCREASE IN SERVICES REVENUES RELATIVE TO LICENSE REVENUES COULD HARM OUR GROSS MARGINS.

     E.piphany's services revenues, which includes fees for consulting, implementation, maintenance and training, were 46% of our revenues for the nine months ended September 30, 1999 and 34% of our revenues for the year ended December 31, 1998. RightPoint's services revenues were 21% of its revenues for the year ended June 30, 1999 and 28% of revenues for the three months ended September 30, 1999. Our services revenues have substantially lower gross margins than license revenues. E.piphany's cost of services revenues for the nine months ended September 30, 1999 was 113% of its services revenues. RightPoint's cost of services revenues for the three months ended September 30, 1999 was 128% of its services revenues. An increase in the percentage of total revenues represented by services revenues could adversely affect our overall gross margins.

     Services revenues as a percentage of total revenues and cost of services revenues as a percentage of total revenues have varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of services revenues as compared to license revenues has varied based on the volume of software solution orders compared to the volume of additional user orders. In addition, the amount and profitability of services can depend in large part on:

     - the software solution which has been licensed

     - the complexity of the customers' information technology environment

     - the resources directed by customers to their implementation projects

     - the number of users licensed, and

     - the extent to which outside consulting organizations provide services directly to customers.

THE ACQUISITION OF RIGHTPOINT MAY RESULT IN A LOSS OF EMPLOYEES.

     Despite our efforts to hire and retain quality employees, we might lose some of RightPoint's or our own key employees following our recently completed acquisition of RightPoint. Competition for qualified management, engineering and technical employees in the software industry is intense. We and RightPoint historically have had different corporate cultures, and RightPoint employees may not want to work for a larger, publicly-traded company instead of a smaller, start-up company. Some key employees of RightPoint hold options which partially or fully vest as a result of the merger, and this may affect our ability to retain these employees. In addition, competitors may recruit employees during integration, as is common in high technology mergers. As a result, RightPoint's or our employees could leave with little or no prior notice. We cannot assure you that we will be able to attract, retain and integrate employees following the acquisition.

     In the acquisition, two employees of RightPoint entered into employment and non-competition agreements which restrict their ability to compete with us if they leave us voluntarily. We cannot assure you of the enforceability of these non-competition agreements or that these employees will continue to work at E.piphany under their employment agreements after the acquisition.

THE ACQUISITION OF RIGHTPOINT MAY RESULT IN A LOSS OF CUSTOMERS.

     RightPoint has been dependent on a few key customers. As a result of the acquisition, however, some customers or potential customers may not continue to do business with RightPoint. In such case, we may lose significant revenue RightPoint might have otherwise received had the merger not occurred.

ACCOUNTING CHARGES RELATING TO THE ACQUISITION OF RIGHTPOINT WILL DELAY AND REDUCE OUR PROFITABILITY.

     We accounted for our acquisition of RightPoint under the purchase method of accounting. Under the purchase method, the purchase price of RightPoint was allocated to the assets acquired and liabilities assumed from RightPoint. As a result, we will incur accounting charges from the acquisition which will delay and reduce our profitability. To the extent future events result in impairment of any capitalized intangible assets, the negative effect on our operating results may occur sooner than we expect. These charges include:

     - amortization of intangible assets of approximately $472 million over three years

     - in-process research and development of approximately $22 million, to be expensed in the quarter ended March 31, 2000, and

     - other costs not currently known.

NEW PRODUCT INTRODUCTIONS AND PRICING STRATEGIES BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD RESULT IN PRESSURE TO PRICE OUR PRODUCTS IN A MANNER THAT REDUCES OUR MARGINS.

     Competitive pressures could prevent us from growing, reduce our market share or require us to reduce prices on our products and services, any of which could harm our business.

     We compete principally with vendors of:

     - data management and data analysis software tools such as Accrue, Brio Technology, Broadbase, Business Objects, Informatica, Microstrategy and Sagent Technology

     - enterprise application software such as Oracle, PeopleSoft, SAP and Siebel Systems

     - marketing campaign management software tools such as Exchange Applications, Prime Response and Recognition Systems, and

     - software that recommends products to customers in real time based on business logic rules such as Net Perceptions.

     Many of these companies have significantly greater financial, technical, marketing, service and other resources. Many of these companies also have a larger installed base of users, have been in business longer or have greater name recognition than we do. For example, in fiscal 1999, Oracle's annual revenue exceeded $8.0 billion, and the annual revenue of Siebel Systems in fiscal 1998 exceeded $350 million. Some large companies may attempt to build capabilities into their products that are similar to the capabilities of our products. Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. For example, our competitors' software products may incorporate other capabilities, such as recording accounting transactions, customer orders or inventory management data. A software product that performs these functions, as well as some of the functions of our software solutions, may be appealing to some customers because it would reduce the number of different types of software necessary to effectively run their business. Further, our competitors may be able to respond more quickly than we can to changes in customer requirements.

     In addition, our products must integrate with software solutions provided by a number of our existing or potential competitors. These competitors could alter their products so that our products no longer integrate well with them, or they could deny or delay access by us to advance software releases that allow us to timely adapt our products to integrate with their products.

     Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. This may increase the ability of their products to address the need for software solutions such as ours which provide both the ability to collect data from multiple sources and analyze that data to profile customer characteristics and preferences. Our competitors may also establish or strengthen cooperative relationships with our current or future distributors or other parties with whom we have relationships, thereby limiting our ability to sell through these channels, reducing promotion of our products and limiting the number of consultants available to implement our software.

OUR REVENUES MIGHT BE HARMED BY RESISTANCE TO ADOPTION OF OUR SOFTWARE BY INFORMATION TECHNOLOGY DEPARTMENTS.

     Some businesses may have already made a substantial investment in other third party or internally developed software designed to integrate data from disparate sources and analyze this data or manage marketing campaigns. These companies may be reluctant to abandon these investments in favor of our software. In addition, information technology departments of potential customers may resist purchasing our software solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the market for our products does not grow for any of these reasons, our revenues may be harmed.

IF THE MARKET IN WHICH WE SELL OUR PRODUCTS AND SERVICES DOES NOT GROW AS WE ANTICIPATE, OUR REVENUES WILL BE REDUCED.

     If the market for software that enables companies to establish, maintain and continually improve customer relationships by collecting and analyzing data to design and manage marketing campaigns and customize products and services does not grow as quickly or become as large as we anticipate, our revenues will be reduced. Our market is still emerging, and our success depends on its growth. Our potential customers may:

     - not understand or see the benefits of using these products

     - not achieve favorable results using these products

     - experience technical difficulty in implementing or using these products, or

     - use alternative methods to solve the same business problems.

     In addition, because our products can be used in connection with Internet commerce and we are currently developing additional Internet commerce solutions, if the Internet commerce market does not grow as quickly as we anticipate, we may experience sales which are lower than our expectations.

IF WE FAIL TO DEVELOP NEW PRODUCTS OR IMPROVE OUR EXISTING PRODUCTS TO MEET OR ADAPT TO THE CHANGING NEEDS AND STANDARDS OF OUR INDUSTRY, SALES OF OUR PRODUCTS MAY DECLINE.

     Our future success depends on our ability to address the rapidly changing needs of our customers and potential customers. We must maintain and improve our E.piphany E.4 System and real-time marketing products and develop new products that include new technological developments, keep pace with products of our competitors and satisfy the changing requirements of our customers. If we do not, we may not achieve market acceptance and we may be unable to attract new customers. We may also lose existing customers, to whom we seek to sell additional software solutions and professional services.

     To achieve increased market acceptance of our products, we must, among other things, continue to:

     - improve and introduce new software solutions for reporting and analysis, distributed database marketing and e-commerce

     - integrate RightPoint's real-time marketing offerings with the E.piphany
       E.4 System offerings

     - improve the effectiveness of our software, particularly in implementations involving very large databases and large numbers of simultaneous users

     - enhance our software's ease of administration

     - improve our software's ability to extract data from existing software systems, and

     - adapt to rapidly changing computer operating system and database standards and Internet technology.

     We may not be successful in developing and marketing these or other new or improved products. If we are not successful, we may lose sales to competitors.

     In addition, E.piphany has entered into customer contracts which contain specific performance goals relating to new product releases or enhancements, and if we are not able to meet these goals, we may be required to, among other things, return fees, pay damages and offer discounts.

IF OUR PRODUCTS DO NOT STAY COMPATIBLE WITH CURRENTLY POPULAR SOFTWARE PROGRAMS, WE MAY LOSE SALES AND REVENUES.

     The E.piphany E.4 System and our real-time marketing software must work with commercially available software programs that are currently popular. If these software programs do not remain popular, or we do not update our software to be compatible with newer versions of these programs, we may lose customers.

     In order to operate our software, it must be installed on both a computer server running the Microsoft Windows NT computer operating system and a computer server running database software from Microsoft or Oracle. In addition, users access our software through standard Internet browsers such as Microsoft Internet Explorer. If we fail to obtain access to developer versions of these software products, we may be unable to build and enhance our products on schedule.

     After installation, our software collects and analyzes data to profile customers' characteristics and preferences. This data may be stored in a variety of our customers' existing software systems, including leading systems from Oracle, PeopleSoft, Siebel Systems, SAP and Vantive, running on a variety of computer operating systems. If we fail to enhance our software to collect data from new versions of these products, we may lose potential customers. If we lose customers, our revenues and profitability may be harmed.

IF DATABASE ACCESS BECOMES STANDARDIZED, DEMAND FOR OUR PRODUCTS WILL BE
REDUCED.

     Our products are useful for integrating data from a variety of disparate data sources. Adoption of uniform, industry-wide standards across various database and analytic software programs could minimize the importance of the data integration capabilities of our products. This, in turn, could adversely affect the competitiveness and market acceptance of our products. Also, a single competitor in the market for database and analytic software programs or real time marketing software programs may become dominant, even if there is no formal industry-wide standard. If large numbers of our customers adopt a single standard, this would similarly reduce demand for our product. If we lose customers because of the adoption of standards, we may have lower revenues and profitability.

OUR PRODUCTS HAVE A LONG SALES CYCLE WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS.

     It takes us between three and six months to complete the majority of our sales, but it can take us up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. The period between our initial contact with a potential customer and their purchase of our products and services is relatively long due to several factors, including:

     - the complex nature of our products

     - our need to educate potential customers about the uses and benefits of our products

     - the purchase of our products requires a significant investment of resources by a customer

     - our customers have budget cycles which affect the timing of purchases

     - many of our customers require competitive evaluation and internal approval before purchasing our products

     - potential customers may delay purchases due to announcements or planned introductions of new products by us or our competitors, and

     - many of our customers are large organizations which may require a long time to make decisions.

     The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

IF WE FAIL TO ESTABLISH, MAINTAIN OR EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES, OUR ABILITY TO GROW REVENUES COULD BE HARMED.

     In order to grow our business, we must generate, retain and strengthen relationships with third parties. To date, we have established relationships with several companies, including consulting organizations and system integrators that implement our software, including Andersen Consulting, Cambridge Technology Partners, Ernst & Young and KPMG; resellers, including Acxiom, Harte Hanks and Pivotal; and application service providers that provide access to our software to their customers over the Internet, including Corio, Exactis.com, Bullseye Interactive and Interrelate. If the third parties with whom we have relationships do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, the third parties with whom we have relationships may offer products of other companies, including products that compete with our products. We typically enter into contracts with third parties that generally set out the nature of our relationships. However, our contracts do not require these third parties to devote resources to promoting, selling and supporting our products. Therefore we have little control over these third parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships.

     We must also effectively take advantage of the resources and expertise of third parties to help us develop additional E.piphany E.4 System and real-time marketing software. Our agreements with third parties do not require them to help us develop new software. If we fail to effectively work with third parties, our ability to increase revenues by broadening our software solution offerings, particularly in additional specific industries, will be limited.

IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.

     In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. E.piphany currently receives substantially all of its revenues from direct sales, but we intend to increase sales through indirect sales channels in the future. We need to expand our direct sales force by hiring additional salespersons and sales management.

     We intend to derive our revenues from our indirect sales channels by selling our software through value added resellers. These resellers offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. We also intend to increasingly offer our software through application service providers, who install our software on their own computer servers and charge their customers for access to our software. We need to expand our indirect sales channels by entering into additional relationships with these third parties.

     We have not derived a material amount of revenues from international sales to date, but we expect as part of our strategy to increase international sales principally through the use of indirect sales channels. We will be even more dependent on indirect sales channels in the future due to our international strategy. We also plan to use international direct sales personnel and therefore must hire additional sales personnel outside the United States. Our ability to develop and maintain these channels will significantly affect our ability to penetrate international markets.

OUR REVENUES DEPEND ON A SMALL NUMBER OF LARGE ORDERS FROM OUR TOP CUSTOMERS, AND IF WE FAIL TO COMPLETE ONE OR MORE LARGE ORDERS, OUR REVENUES WILL BE REDUCED.

     To date, we have received a significant portion of our revenues from a small number of large orders from our top customers. For the nine months ended September 30, 1999, Sallie Mae accounted for 13% of E.piphany's total revenues, and for the nine months ended September 30, 1998, Autodesk, Charles Schwab, Hewlett-Packard, Macromedia and Visio accounted for 40%, 22%, 16%, 11% and 10% of E.piphany's total revenues, respectively. For the three months ended September 30, 1999, VoiceStream, Edify, AeroFund Bank, and MediaOne accounted for 42%, 20%, 14%, and 10%, respectively, of RightPoint's total revenues. For the fiscal year ended June 30, 1999, American Express, GTE, and Edify accounted for 41%, 13%, and 12%, respectively, of RightPoint's total revenues. Our operating results may be harmed if we are not able to complete one or more substantial product sales in any future period or attract new customers.

IF CUSTOMERS DELAY INSTALLATIONS OR PURCHASES OF OUR PRODUCTS TO AVOID HAVING TO PERFORM ADDITIONAL TESTS ON THEIR EXISTING SYSTEMS RELATED TO YEAR 2000 COMPLIANCE, OUR REVENUES WILL BE REDUCED IN THE NEAR TERM.

     Many currently installed computer systems and software were written to accept and process only two digits to represent the year when storing dates. Beginning with the year 2000, these systems will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software products used by many companies may need to be upgraded to solve this problem to avoid incorrect or lost data. Some companies may delay installation of new systems into early 2000 to avoid having to perform additional tests on their existing systems. If these customers also defer purchases of our products until their year 2000 problems have been resolved, it will reduce our sales in the near term.

WE HAVE GROWN VERY QUICKLY AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO GENERATE NEW REVENUES AND ACHIEVE PROFITABILITY WOULD BE HARMED.

     We have grown significantly since our inception and will need to grow quickly in the future. Any failure to manage this growth could impede our ability to increase revenues and achieve profitability. E.piphany has increased its number of employees from 21 at December 31, 1997 to approximately 279 employees as of December 31, 1999, including RightPoint's employees. Our recently completed acquisition of RightPoint and future expansion could be expensive and strain our management and other resources. In order to manage growth effectively, we must:

     - hire, train and integrate new personnel

     - continue to augment our financial and accounting systems

     - manage our sales operations, which are in several locations, and

     - expand our facilities.

IF OTHERS CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

     We cannot assure you that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations and we may be unaware of intellectual property rights of others that may cover some of our technology.

     We have been contacted by a company who has asked us to evaluate the need for a license of a patent it holds directed to data extraction technology. This company has filed litigation alleging infringement of its patent against three of our competitors. We cannot assure you that the holder of the patent will not file litigation against us or that we would prevail in the case of such litigation. In addition, the patent holder has informed us that it has applications pending in numerous foreign countries. The patent holder may also have applications on file in the United States covering related subject matter, which are confidential until the patent is issued.

     Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

     However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

     In addition, in all of RightPoint's software license agreements, RightPoint indemnifies its customers against losses attributable to intellectual property infringement by RightPoint's software. Should a third party claim that RightPoint infringes their intellectual property, we could incur substantial costs in defending and resolving such claims.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.

     Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.

     Our pending patent and trademark registration applications may not be allowed or competitors may successfully challenge the validity or scope of these registrations. In addition, our patents may not provide us a significant competitive advantage.

     Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

     In addition, one of the ways in which we charge for our software is based on the number of users at a particular site that will be permitted to use our software. Organizations that have a site license for a fixed number of users for our products may allow unauthorized use of our software by unlicensed users. Unauthorized use is difficult to detect and, to the extent that our software is used without authorization, we may lose potential license fees.

PRIVACY AND SECURITY CONCERNS, PARTICULARLY RELATED TO THE USE OF OUR SOFTWARE ON THE INTERNET, MAY LIMIT THE EFFECTIVENESS OF AND REDUCE THE DEMAND FOR OUR PRODUCTS.

     The effectiveness of our software products relies on the use of customer data collected from various sources, including information collected on Web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of such data for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, the security measures may not be effective against all potential security threats. If a well publicized breach of customer data security were to occur, our software products may be perceived as less desirable, impacting our future sales and profitability.

     In addition, due to privacy concerns, some Internet commentators, consumer advocates, and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. In addition, Internet users can, if they choose, configure their Web browsers to limit the collection of user data for customer profiling. Should many Internet users choose to limit the use of customer profiling technologies, or if major countries or regions adopt legislation or other restrictions on the use of customer profiling data, our software would be less useful to our customers, and our sales and profits could decrease.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL SYSTEMS, OUR SOFTWARE PRODUCTS OR THE PRODUCTS WITH WHICH OUR SOFTWARE INTEGRATES COULD ADVERSELY AFFECT OUR BUSINESS.

     We cannot assure you that we will not experience unanticipated negative consequences relating to problems of computer systems in processing dates after January 1, 2000. These negative consequences include costs associated with:

     - problems with our products

     - problems of the interaction of our products with other software, and

     - loss of data in our internal systems.

     We have tested our current products and tested our prior products to a limited extent. We believe, based on those tests, that our products are year 2000 compliant. Our significant vendors of internal systems have reported that they are also year 2000 compliant or ready. In addition, we have tested our material internal systems other than the systems we acquired from RightPoint. We believe that, based on these tests and assurances of our vendors, we will not incur material costs to resolve year 2000 issues for our products and internal systems. If our tests and inquiries did not uncover all year 2000 problems or we encounter difficulties with RightPoint's internal systems, we could be exposed to damages resulting from year 2000 failures and claims resulting from damages caused by any incorrect data produced by our software, whether through a claim of breach of warranty, product defect or otherwise.

     If our professional services organization does not adequately address existing year 2000 issues of our customers, or there are pre-existing errors in our customer databases, the usefulness of our software may be impaired. Although we cannot control the year 2000 compliance of our customers and their third-party vendors, we may still be subject to claims and liability based on the fact that our products provided incorrect data. These claims could divert significant management, financial and other resources and we may not have adequate commercial insurance to cover these claims.

     If it comes to our attention that there are any year 2000 problems with our products or that some of our third-party hardware and software used in our internal systems or our products is not year 2000 compliant, then we will endeavor to make modifications to our products and internal systems, or purchase new internal systems, before year 2000 problems arise. Although we do not believe that the cost of these modifications and replacements, if any, will materially affect our operating results, we have no other contingency plan to address effects of year 2000 problems with our products and internal systems. We may not be able to resolve problems that we discover before we suffer losses. We cannot assure you that our products and systems will be year 2000 compliant or that we will not incur material expenses or liability relating to the year 2000 problem.

OUR PRODUCTS ARE NEW, AND IF THEY CONTAIN DEFECTS OR OUR SERVICES ARE NOT PERCEIVED AS HIGH QUALITY, WE COULD LOSE POTENTIAL CUSTOMERS OR BE SUBJECT TO DAMAGES.

     E.piphany began shipping its first products in early 1998, and in June 1999, began shipping its E.piphany E.4 System software. RightPoint began shipping its real time marketing software in April 1998. These products are complex and may contain currently unknown errors, defects or failures, particularly since they are new and recently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may be required to:

     - expend significant resources to locate and correct the error

     - delay introduction of new products or commercial shipment of products, or

     - experience reduced sales and harm to our reputation from dissatisfied customers.

     Our customers also may encounter system configuration problems which require us to spend additional consulting or support resources to resolve these problems.

     In addition, our customers generally store their data across computer networks, which are often connected to the Internet. Our software operates across our customers' computer networks and can, at the customer's option, be accessed through an Internet connection. Our software contains technology designed to prevent theft or loss of data. Nevertheless, customers may encounter security issues with their existing databases installed across networks, particularly the Internet, or with our software. A security breach involving our software, or a widely publicized security breach involving the Internet generally, could harm our sales. A security breach involving our software could also expose us to claims for damages.

     Because our software products are used for important decision-making processes by our customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not successful, could:

     - divert the attention of our management and key personnel from our business

     - be expensive to defend, and

     - result in large damage awards.

     Our product liability insurance may not be adequate to cover all of the expenses resulting from a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

     We expect to incur net losses before amortization charges for the foreseeable future. We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue common stock, stockholders will experience additional dilution, which may be substantial. If we need funds and cannot raise them on acceptable terms, we may not be able to:

     - develop or enhance our products

     - take advantage of future opportunities, or

     - respond to customers and competition.

WE INTEND TO EXPAND OUR INTERNATIONAL SALES EFFORTS BUT DO NOT HAVE SUBSTANTIAL EXPERIENCE IN INTERNATIONAL MARKETS.

     Although our international sales have been immaterial to date, we intend to expand our international sales efforts in the future. We have very limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be seriously harmed. In addition, doing business internationally involves greater expense and many additional risks, particularly:

     - unexpected changes in regulatory requirements, taxes, trade laws and tariffs

     - differing intellectual property rights

     - differing labor regulations

     - unexpected changes in regulatory requirements

     - changes in a specific country's or region's political or economic conditions

     - greater difficulty in establishing, staffing and managing foreign operations, and

     - fluctuating exchange rates.

     We plan to expand our international operations in the near future, and this will require a significant amount of attention from our management and substantial financial resources. We have begun our efforts at international expansion in Europe and, as of September 30, 1999, including RightPoint's international presence, we had seven sales and marketing professionals located in the United Kingdom and France. We are also exploring other regions for future expansion.

IF WE ACQUIRE ADDITIONAL COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR ADVERSELY AFFECT OUR OPERATING RESULTS.

     In addition to our recent acquisition of RightPoint, we may acquire or make investments in other complementary companies, services and technologies in the future. Aside from the RightPoint acquisition, we have not completed any acquisitions or investments to date, and therefore our ability as an organization to conduct acquisitions or investments is unproven. If we fail to properly evaluate and execute acquisitions and investments, they may seriously harm our business and prospects. To successfully complete an acquisition, we must:

     - properly evaluate the technology

     - accurately forecast the financial impact of the transaction, including accounting charges and transactions expenses

     - integrate and retain personnel

     - combine potentially different corporate cultures, and

     - effectively integrate products and research and development, sales, marketing and support operations.

     If we fail to do any of these, we may suffer losses or our management may be distracted from our day-to-day operations. In addition, if we conduct acquisitions using convertible debt or equity securities, existing stockholders may be diluted which could affect the market price of our stock.

SEASONAL TRENDS IN SALES OF BUSINESS SOFTWARE MAY AFFECT OUR QUARTERLY REVENUES.

     The market for business software has experienced seasonal fluctuations in demand. The first and third quarters of the year have been typically characterized by lower levels of revenue growth. We believe that these fluctuations are caused in part by customer buying patterns, which are influenced by year-end budgetary pressures and by sales force commission structures. As our revenues grow, we may experience seasonal fluctuations in our revenues.

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THOSE SHARES PURCHASED IN THIS OFFERING, MAY DEPRESS OUR STOCK PRICE.

     If our stockholders or optionees sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     On January 5, 2000, we had 30,128,640 shares of common stock outstanding. Of those shares, 4,772,500 are currently available for sale in the public market. We also released approximately 275,000 shares issued to former stockholders of RightPoint from "lock-up" arrangements on January 12, 2000 all of which are freely tradable. We will issue an additional 1,448,745 shares in this offering. Including those shares and the 1,551,255 shares sold by the selling stockholders, after completion of this offering, we will have a total of 8,047,500 shares eligible for sale in the public market. The remaining shares of our common stock outstanding after this offering will be eligible for sale in the public market as follows:



  NUMBER OF SHARES                                 DATE
  ----------------                                 ----
      1,598,088           At March 20, 2000

     20,669,751           The 91st day after the effectiveness of this offering

        843,751           At June 16, 2000

        316,407           At August 19, 2000

         21,571           At September 22, 2000

          6,250           At September 27, 2000

         74,067           At December 14, 2000


     The above table includes the effect of "lock-up" arrangements which prevent certain existing stockholders from selling or otherwise disposing of their shares of common stock until March 20, 2000 and prevent the selling stockholders our directors, our officers and certain other stockholders from selling or otherwise disposing of any shares of common stock owned by them until the 91st day after the effective date of this offering. The above table excludes options and warrants. Shares issued upon the exercise of outstanding options may generally also be sold in the public market. We and the underwriters may remove the lock-up restrictions in advance without prior notice.

WE DO NOT INTEND TO PAY DIVIDENDS, YOU WILL NOT RECEIVE FUNDS WITHOUT SELLING SHARES AND YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT.

     We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We further cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.


BECAUSE SOME EXISTING STOCKHOLDERS WILL TOGETHER OWN 44.7% OF OUR STOCK, THE VOTING POWER OF OTHER STOCKHOLDERS, INCLUDING PURCHASERS IN THIS OFFERING, MAY BE LIMITED.



     After this offering, it is anticipated that our officers, directors and five percent or greater stockholders will beneficially own or control, directly or indirectly, approximately 14,252,865 shares of common stock, which in the aggregate will represent approximately 44.7% of the outstanding shares of common stock. As a result, if some of these twelve persons or entities act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combination. This may delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling E.piphany to an acquiror than other investors or may want us to pursue strategies that are different from the wishes of other investors.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

     Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors has staggered terms which make it difficult to remove them all at once. The acquiror would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquiror also will not be able to cumulate votes at a meeting, which will require the acquiror to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.

     Our board of directors also has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquiror. In addition,
Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

     Our board of directors could choose not to negotiate with an acquiror that it did not feel was in the strategic interests of E.piphany. If the acquiror was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the antitakeover measures, you could lose the opportunity to sell your shares at a favorable price.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                     BECAUSE THEY ARE INHERENTLY UNCERTAIN

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. The forward-looking statements contained in this prospectus are subject to the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the 1,448,745 shares of common stock offered by us in the offering are estimated to be $231.0 million, after deducting the underwriting discount and estimated offering expenses and assuming no exercise of the underwriters' over-allotment option to purchase 250,000 shares from us and 200,000 shares from a selling stockholder. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.


     The principal purpose of the sale of shares by us in the offering is to obtain additional working capital. We expect to use the net proceeds of this offering for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq Stock Market's National Market under the symbol "EPNY" since September 22, 1999, the date of our initial public offering. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq Stock Market's National Market:


                                                               HIGH       LOW
                                                              -------    ------
Third Quarter 1999 (from September 22, 1999)................  $ 52.38    $38.00
Fourth Quarter 1999 (through January 19, 2000)..............  $262.75    $44.50



     The last reported sale price for our common stock on the Nasdaq Stock Market's National Market was $168.50 per share on January 19, 2000. As of January 5, 2000, we estimate that there were approximately 375 holders of record of our common stock. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers.


                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our existing lines of credit prohibit the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth the following information:

     - the actual capitalization of E.piphany as of September 30, 1999

     - the pro forma capitalization of E.piphany as of September 30, 1999 giving effect to the acquisition of RightPoint, and


     - the pro forma as adjusted capitalization of E.piphany giving effect to the sale of 1,448,745 shares of common stock in this offering by us at an assumed public offering price of $168.50, the last reported sales price for our common stock on January 19, 2000, less underwriting discounts and commissions and estimated offering expenses payable by E.piphany.



                                                                     SEPTEMBER 30, 1999
                                                          -----------------------------------------
                                                                                         PRO FORMA
                                                           ACTUAL       PRO FORMA       AS ADJUSTED
                                                          --------    --------------    -----------
                                                                       (IN THOUSANDS)
Long-term obligations, net of current portion...........  $  7,830       $  7,868        $  7,868
Stockholders' equity:
  Preferred stock; $0.0001 par value, 5,000,000 shares
     authorized, no shares issued or outstanding,
     actual, pro forma and pro forma as adjusted........        --             --              --
  Common stock, $0.0001 par value, 100,000,000 shares
     authorized; 26,975,223 shares issued and
     outstanding, actual; 30,051,884 shares issued and
     outstanding, pro forma; 31,500,629 shares issued
     and outstanding, pro forma as adjusted.............         5              5               5
Additional paid-in capital..............................   113,781        605,694         836,702
Warrants................................................       532            532             532
Note receivable.........................................      (640)          (640)           (640)
Deferred compensation...................................    (3,202)        (3,202)         (3,202)
Accumulated deficit.....................................   (29,614)       (51,614)        (51,614)
                                                          --------       --------        --------
       Total stockholders' equity.......................    80,862        550,775         781,783
                                                          --------       --------        --------
          Total capitalization..........................  $ 88,692       $558,643        $789,651
                                                          ========       ========        ========


     This table excludes, as of September 30, 1999:

     - 6,815,380 shares of common stock reserved for issuance under our stock plans and warrants, of which 3,200,767 shares are subject to outstanding options and warrants, with a weighted average exercise price of $5.99 per share, and

     - 2,000,000 shares reserved for issuance under our 1999 employee stock purchase plan.

                                    DILUTION


     On a pro forma basis as of September 30, 1999, giving effect to the acquisition of RightPoint, the net tangible book value of our common stock was $78.8 million, or approximately $2.62 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 1,448,745 shares of common stock offered by us pursuant to this prospectus and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $309.8 million, or $9.83 per share. This represents an immediate increase in net tangible book value of $7.21 per share to existing stockholders and an immediate dilution in net tangible book value of $158.67 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution.



Public offering price per share.............................           $168.50
Pro forma net tangible book value per share as of September
30, 1999....................................................  $2.62
Increase per share attributable to new investors............   7.21
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................              9.83
                                                                       -------
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $158.67
                                                                       =======



     This table excludes all options and warrants that will remain outstanding upon completion of this offering. See Note 6 of Notes to E.piphany's Financial Statements and Notes to the Unaudited Pro Forma Combined Condensed Financial Information for more information about these options and warrants. The exercise of outstanding options and warrants would increase the dilutive effect to new investors by $1.06 per share.


     The following table sets forth, as of September 30, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders and by the new investors in this offering before deducting the underwriting discount and estimated offering expenses payable by us. Total consideration from existing stockholders includes the value of $427 million from the common stock issued to the RightPoint stockholders in conjunction with the acquisition.


                                          SHARES PURCHASED          TOTAL CONSIDERATION
                                      ------------------------   -------------------------   AVERAGE PRICE
                                        NUMBER      PERCENTAGE      AMOUNT      PERCENTAGE     PER SHARE
                                      -----------   ----------   ------------   ----------   -------------
Existing stockholders...............   30,051,884       95.4%    $533,834,000       68.6%       $ 17.76
New investors.......................    1,448,745        4.6      244,114,000       31.4        $168.50
                                      -----------     ------     ------------     ------
  Total.............................   31,500,629      100.0%    $777,948,000      100.0%
                                      ===========     ======     ============     ======


     If the underwriters' over-allotment option is exercised in full, the following will occur:


     - the percentage of the total number of shares of common stock held by existing stockholders will decrease to 94.6% after the offering, and



     - the number of shares held by new investors will be increased to 1,698,745 or approximately 5.4% of the total number of shares of our common stock outstanding after this offering.

                                SELECTED FINANCIAL DATA

     The following selected financial data and other operating information of E.piphany, which does not include results of RightPoint, as of and for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999 are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The financial data as of and for the nine months ended September 30, 1998 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

     See Note 2 of Notes to E.piphany's Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                                                             YEAR ENDED            NINE MONTHS ENDED
                                                            DECEMBER 31,             SEPTEMBER 30,
                                                         -------------------    -----------------------
                                                          1997        1998         1998          1999
                                                         -------    --------    -----------    --------
                                                                                (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product license......................................  $          $  2,216      $ 1,270      $  5,633
  Services.............................................       --       1,161          705         4,835
                                                         -------    --------      -------      --------
    Total revenues.....................................       --       3,377        1,975        10,468
                                                         -------    --------      -------      --------
Cost of revenues:
  Product license......................................       --           4            3            83
  Services.............................................       --       1,396          847         5,445
                                                         -------    --------      -------      --------
    Total cost of revenues.............................       --       1,400          850         5,528
                                                         -------    --------      -------      --------
Gross profit...........................................       --       1,977        1,125         4,940
                                                         -------    --------      -------      --------
Operating expenses:
  Research and development.............................    1,646       3,769        2,617         4,722
  Sales and marketing..................................    1,200       6,519        4,078        11,576
  General and administrative...........................      373       1,503          987         2,546
  Stock-based compensation.............................        1         799          395         2,314
                                                         -------    --------      -------      --------
    Total operating expenses...........................    3,220      12,590        8,077        21,158
                                                         -------    --------      -------      --------
Loss from operations...................................   (3,220)    (10,613)      (6,952)      (16,218)
Interest income, net...................................       71         283          153            83
                                                         -------    --------      -------      --------
Net loss...............................................  $(3,149)   $(10,330)     $(6,799)     $(16,135)
                                                         =======    ========      =======      ========
Basic and diluted net loss per share...................  $ (2.90)   $  (7.19)     $ (3.62)     $  (2.90)
                                                         =======    ========      =======      ========
Shares used in calculation of basic and diluted net
  loss per share.......................................    1,087       1,437        1,877         5,563
                                                         =======    ========      =======      ========
Pro forma basic and diluted net loss per share
  (unaudited)..........................................             $  (1.17)                  $  (1.00)
                                                                    ========                   ========
Shares used in computing pro forma basic and diluted
  net loss per share (unaudited).......................                8,833                     16,197
                                                                    ========                   ========

                                                               DECEMBER 31,
                                                              ---------------    SEPTEMBER 30,
                                                              1997     1998          1999
                                                              ----    -------    -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $369    $13,595       $89,701
Working capital.............................................   131     12,601        85,765
Total assets................................................   801     16,364        97,976
Long term obligations, net of current portion...............    --        333         7,830
Total stockholders' equity..................................   468     13,440        80,862

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to, those discussed in "Risk Factors" starting on page 5 and elsewhere in this prospectus.

OVERVIEW

     Our E.piphany E.4 System is an integrated set of software solutions that provide capabilities for analysis of customer data and managing distributed database marketing. Companies can implement the E.piphany E.4 System to collect and analyze data from their existing software systems, and from third party data providers, to profile their customers' characteristics and preferences. Business users within these companies can then act on this information by using the E.piphany E.4 System to design and execute marketing campaigns as well as personalize products, services and related interactions.

     E.piphany was founded in November 1996. From our founding through the end of 1997, we primarily engaged in research activities, developing our products and building our business infrastructure. We began shipping our first software product and first generated revenues from software license fees, implementation and consulting fees, and maintenance fees in early 1998. During 1998, we introduced several other software products, and in June 1999, we began shipping our E.piphany E.4 System software solutions. Although our revenues consistently increased from quarter to quarter during 1998, we incurred significant costs to develop our technology and products, to continue the recruitment of research and development personnel, to build a direct sales force and a professional services organization, and to expand our general and administrative infrastructure. Our total headcount has increased from 49 employees at September 30, 1998 to 179 employees at September 30, 1999.

THE RIGHTPOINT ACQUISITION

     We acquired RightPoint Software, Inc. on January 4, 2000 in a merger transaction. RightPoint develops and markets real time marketing software solutions that enable companies to optimize and present marketing offers, promotions, and communications while a customer is interacting with a web site, call center agent or other point of customer interaction. In connection with this transaction, we acquired all of the outstanding shares of capital stock of RightPoint in exchange for approximately 3.1 million shares of our common stock. In addition, options and warrants of RightPoint were converted into options and warrants to purchase approximately 530,000 shares of our common stock.

     RightPoint began offering its current real-time marketing applications in April 1998. RightPoint began generating revenue from its real-time marketing applications in its fiscal year ended June 30, 1998. RightPoint's revenues grew from $806,000 in its fiscal 1998 to $3.5 million in its fiscal 1999. RightPoint also experienced significant increases in headcount during this period. RightPoint grew from 34 employees on June 30, 1998 to 58 employees as of September 30, 1999. RightPoint has incurred substantial costs to develop its products, and to recruit and train personnel for its engineering, sales and marketing services organizations.

     We expect that we will continue to add employees across all departments to invest in the development of technology, to continue to build our direct sales force and professional services organization and to expand our general and administrative infrastructure following the merger. This expansion places significant demands on our management and operational resources. To manage rapid growth and increased demand, we must continue to invest in and implement additional operational systems, procedures and controls.

     We expect that the combination of the companies will result in significant increases in all expense categories. As of September 30, 1999, E.piphany and RightPoint had 46 employees and 11 employees, respectively, engaged in the delivery of services. We expect that the cost of services will increase in absolute dollars as a result of the acquisition and we expect to continue to rapidly grow our professional services organization.

     As of September 30, 1999, E.piphany and RightPoint had 48 employees and 18 employees, respectively, engaged in research and development. We expect that research and development expenses will increase in absolute dollars and may increase as a percentage of revenue as a result of the acquisition.

     As of September 30, 1999 E.piphany and RightPoint had 67 and 21 employees, respectively, engaged in sales and marketing. We expect that sales and marketing expenses will increase in absolute dollars. We expect to incur marketing expenses related to integration of the companies which could result in an increase in sales and marketing expenses as a percentage of revenues as a result of the acquisition. As of September 30, 1999 E.piphany and RightPoint had 18 employees and 8 employees respectively, engaged in general and administrative activities. We expect that general and administrative expenses will increase in absolute dollars and may increase as a percentage of revenue as a result of the acquisition.

     We accounted for the acquisition under the purchase method of accounting and incurred an estimated write-off related to in-process research and development of approximately $22.0 million which will be reflected in the quarter ended March 31, 2000, as the in-process technology acquired had not reached technological feasibility and, in the opinion of our management, has no alternative future use. In addition to the in-process research and development charge we incurred, we recorded intangible assets of approximately $472.0 million which is being amortized ratably over an estimated useful life of three years.

SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY

     We generate revenues principally from licensing our software products directly to customers and providing related professional services including implementation, consulting, support and training. Through September 30, 1999, substantially all of our revenues have been derived from sales within the United States through our direct sales force. Our license agreements generally provide that customers pay a software license fee for one or more software solutions for a specified number of users. The amount of the license fee varies based on which software solution is purchased, the number of software solutions purchased and the number of users licensed. Customers can subsequently pay additional license fees to allow additional users to use previously purchased software solutions or to purchase additional software solutions. Each software solution included in the E.piphany E.4 System contains the same core technology, allowing for easy integration of additional software solutions as they are purchased from us. Customers that purchase software solutions receive the software on compact disc or via Internet delivery.

     Customers generally require consulting and implementation services which include evaluating their business needs, identifying the data sources necessary to meet these needs and installing the software solution in a manner which fulfills their needs. Customers have generally purchased these services directly from us through our internal professional services organization on either a fixed fee or a time and expense basis. We have historically supplemented the capacity of our internal professional services organization by subcontracting some of these services to consulting organizations, especially to those organizations with which we have relationships such as KPMG, Cambridge Technology Partners and Ernst & Young. However, we intend to increasingly encourage customers to purchase services directly from these consulting organizations. We believe that this would increase the number of consultants which can provide consulting and implementation services related to our software products and that it would increase our overall gross margins by increasing our percentage of license revenue, which has substantially higher gross margins than services revenue, as a percentage of total revenue. We also believe that it will encourage these consulting organizations to generate sales leads within their customer base.

     Customers also generally purchase maintenance contracts which provide software upgrades and technical support over a stated term, generally twelve months. Revenue on software upgrades and technical support is recognized ratably over the term of the maintenance contract.

     We recognize product license revenues in accordance with the provisions of American Institute of Certified Public Accounts (AICPA) Statement of Position 97-2, "Software Revenue Recognition." Pursuant to the requirements of Statement of Position 97-2, we recognize product license revenues when all of the following conditions are met:

     - we have signed a noncancellable agreement with the customer

     - we have delivered the software product to the customer

     - the amount of fees to be paid by the customer is fixed or determinable, and

     - we believe that collection of these fees is probable.

     To date, when we manage the implementation process for our customers, the implementation services have been considered essential to the functionality of the software products. Accordingly, both the product license revenues and services revenues are recognized in accordance with the provisions of AICPA Statement of Position 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." Prior to 1999, we recognized substantially all of our revenues using the completed contract method as estimates of costs and efforts necessary to complete the implementation were generally not reliable given our lack of history with implementing our products. In 1999 and future periods, we expect to recognize most of our revenues using the percentage of completion method, and therefore both product license and services revenues are recognized as work progresses. While our software solutions can generally be implemented in less than 16 weeks, implementation can take longer depending on the solution which has been licensed, the number of software solutions licensed, the complexity of the customer's information technology environment and the resources directed by customers to the implementation projects. To date, we have managed the implementation of our solutions for the substantial majority of our customers. When we subcontract services to consulting organizations, we are responsible for managing the implementation. To the extent that customers contract directly with consulting organizations to provide implementation services, we do not manage the implementation, and license revenues are recognized when the relevant conditions of Statement of Position 97-2 are met. Some of our contracts provide for the delivery of unspecified future products over a period of time. Accordingly, payments received from our customers upon the signing of these agreements are deferred and the revenues are recognized ratably over the contract period. Revenue allocated to training and other services is recognized as the services are performed.

COST OF REVENUES AND OPERATING EXPENSES

     Our cost of license revenues primarily consists of license fees due to third parties for integrated technology. Our cost of services revenues includes salaries and related expenses for our implementation, consulting support and training organizations, costs of subcontracting to consulting organizations to provide consulting services to customers and an allocation of facilities, communications and depreciation expenses. Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. We allocate the costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their headcount. These allocated charges include facility rent for corporate offices, communication charges and depreciation expenses for office furniture and equipment.

     Software development costs incurred prior to the establishment of technological feasibility are included in research and development costs as incurred. Since license revenues from our software solutions are not recognized until after technological feasibility has been established, software development costs are not generally expensed in the same period in which license revenues for the developed products are recognized.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

REVENUES

     Total revenues increased to $10.5 million for the nine months ended September 30, 1999, from $2.0 million for the nine months ended September 30, 1998. This rapid growth in revenues reflects our relatively early stage of development, and we do not expect revenues to increase at the same rate in the future. For the nine months ended September 30, 1999, Sallie Mae accounted for 13% of E.piphany's total revenues, and for the nine months ended September 30, 1998, Autodesk, Charles Schwab, Hewlett-Packard, Macromedia and Visio accounted for 40%, 22%, 16%, 11%, and 10% of total revenues, respectively.

     Product license revenues increased to $5.6 million, or 54% of total revenue, for the nine months ended September 30, 1999 from $1.3 million, or 64% of total revenue, for the nine months ended September 30, 1998. The increase in dollar amount of product license revenues was due to both an increase in the number of licenses sold and the average size of the licenses, and resulted primarily from the growth of our direct sales force and the introduction and shipment of new products.

     Services revenues increased to $4.8 million, or 46% of total revenues, for the nine months ended September 30, 1999 from $0.7 million, or 36% of revenues, for the nine months ended September 30, 1998. The increase in dollar amount of service revenues was primarily attributable to increased implementation and consulting services performed in connection with increased license sales and to maintenance contracts sold to our new customers.

     Services revenues as a percentage of total revenues has varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of services revenues as compared to license revenues has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users, which generally do not require services. In addition, the amount of services we provide for a software solution can vary greatly depending on the solution which has been licensed, the complexity of the customers' information technology environment, the resources directed by customers to their implementation projects, the number of users licensed and the extent to which consulting organizations provide services directly to customers. Services revenues as a percentage of total revenues has increased for each of the last three quarters primarily due to growth of our new customer base which has resulted in a higher percentage of new software solution license sales compared to additional user license sales. Services revenues as a percentage of total revenues has also increased because of increased maintenance revenues due to the growth in our customer base. Services revenues have substantially lower margins relative to product license revenues. To the extent that services revenues become a greater percentage of our total revenues and services margins do not increase, our overall gross margins will decline.

     This is especially true when we are required to subcontract with consulting organizations to supplement our internal professional services organization. It generally costs us more to subcontract with consulting organizations to provide these services than to provide these services ourselves. To offset the effect that providing services ourselves or through subcontractors has on our gross margins, we intend to further encourage customers to contract directly with consulting organizations for implementation and consulting services. Encouraging direct contracts between our customers and consulting organizations may also increase the overall amount of services available to customers and generate sales leads. We do not receive any services revenues when customers contract directly with consulting organizations for implementation and consulting services.

COST OF REVENUES

     Total cost of revenues increased to $5.5 million for the nine months ended September 30, 1999 from $0.9 million for the nine months ended September 30, 1998. Cost of product license revenues consists primarily of license fees paid to third parties under technology license arrangements and have not been significant to date. Cost of services revenues consists primarily of the costs of consulting and customer service and support. Cost of services revenues increased to $5.4 million, or 113% of services revenues, for the nine months ended September 30, 1999 from $0.8 million, or 120% of services revenues, for the nine months ended September 30, 1998. The increase in cost of services revenues in absolute dollars resulted primarily from the hiring of additional employees and the subcontracting of consulting services to consulting organizations to support increased customer demand for consulting services. Cost of services revenues has exceeded services revenues due to the rapid growth of our services organization from 5 employees at September 30, 1998 to 46 employees at September 30, 1999 and our investment in experienced management in anticipation of future revenue growth.

OPERATING EXPENSES

Research and Development

     Research and development expenses consist primarily of personnel and related costs associated with our product development efforts. Research and development expenses increased to $4.7 million for the nine months ended September 30, 1999 from $2.6 million for the nine months ended September 30, 1998. The increase in absolute dollars was primarily due to an increase in the number of employees engaged in research and development from 22 employees as of September 30, 1998 to 48 employees as of September 30, 1999. Research and development expenses as a percentage of total revenues decreased from 133% for the nine months ended September 30, 1998 to 45% for the nine months ended September 30, 1999. Research and development expenses as a percentage of total revenues decreased primarily due to growth in our revenues. We believe that investments in product development are essential to our future success and expect that the absolute dollar amount of research and development expenses will increase in future periods.

Sales and Marketing

     Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the costs of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $11.6 million for the nine months ended September 30, 1999 from $4.1 million for the nine months ended September 30, 1998. Sales and marketing expenses as a percentage of total revenues decreased from 206% for the nine months ended September 30, 1998 to 111% for the nine months ended September 30, 1999. The increase in sales and marketing expenses in absolute dollars was primarily attributable to an increase in the number of direct sales, pre-sales support and marketing employees from 18 as of September 30, 1998 to 67 as of September 30, 1999. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of sales offices in additional domestic and international locations including Europe and Asia, and due to expected additional increases in advertising and marketing programs and other promotional activities.

General and Administrative

     General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance and administrative personnel. General and administrative expenses increased to $2.5 million for the nine months ended September 30, 1999 from $1.0 million for the nine months ended September 30, 1998. The increase in general and administrative expenses in absolute dollars was primarily attributable to an increase in the number of executive, finance and administrative employees from 4 as of September 30, 1998 to 18 as of September 30, 1999. We expect general and administrative expenses to increase in absolute dollars in future periods.

Stock-Based Compensation

     Stock-based compensation consists of amortization of deferred compensation in connection with stock option grants and sales of stock to employees at exercise or sales prices below the deemed fair market value of our common stock and compensation related to equity instruments issued to non-employees for services rendered. We have recorded aggregate deferred compensation of $5.9 million related to stock-based compensation to employees. This amount is being amortized over the respective vesting periods of these equity instruments in a manner consistent with Financial Accounting Standards Board Interpretation No.
28. Total stock-based compensation was $2.3 million for the nine months ended September 30, 1999. We expect amortization of approximately $619,000, $1,511,000, $787,000, $312,000, and $26,000 in the last quarter of 1999, the years ended December 31, 2000, 2001, 2002, and the first half of 2003, respectively. See Note 6 to E.piphany's Notes to Financial Statements for further discussion regarding the accounting treatment for stock-based compensation.

INTEREST INCOME, NET

     The decrease in interest income, net of interest expense, for the nine months ended September 30, 1999 was not significant when compared to the same period in the prior year.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

     Our total revenues were $3.4 million in 1998 and were comprised of the first commercial sales of software products and related services fees from implementation, training and support. Product license revenues were $2.2 million in 1998. Services revenues were $1.2 million in 1998. For 1998, product license revenues and services revenues accounted for 66% and 34% of revenues, respectively. We did not recognize any revenues in 1997.

     In 1998, Autodesk, Charles Schwab, Hewlett-Packard, KPMG and Macromedia, accounted for 30%, 17%, 16%, 11% and 11% of total revenues, respectively.

COST OF REVENUES

     Cost of revenues was $1.4 million in 1998. Cost of services revenues as a percentage of services revenues was 120%. Cost of services revenues in 1998 resulted primarily from the hiring of employees and, to a lesser extent, the subcontracting of consulting organizations to support customer demand for consulting and maintenance services. We did not have any revenues in 1997 and thus had no cost of revenues in 1997.

OPERATING EXPENSES

Research and Development

     Research and development expenses increased to $3.8 million, or 112% of total revenues, in 1998 from $1.6 million in 1997. The increase in research and development expenses was related primarily to an increase in the number of employees engaged in research and development to support the development of new products.

Sales and Marketing

     Sales and marketing expenses increased to $6.5 million, or 193% of total revenues, in 1998 from $1.2 million in 1997. The increase in sales and marketing expenses resulted primarily from building a direct sales force and investing in sales and marketing infrastructure which included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional expenses.

General and Administrative

     General and administrative expenses increased to $1.5 million, or 45% of total revenues, in 1998 from $0.4 million in 1997. The increase in dollar amount of general and administrative expenses resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business.

Stock-Based Compensation

     We recorded aggregate deferred compensation of $3.2 million in 1998 related to stock transactions with employees. Of the deferred compensation, $0.7 million was amortized in 1998. Total stock-based compensation was $0.8 million in 1998.

INTEREST INCOME, NET

     Interest income, net of interest expense, increased to $0.3 million from $0.1 million as a result of higher interest income due to higher average cash balances related to capital financing activities, partially offset by higher interest expense due to bank borrowings.

PROVISION FOR INCOME TAXES

     From inception through September 30, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of September 30, 1999, we had $34.6 million of federal and state net operating loss carryforwards to offset future taxable income. The federal net operating loss carryforwards begin to expire on varying dates beginning in 2011 through 2019 and the state operating loss carryforwards begin to expire in 2004. Given our limited operating history, our losses incurred to date and the difficulty in accurately forecasting our future results, management does not believe that the realization of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Therefore, we have recorded a 100% valuation allowance against the deferred income tax asset. See Note 7 of Notes to E.piphany's Financial Statements for the components of the deferred income tax asset.

RECENT OPERATING RESULTS

     For the quarter ended December 31, 1999, our revenues were $8.7 million, representing an increase of 521% over revenues of $1.4 million in the fourth quarter of 1998 and an increase of 64% over the third quarter of 1999. Our licenses revenues were $4.5 million and services revenues were $4.2 million, or 52% and 48% of total revenues, respectively. Excluding the amortization of stock-based compensation, net loss for the quarter was $5.6 million or $(0.24) per share, compared to a net loss of $3.1 million, or $(1.00) per share during the fourth quarter of 1998. Including the amortization of stock-based compensation, net loss for the 1999 fourth quarter was $6.3 million, or $(0.27) per share.

     The gross margin for the quarter was 56%, as compared to 44% in the third quarter of 1999. The increase in gross margin was partially due to increased services revenues and partially due to a lower rate of hiring in anticipation of the addition of RightPoint employees. As we expect to resume normal hiring levels, gross margins may decline compared to the fourth quarter of 1999.

     In addition, RightPoint transactions consummated before January 4, 2000 were generally recognized as revenue before the acquisition. As a significant portion of our revenue is recognized subsequent to the date of the contract, we expect most revenue from RightPoint product sales entered into in the first quarter of 2000 to be recognized in future quarters. This may result in increased losses from operations and an increased loss per share in the first quarter of 2000 compared to the fourth quarter of 1999.

     We added 18 new customers during the quarter ended December 31, 1999 including American Airlines, Xerox, HomeGrocer.com, Mitsubishi Motor America, CoZone.com and Peet's Coffee.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operating activities totaled $10.8 million and $6.1 million for the nine months ended September 30, 1999 and 1998, respectively. Cash used in operating activities for each period resulted primarily from net losses in those periods, and to a lesser extent, increases in accounts receivable. These uses of cash were partially offset by increases in accrued liabilities and deferred revenue.

     Net cash used in investing activities totaled $1.6 million and $0.8 million for the nine months ended September 30, 1999 and 1998, respectively. The increase resulted primarily from the purchase of furniture and equipment, consisting largely of computer servers and workstations.

     Net cash provided by financing activities totaled $88.5 million and $20.0 million for the nine months ended September 30, 1999 and 1998, respectively. The increase was due primarily to the receipt of proceeds from our recently completed initial public offering.

     RightPoint used net cash from operations of $7.4 million and $4.8 million for the years ended June 30, 1999 and June 30, 1998, respectively. Cash used in operating activities for each period resulted primarily from net losses in those periods, and in the year ended June 30, 1999, from the purchase of short-term investments. We expect net cash used from operations to increase as a result of the acquisition.

     At September 30, 1999, we had $89.7 million in cash and cash equivalents, and RightPoint had $4.2 million in cash and cash equivalents. We have a $3.0 million term loan under a senior credit facility that is repayable ratably over a 36 month period beginning March 1, 2000. The term loan bears variable interest at the bank's prime rate plus 0.5%, currently 8.75%. As of September 30, 1999, we had borrowed $3.0 million against this term loan. This loan is secured by essentially all of our assets.

     In addition, we have a subordinated debt facility with Comdisco, Inc. under which we are entitled to borrow up to $10.0 million, of which $5.0 million is currently outstanding, over 42 months beginning June 1999 at a fixed interest rate of 10.0%. All borrowings under the subordinated facility are secured by essentially all of our assets after the rights of senior creditors, and we cannot maintain more than $5.0 million of senior debt without approval of the lender. We also have a $2.0 million equipment lease line with Comdisco. Under the equipment lease line, we are entitled to lease equipment with payment terms extending over 42 months. The ability to lease new equipment expires on May 31, 2000 and borrowings bear interest at 8.5% for the first six months of the lease, and 8.0% thereafter.

     As of September 30, 1999, our principal sources of liquidity included $89.7 million of cash and cash equivalents. We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel, including the acquisition and the addition of RightPoint employees in January, 2000. We believe that our current cash and cash equivalents will be sufficient to meet our anticipated liquidity needs for working capital and capital expenditures for at least 12 months. If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or debt securities or secure an additional bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us in the future.

YEAR 2000 ISSUES

     We are aware of the issues surrounding the year 2000 and problems relating to computers and computer software incorrectly distinguishing between 21st and 20th century dates. Year 2000 issues could affect both our products and services as well as our internal management control systems.

     With respect to our products, we have designed our E.piphany E.4 System and other products to be year 2000 compliant. We have tested our E.piphany E.4 System and RightPoint has tested its system for year 2000 compliance. Based on these tests and input from our customers using the E.piphany E.4 System, we believe our software is year 2000 compliant. We have also tested our prior products, but only to a limited extent. Based on these tests and input from our customers, we believe that our prior products are also year 2000 compliant. We therefore do not expect to expend significant resources to resolve year 2000 errors in our products. However, we cannot be certain that our test procedures, particularly the limited tests we performed on our prior products, will uncover all possible year 2000 errors in our products. In some cases, we have warranted to our customers that our products are year 2000 compliant. If our tests and design measures have failed to discover and resolve all year 2000 problems in our products, we could be liable to customers for breach of warranty, product defects or otherwise.

     In addition, some of the enterprise databases and Web browsers with which our software interacts may not be year 2000 compliant. If our customers' databases are not year 2000 compliant, our internal professional services organization may need to address these existing year 2000 issues. Also, preexisting data in our customers' databases accessed by our software may already contain year 2000 errors. Our professional services organization may not be able to adequately address existing year 2000 issues. Although we cannot control the year 2000 compliance of our customers and their third-party vendors, we may still be subject to claims and liability based on the fact that our products provided incorrect data. These claims could divert significant management, financial and other resources and we may not have adequate commercial insurance to cover these claims.

     With respect to our information technology and management functions, we have inquired of the year 2000 compliance of our material hardware and software vendors related to internal accounting, management and product development. We have also tested our systems other than systems we acquired from RightPoint, but only to a very limited extent. We have not tested the RightPoint systems. Based on the representations of our vendors and those internal tests we have conducted, we do not believe we will incur material losses relating to upgrade and replacement of our systems or from failure of our systems.

     We implemented a new accounting and management reporting system in late 1999 for business reasons unrelated to year 2000. We have been assured that our new system is also year 2000 compliant by the vendor. If any of our vendors' representations regarding their products are not accurate, or if we encounter unknown year 2000 problems relating to the interaction of our systems, we could incur significant expenses to resolve these issues or damages resulting from a failure of our systems to perform correctly. For example, if our accounting system fails to properly record our transactions, we would need to devote staff or hire a third party to correct the problem, could lose important data and would have difficulty planning and reporting without accurate financial information.

     In the event we discover year 2000 problems in our products or internal systems, we will endeavor to resolve these problems by making modifications to our products or systems or purchasing new systems on a timely basis. However, we have no other contingency plan to address the effect of year 2000 problems with our products and internal systems. In addition, the effect of year 2000 on our customers generally, or on our banks, stock markets and other infrastructure functions is unknown. We cannot assure you that our products and systems will be year 2000 compliant or that we will not incur material expenses or liability relating to the year 2000 problem. Our costs of year 2000 compliance to date have not been material and we do not anticipate material year 2000 compliance costs in the future.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, certain unaudited quarterly financial results for the seven quarters ended September 30, 1999. The statement of operations data has been derived from our unaudited financial statements. In management's opinion, these statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. Historical operating results are not necessarily indicative of the results that may be expected for any future period.

                                                                           THREE MONTHS ENDED
                                       ------------------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1998        1998         1998            1998         1999        1999         1999
                                       ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
STATEMENTS OF OPERATIONS DATA
Revenues:
  Product license....................   $   137    $   396       $   737        $   946       $ 1,136    $ 1,793       $ 2,704
  Services...........................        90        240           375            456           758      1,437         2,640
                                        -------    -------       -------        -------       -------    -------       -------
    Total revenues...................       227        636         1,112          1,402         1,894      3,230         5,344
                                        -------    -------       -------        -------       -------    -------       -------
Cost of revenues:
  Product license....................        --         --             3              1             5         20            58
  Services...........................       127        243           477            549           827      1,661         2,957
                                        -------    -------       -------        -------       -------    -------       -------
    Total cost of revenues...........       127        243           480            550           832      1,681         3,015
                                        -------    -------       -------        -------       -------    -------       -------
Gross profit.........................       100        393           632            852         1,062      1,549         2,329
                                        -------    -------       -------        -------       -------    -------       -------
Operating expenses:
  Research and development...........       724        920           973          1,152         1,294      1,571         1,857
  Sales and marketing................       862      1,398         1,818          2,441         2,763      3,588         5,225
  General and administrative.........       172        437           378            516           456        828         1,262
  Stock-based compensation...........        --          2           393            404           603        969           742
                                        -------    -------       -------        -------       -------    -------       -------
    Total operating expenses.........     1,758      2,757         3,562          4,513         5,116      6,956         9,086
                                        -------    -------       -------        -------       -------    -------       -------
Loss from operations.................    (1,658)    (2,364)       (2,930)        (3,661)       (4,054)    (5,407)       (6,757)
Interest income, net.................        63         66            24            130            95         20           (32)
                                        -------    -------       -------        -------       -------    -------       -------
Net loss.............................   $(1,595)   $(2,298)      $(2,906)       $(3,531)      $(3,959)   $(5,387)      $(6,789)
                                        =======    =======       =======        =======       =======    =======       =======
AS A PERCENTAGE OF TOTAL REVENUES
Revenues:
  Product license....................        60%        62%           66%            67%           60%        56%           51%
  Services...........................        40         38            34             33            40         44            49
                                        -------    -------       -------        -------       -------    -------       -------
    Total revenues...................       100        100           100            100           100        100           100
                                        -------    -------       -------        -------       -------    -------       -------
Cost of revenues:
  Product license....................        --         --            --             --            --          1             1
  Services...........................        56         38            43             39            44         51            55
                                        -------    -------       -------        -------       -------    -------       -------
    Total cost of revenues...........        56         38            43             39            44         52            56
                                        -------    -------       -------        -------       -------    -------       -------
Gross profit.........................        44         62            57             61            56         48            44
                                        -------    -------       -------        -------       -------    -------       -------
Operating expenses:
  Research and development...........       319        145            88             82            68         49            35
  Sales and marketing................       380        220           163            174           146        111            98
  General and administrative.........        76         69            34             37            24         26            23
  Stock-based compensation...........        --         --            35             29            32         30            14
                                        -------    -------       -------        -------       -------    -------       -------
    Total operating expenses.........       775        434           320            322           270        216           170
                                        -------    -------       -------        -------       -------    -------       -------
Loss from operations.................      (731)      (372)         (263)          (261)         (214)      (168)         (126)
Interest income, net.................        28         10             2              9             5          1            (1)
                                        -------    -------       -------        -------       -------    -------       -------
Net loss.............................      (703)%     (362)%        (261)%         (252)%        (209)%     (167)%        (127)%
                                        =======    =======       =======        =======       =======    =======       =======

     Our quarterly revenues increased throughout 1998 and the first three quarters of 1999 primarily as a result of the introduction of our first commercially available software products and the growth of our direct sales force. Cost of revenues has increased in each of these quarters as a result of the hiring of employees and the cost of subcontracting with consulting organizations to support customer demand for consulting and maintenance services. Total operating expenses increased in each quarter primarily due to increased expenses associated with building a sales and marketing infrastructure including the development of a direct sales force, increased spending on research and development to support new product introductions and an increase in general and administrative expenses to manage our expanding operations.

     Services revenues as a percentage of total revenues has varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of services revenues as compared to license revenues has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users, which generally do not require services. In addition, the amount of services we provide for a software solution can depend in large part on the solution which has been licensed, the complexity of the customers' information technology environment, the resources directed by customers to their implementation projects, the number of users licensed and the extent to which consulting organizations provide services directly to customers. Services revenues as a percentage of total revenues has increased for each of the last three quarters primarily due to growth of our new customer base which has resulted in a higher percentage of new software solution license sales compared to additional user license sales.

     Cost of services revenues as a percentage of total revenues has increased each of the last three quarters, primarily as a result of the increased services revenues as a percentage of total revenues. Cost of services revenues can also depend on the extent to which we subcontract with consulting organizations to provide services to our customers, which is generally more expensive than performing such services with internal resources. Our operating expenses as a percentage of total revenues have generally decreased from quarter to quarter due to our relatively early stage of development and our historical rapid revenue growth.

     Although we have a limited operating history, we believe that quarterly operating results may experience seasonal fluctuations in the future. For instance, quarterly results may fluctuate based on client calendar year budgeting cycles, slow summer purchasing patterns in Europe and our compensation policies that tend to compensate sales personnel, typically in the latter half of the year, for achieving annual quotas.

MARKET RISK

     The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the risk factors section of this prospectus.

Foreign Currency Exchange Rate Risk

     To date, all of our recognized revenues have been denominated in U.S. dollars and primarily from customers in the United States, and our exposure to foreign currency exchange rate changes has been immaterial. We expect, however, that future product license and services revenues may also be derived from international markets and may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Although we will continue to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

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

Interest Rate Risk

     As of September 30, 1999, we had cash and cash equivalents of $89.7 million which consist of cash and highly liquid short-term investments. Declines of interest rates over time will reduce our interest income from our short-term investments. Based upon our balance of cash and cash equivalents, a decrease in interest rates of 0.5% would cause a corresponding decrease in our annual interest income by approximately $448,000. As of September 30, 1999, we had total short term and long term debt outstanding of $629,000 and $2,737,000, respectively, which contain interest rates that are tied to the prime rate. Therefore, we are subject to exposure to interest rate risk for these borrowings based on fluctuations in the prime rate.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting For Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000, or January 1, 2001 for us. This statement will not have a material impact on the financial condition or results of our operations.

     In December 1998, the AICPA issued Statement of Position (SOP) 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of some provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not anticipate that this statement will have a material adverse impact on our statement of operations.

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

                                    BUSINESS

E.PIPHANY OVERVIEW

     We develop and market software that helps companies establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. Our E.piphany E.4 System is an integrated family of software solutions that companies can deploy to collect and analyze data from their existing software systems, and from third party data providers, to profile their customers' characteristics and preferences. Business users within these companies can then act on this information by using the E.piphany E.4 System to design and execute marketing campaigns as well as personalize products, services and related interactions. We have recently extended our product offerings to enable companies to make marketing offers in real time during interactions initiated by customers. Companies can implement the E.piphany E.4 System to collect and analyze data from their existing software systems and from third party data providers to profile their customers' characteristics and preferences. By using our software to address the unique characteristics and preferences of each customer, we believe companies are able to improve the longevity and profitability of their customer relationships.

INDUSTRY BACKGROUND

     The Internet is fundamentally changing the way businesses interact with their customers and suppliers. Consumers can use the Internet to more quickly evaluate products and prices from a wide range of vendors without regard to geographical constraints. At the same time, companies across a variety of industries are using the Internet to redefine the way that goods and services are marketed, sold and distributed.

     To remain competitive in this dynamic business environment, many companies are seeking to increase the longevity and profitability of their customer relationships. We believe companies that improve their understanding of their customers can gain the loyalty of their most profitable customers by personalizing products, services and related interactions based on each customer's characteristics and preferences. Furthermore, when companies understand individual customer preferences, they can market complementary products, known as "cross-selling," or market higher-end products, known as "up-selling." To execute on these marketing strategies, companies need to establish a single view of each customer across all of the company's various departments, distribution channels and points of customer interaction. Companies must then leverage this knowledge to market to customers through proactive marketing campaigns, as well as by making marketing decisions in real time when a customer initiates contact with the company. Finally, to better serve customers, companies can use their knowledge of their customers to better anticipate customer demand and optimize their processes for fulfilling customer orders. For example, a company that identifies that many customers prefer a particular product can increase inventories of that product to meet anticipated demand.

     Over the past two decades, companies have invested in software applications that reduce costs by automating business processes. AMR Research, an industry and market analysis firm, estimates that, from 1995 through 1998, companies spent more than $56 billion on industrial enterprise software applications that are focused on automating sales, support, manufacturing, distribution and finance processes. More recently, companies have begun investing in Internet infrastructure software, including systems that enable commercial transactions over the Web, as well as systems that monitor and track customers' behavior on Web sites. Many companies also continue to operate older, custom-built systems that automate critical business processes, such as order processing and accounting. All of these applications have allowed companies to collect and store enormous volumes of customer data, including customer demographic information, historical purchasing information or delivery specifications. This data is often augmented by marketing data from third-party data providers.

     Despite the vast amounts of data generated, these applications remain focused on automating business processes, rather than helping companies better understand their customers or manage marketing

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

campaigns. Moreover, because these data reside in disparate computer systems in different departments or are delivered from third parties, combining and analyzing this information to provide a single view of the customer is a significant challenge. For example, a company may have over time acquired sales, customer service, and distribution software applications, each operating on a different computer system. In addition, many companies' Internet commerce systems operate independently of systems that automate their traditional sales channels and fulfillment processes. Because these applications and systems serve different purposes, they collect vastly different types of customer data. To analyze and act on disparate corporate data, many companies have attempted to integrate multiple software tools designed to either extract data from various software systems, store it in a central repository, analyze the data or manage marketing campaigns. Many of these internally assembled software systems require substantial amounts of time to integrate and customize, making them expensive to implement and maintain. Moreover, these tools often have complex user interfaces that are not accessible to all business users in a company. Finally, these tools are typically not able to collect and analyze data in real time to rapidly make marketing offers when a customer initiates contact with the company.

     To allow all business users within a company to better understand and act on customer information collected from multiple sources, companies need new software solutions. These software solutions should be:

     - Focused on establishing, maintaining and improving customer relationships. Software should allow companies to identify and differentiate their current and potential customers and act on that knowledge to provide products, services, and related interactions personalized to each customer's preferences.

     - Deployable to all business users and points of interaction with customers. Software should be designed to offer the ease of use and availability of the Web to enable all business users -- not just information technology professionals and specialized analysts -- to access, understand and act on customer information. Additionally, software should easily integrate with companies' existing software to collect all relevant customer information and enable personalized interactions at each point of customer interaction.

     - Packaged to offer faster and less expensive implementation. Software should minimize the time and expense of implementation and maintenance by including in a single integrated system all of the technologies required to extract, store, analyze and act on customer data. In addition, the software should be designed to solve specific business problems without substantial customization.

     - Designed to generate marketing recommendations in real time. Software should enable companies to market to customers in real time during interactions initiated by the customer, such as Web site visits or contact with a customer support call center. This capability requires software systems to collect and analyze customer information and then immediately make a personalized marketing recommendation in real time.

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

THE E.PIPHANY SOLUTION

     Companies can use our software to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. Our E.piphany E.4 System allows companies to profile customers' characteristics and preferences by collecting and analyzing data from their existing software systems and third party data providers. Business users within these companies can then act on this information by using our E.piphany E.4 System to design and execute marketing campaigns as well as personalize products, services and related interactions. We believe that our software is differentiated by its combination of the following characteristics:

     Software designed to establish, maintain and improve customer relationships. Our software helps companies establish, maintain and improve customer relationships by:

     - Identifying customers. Our software can be used by companies to better identify their customers by aggregating and analyzing data from existing software systems as well as from third-party data providers,

     - Differentiating customers. Our software allows companies to differentiate their customers by analyzing customer groups according to demographics, profitability, length of sales cycle, cross-sell success rates and other company-defined criteria,

     - Interacting with customers more personally. Our software helps companies to extend customer information to all employees that interact with customers as well as integrate this information with Internet infrastructure software that generates Web pages and e-mail. Moreover, our software can be used to design and execute marketing campaigns that tailor marketing messages to each customer based on his or her specific characteristics and preferences, and

     - Personalizing products, services and related interactions. Our software helps companies collect and analyze the data required to personalize products, services and related interactions based on customer characteristics and preferences. In addition, companies can use our software to better anticipate customer demand and to manage their processes for fulfilling orders in a more efficient manner.

     Web-based design to promote ease of use and wide-scale deployment to business users. Our software offers an easy to use interface that is similar to those used on most Web sites. The interface is accessed by business users across a corporate network or the Internet using a Web browser, such as Microsoft Internet Explorer. The software is installed by the customer in a central location, either on the customer's own computer servers or on those of a third-party hosting service. This Web-based design does not require our software to be installed on each user's computer, which reduces the costs of deploying and maintaining software.

     Packaged software for faster and less expensive implementation. Our software solutions are integrated to combine all of the technologies required to collect and analyze customer data and manage marketing campaigns. As a result, companies do not need to combine multiple vendors' software tools -- each of which offers only limited capabilities -- into a single software solution and then customize this software solution to meet their needs. Our software solutions can generally be implemented in 16 weeks or less.

     Designed to generate marketing recommendations in real time. Our software has been designed to generate marketing recommendations in real time during interactions initiated by a customer. For example, the E.piphany E.4 System can collect data while a customer navigates a company's Web site or speaks to a call center operator. Our software immediately analyzes that data along with existing customer data to determine a customized marketing offer to present to the customer. The offer is then delivered through integration at the point of customer contact, such as dynamically presenting Web site content or presenting a script to a call center operator within their existing call center software application.

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

E.PIPHANY STRATEGY

     We intend to be the leading provider of software that companies can use to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. Key elements of our strategy include:

     Extend the breadth and depth of our product offerings. We intend to continue to invest in research and development to build new software to extend the range of problems that we solve. In particular, we intend to expand our software offerings for Internet commerce and to develop new software that solves additional problems in fulfillment, logistics and operations. We believe that maintaining and enhancing our products is important to our ability to expand our market share, retain existing customers and acquire new customers.

     Develop industry-specific software products. In the future, we plan to offer versions of our software designed specifically for industries such as financial services, high technology, Internet commerce, healthcare, telecommunications and manufacturing. We intend to use the industry expertise of our professional services organization and the consultants, system integrators and other companies with which we have relationships to help us extend our software to solve business problems specific to these industries.

     Increase market penetration by expanding our sales and distribution capabilities. In addition to growing our direct sales force, we have developed a limited number of contractual relationships with consultants, systems integrators and resellers that we believe will allow us to extend our sales presence. We intend to use these relationships to support sales and help us develop new E.piphany E.4 System software solutions. We also intend to build our international presence through relationships with consulting organizations and systems integrators that have a strong international presence, such as KPMG, in addition to increasing the size of our direct sales force.

     Offer our software through application service providers. In addition to licensing our software directly to end-users, we intend to increasingly offer our software through Internet-based applications service providers. For example, we have recently entered into an applications service provider relationship with Corio. Applications service providers host our software on their own servers, integrate the software with their customers' existing systems and then allow their customers to utilize our software over the Internet for a fee. These applications service providers pay us fees for the right to host our applications for their customers and a subscription fee for each of their customers. We believe that the applications service provider option will be particularly attractive to pure Internet commerce companies, as well as mid-sized companies that typically have limited internal information technology resources. We also intend to develop our own services that would complement the applications hosting services offered by our partners. We intend to market our services under the E.piphany.net brand.

E.PIPHANY PRODUCTS

     The E.piphany E.4 System includes multiple software solutions designed to solve specific business problems in areas such as sales, marketing, finance and Internet commerce. Each of these software solutions incorporate core technologies that we have designed to extract data from existing software systems, store it in a central repository, analyze the data to discover customer characteristics and preferences, and manage marketing campaigns. Our software solutions can be deployed simultaneously or in incremental steps as our customers address new business problems.

     The E.piphany E.4 System software solutions are grouped into three product families:

     - Reporting & Analysis

     - Distributed Database Marketing, and

     - E-Commerce.

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

Reporting & Analysis

     Our Reporting & Analysis software solutions allow any business user with a Web browser to easily analyze customer, supplier and operational data from across the enterprise and the Internet. To support this capability, we have designed the E.piphany E.4 System to extract and manage data from a wide variety of electronic data sources regardless of their format. The analytical capabilities of our software solutions range from aggregating data from disparate software systems to the application of complex statistical formulas to that data, known as data mining. Once our software solutions have analyzed the data, they present the resulting information in an easy-to-use format, such as graphs and tables. The following are our current Reporting & Analysis software solutions:

--------------------------------------------------------------------------------------------
  SOFTWARE SOLUTION                 DESCRIPTION
--------------------------------------------------------------------------------------------
  Bookings, Billings &              Analyzes bookings, billings, backlog and other sales
  Backlog/Sales                     data to identify trends and the status of sales for
  Reporting & Analysis              sales managers and finance personnel.
--------------------------------------------------------------------------------------------
  Customer Relationship             Analyzes customer data from sales and support
  Management Reporting &            applications so that sales support and service managers
  Analysis                          can better understand the quantity and status of sales
                                    leads, customer inquiries and service calls as well as
                                    forecast future sales using data mining techniques such
                                    as trend analysis.
--------------------------------------------------------------------------------------------
  Channel Sell-Through              Analyzes sales data from indirect business channels such
  Management                        as resellers and distributors. Sales managers can use
                                    this information to track channel inventory trends,
                                    distributors' profit margins or other metrics to better
                                    manage sales through indirect channels.
--------------------------------------------------------------------------------------------
  Call Center Reporting &           Analyzes data from call centers. Managers of call
  Analysis                          centers can use this information to improve call center
                                    efficiency by tracking metrics such as the average cost
                                    and time for problem resolution, the frequency of
                                    customer contact, the profitability of individual
                                    representatives and the most common types of customer
                                    calls.
--------------------------------------------------------------------------------------------
  Customer Profitability            Analyzes data to segment customers according to their
                                    current and potential profitability and also calculates
                                    the profitability of divisions, geographies and the
                                    entire company. Managers throughout the company can use
                                    this information to better understand which customers
                                    and areas of the business they should target for
                                    profitability improvements.
--------------------------------------------------------------------------------------------
  Branch Information                Analyzes data from branch office systems so that branch
                                    managers can track regional sales, profile their
                                    customers and market to those customers.
--------------------------------------------------------------------------------------------

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

Distributed Database Marketing

     Our Distributed Database Marketing software solutions allow employees in a company's marketing department to collaborate on planning and designing marketing campaigns that target each customer based on his or her specific characteristics and preferences. Once a campaign is designed, our software solutions can execute the campaign through direct mail, personalized e-mail, customized Web pages and other points of customer interaction. When campaigns are executed, our Distributed Database Marketing software solutions analyze response data to refine and tune campaigns. The following are our current Distributed Database Marketing software solutions:

--------------------------------------------------------------------------------------------
  SOFTWARE SOLUTION                 DESCRIPTION
--------------------------------------------------------------------------------------------
  Cross-sell/Up-sell                Analyzes customer characteristics using data mining
                                    techniques to identify opportunities to sell
                                    complementary or higher-end products to existing
                                    customers, and then enables business users to plan,
                                    execute, measure and refine marketing campaigns.
--------------------------------------------------------------------------------------------
  Campaign Performance              Monitors the response rates, costs and profitability of
  Measurement                       corporate and regional marketing campaigns, and also
                                    predicts the likely returns on marketing campaign
                                    investments.
--------------------------------------------------------------------------------------------
  Loyalty Program Management        Analyzes customer buying and attrition data to enable
                                    companies to better identify and understand their most
                                    loyal customers as well as measure and improve the
                                    effectiveness of their loyalty programs.
--------------------------------------------------------------------------------------------
  Customer Acquisition              Identifies promising potential customers by using data
                                    mining techniques to analyze data from third party data
                                    providers, advertising programs and promotional events
                                    and then enables business users to plan, execute,
                                    measure and refine marketing campaigns to attract those
                                    customers.
--------------------------------------------------------------------------------------------
  Attrition Management              Enables companies to determine why some customers
                                    terminate their relationships with the company.
                                    Companies can then use this information to maximize the
                                    retention of profitable customers and manage the
                                    attrition of unprofitable customers.
--------------------------------------------------------------------------------------------

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

E-Commerce

     Our E-Commerce software solutions help companies analyze customer behavior on Internet commerce Web sites and personalize those sites by integrating customer preference data into the software that generates Web pages. As a result, each time a customer accesses the company's Web site, the customer will see and interact with a Web site personalized for his or her preferences. These software solutions also enable companies to design and execute Internet commerce marketing campaigns through e-mail and other points of e-commerce customer interaction, as well as personalize products, services and related transactions based on customer preference information. Finally, these systems can be used to measure the effectiveness of companies' Internet commerce initiatives as well as their effect on traditional business channels. The following are our current E-Commerce software solutions:

--------------------------------------------------------------------------------------------
  SOFTWARE SOLUTION                 DESCRIPTION
--------------------------------------------------------------------------------------------
  E-Commerce Reporting &            Analyzes Internet commerce purchasing patterns and Web
  Analysis                          site effectiveness. Marketing and finance personnel can
                                    use this solution to analyze customer behavior on Web
                                    sites, including Web site navigation and purchase
                                    patterns. Companies can also use this solution to
                                    measure the effect of Internet commerce on traditional
                                    sales, marketing and distribution channels and overall
                                    corporate profitability.
--------------------------------------------------------------------------------------------
  E-Commerce Campaigns              Allows marketing personnel to manage marketing campaigns
                                    through e-mail and Web sites in addition to conventional
                                    direct mail and phone solicitations.
--------------------------------------------------------------------------------------------
  Emailer                           Allows marketing personnel to personalize and send
                                    e-mails based on customer characteristics and
                                    preferences, track e-mail delivery and responses, embed
                                    Internet addresses in e-mails to provide personalized
                                    Web pages and customized offers and finally, measure and
                                    help manage the effectiveness of Internet marketing
                                    campaigns.
--------------------------------------------------------------------------------------------
  Product Customization             Analyzes customer preference data so that product
                                    development personnel can personalize products for
                                    individual customers as well as develop new products
                                    based on current customer preferences.
--------------------------------------------------------------------------------------------
  Real-Time Campaigner              Allows companies to cross-sell, up-sell and deliver
                                    marketing offers for individual customers in real time
                                    across both Internet and traditional points of customer
                                    interaction. This solution is currently available on a
                                    stand alone basis and integrates with our customers'
                                    existing data warehouse investments and our E.piphany
                                    E.4 System. We expect to offer this solution as an
                                    integrated part of our E.piphany E.4 System in the first
                                    half of 2000 as well as continue to offer this solution
                                    on a stand alone basis.
--------------------------------------------------------------------------------------------

PROFESSIONAL SERVICES

     Our internal professional services organization plays an integral role in implementing our software for our customers as well as supporting and training our customers. We believe that providing a high level of customer service and technical support is critical to the satisfaction of our customers. Our professional services staff currently consists of 72 employees. Our professional services offerings include:

     Consulting and implementation services. We offer consulting and implementation services focused on configuring and implementing software solutions to meet each of our customer's unique needs. These services are delivered primarily by our internal professional services organization, but also by outside consulting organizations. When we work with third party consulting organizations we typically subcontract to these consulting organizations or enter into contracts with them to collaborate on specific projects. We believe that our consulting services enhance the quality of our software solutions, accelerate the implementation of our solutions and share best business practices with client project teams.

     Maintenance services. We provide our customers with extensive maintenance services including telephone support, Web-based support and updates to our products and documentation. We enter into maintenance contracts separate from our product license agreements. Fees are typically 15 to 20% of the license fees for the associated software products.

     Training services. We offer extensive training programs to our customers and other companies with which we have relationships to accelerate the implementation and adoption of our solutions by the users within a company. Fees for our training services are typically charged separately from our software license fees and consulting fees.

     In addition to implementing our software and supporting our customers, our professional services organization works closely with our internal research and development organization to design new E.piphany E.4 System software solutions. Experience gained by our professional services organization through repeated implementation of our products is routinely conveyed to our research and development staff. Our research and development staff then uses this experience to design new features into new releases of its software.

E.PIPHANY E.4 SYSTEM TECHNOLOGY

     The E.piphany E.4 System includes core technologies that enable our software solutions to extract, manage and analyze data from existing systems as well as manage marketing campaigns. These software technologies allow our internal research and development organization to rapidly build and deploy new software solutions as market opportunities arise, without re-developing and configuring the underlying technologies. The major elements of the E.piphany E.4 System's core technologies include:

     EpiCenter. EpiCenter is the E.piphany E.4 System software technology we developed for storing and managing data. Our software solutions utilize EpiCenter to retrieve the data that they require to perform their analysis and distributed database marketing. Key functional elements of EpiCenter include:

     - Adaptive Schema Generator. The Adaptive Schema Generator is the software technology that we developed and market as a part of the E.piphany E.4 System. It automatically reconfigures EpiCenter, based on high-level specifications, each time a customer's software solutions are modified. This technology enables rapid customization of our products to meet the specific and dynamic business needs of our customers and allows system administrators to avoid having to manage complex data storage design tasks.

     - Metadata integration. All of the components of the E.piphany E.4 System are integrated through our metadata, which is a high-level, software-based description of a customer's E.piphany E.4 System and the data which resides in that system. Generic metadata is included in the E.piphany E.4 System when shipped, and is continually updated by the E.piphany E.4 System as consultants or users make changes to any portion of the system. As a result, when new data elements or functions are added to any software component of a customer's E.piphany E.4 System, all other software components are able to recognize the change and adapt accordingly.

     - Accelerators. We have integrated into the E.piphany E.4 System mathematical formulas called accelerators that improve the performance of our software by pre-computing some information, creating special indices and providing "hints" to the system on how to optimize the processing of user queries.

     Data extraction and transformation. Our E.piphany E.4 System offers a powerful approach to extracting data from various sources and transforming that data before loading it into EpiCenter. Central to this capability are our Packaged Semantic Transformations, which are rules that change customer data into a format well-suited for data analysis by business users.

     Software application server. Our software application server is the software technology that we developed to manage the mathematical formulas that are used to analyze data in response to user queries. In addition, the software application server generates the user interface that end-users interact with through their Web browsers.

     Our Real Time Campaigner application, which we expect to integrate into our E.piphany E.4 System, includes the following technologies:

     Real-Time Campaign Server. Our Real-Time Campaign Server executes the marketing campaigns developed by end users for real-time marketing recommendations. When a customer makes contact with the company through, for example, a Web site or a call center, our Real-Time Campaign Server accesses existing customer information, pre-defined campaigns and information gathered during the current interaction to provide the most appropriate recommendation to the customer.

     Customer Touch Points. Our Customer Touch Points are pre-packaged connections between our Real-Time Campaign Server and software applications at the point of customer interaction, such as call center automation and Internet infrastructure applications. This allows the Real-Time Campaign Server to collect customer data from these applications as well as present recommendations within these applications. We currently have Customer Touch Points for call centers, Internet infrastructure, fax machines, e-mail management systems and voice response systems such as voice mail. We are currently developing additional Customer Touch Points, including connections with automated teller machines (ATMs).

RELATIONSHIPS AND ALLIANCES

     An important element of our strategy is to establish relationships and alliances to assist us in marketing, selling and implementing our software solutions. These relationships and alliances fall into the following four categories:

     Consulting and implementation relationships. We work with Andersen Consulting, Cambridge Technology Partners, Ernst & Young and KPMG through subcontractor relationships whereby these firms implement our software on customers' computer systems. In return for the services provided under these subcontractor agreements, we pay fees to these entities and provide personnel and technical resources to support their implementation of our software. In order to improve their opportunity to generate service fees from our customers, each of these entities has committed resources to training their consultants on our products, co-marketing our products with their services and incorporating our products into their customer relationship management marketing strategies. We have a contractual relationship with Marketing 1:1 -- a marketing consulting firm -- under which they provide consulting services to us and co-market and promote our software. In return, we pay consulting fees and other compensation to the firm as well as fees for customer referrals. Cambridge Technology Partners, KPMG and Marketing 1:1 are also investors in E.piphany. We believe that these relationships will facilitate the adoption and deployment of our software and expand the capabilities of our software to target specific industries.

     Platform relationships. To help ensure that our products are based on industry standards and take advantage of current and emerging technologies, we have formed relationships with vendors of software and hardware technology platforms. We currently maintain platform relationships with Hewlett-Packard, Microsoft, Oracle and Sun Microsystems. These companies voluntarily provide us with early releases of new technology platforms, education related to those platforms and limited access to their technical resources to facilitate adoption of their technology. As a result, we are able to more easily integrate our products with these vendors' platforms, and we can also anticipate required changes to our products based on new versions of these vendors' platforms. We believe that these relationships allow us to focus on our core competencies, simplify the task of designing and developing our software and reduce the time it takes us to make our software compatible with their software or hardware.

     Technology relationships. We have formed relationships with vendors of complementary software products. These relationships consist of non-exclusive contractual agreements to co-market each other's products and share technical resources in order to better integrate each other's products. These agreements also provide, in some instances, for the payment of referral fees to each other for customer referrals. We currently have such agreements with Art Technology Group, BroadVision, FirePond and Vignette, all of which are providers of Internet infrastructure software.

     Reseller and applications service provider relationships. We have entered into contractual reseller agreements with vendors under which we sell software solutions to them for resale to their customers. We believe that these relationships will extend our sales presence in new and existing markets. We have entered into reseller agreements with Acxiom and Harte-Hanks -- two providers of customer data and strategic marketing services -- and a reseller agreement with Pivotal Software -- a vendor of sales force automation and customer support software. We have also recently entered into a relationship with Corio -- an Internet-based application service provider. Under these agreements, we sell our software solutions to these companies at a discount from our list prices, provide some marketing and training support and must provide advance notice of price increases. Each of these companies has committed resources to training their employees, developing co-marketing programs and incorporating our products into their customer relationship management marketing strategies. We provide sales materials, training and support services to these resellers on the implementation of our software solutions. We also currently have a contractual relationship with Exactis.com, Bullseye Interactive and Interrelate under which these companies host our software solutions as Internet-based application service providers. We have not yet generated any significant revenues from any of these reseller and applications service provider agreements.

CUSTOMERS

     Our customers represent a wide, cross-industry spectrum of large global institutions. The following customers have entered into agreements to purchase in excess of $300,000 of software and related services since we began shipping products:

  HIGH TECHNOLOGY       FINANCIAL SERVICES    COMMUNICATIONS  INTERNET COMMERCE          OTHER
  ---------------       ------------------    --------------  -----------------          -----
Acxiom                American Express        Cablevision      Amazon.com         Envision
Agilent Technologies  California State        DIRECTV          DoubleBill         Hilton Hotels
Autodesk              Automobile              GTE              SportsLine USA     Nissan North America
Edify                  Association            VoiceStream      Wingspan Bank      Procter & Gamble
FileNET               Capital BlueCross                                           KPMG
Hewlett-Packard       Charles Schwab
Lucent Technologies   Fair, Isaac
Macromedia            Sallie Mae
Microsoft             Wells Fargo
Visio

     These customers have accounted for approximately 82% of our total revenues for the year ended December 31, 1998 on a pro forma basis, giving effect to the acquisition of RightPoint, and 87% of our revenues for the nine months ended September 30, 1999 on a pro forma basis, giving effect to the acquisition of RightPoint. For the nine months ended September 30, 1999, Sallie Mae accounted for 13% of our total revenues. For the year ended December 31, 1998, Autodesk, Charles Schwab, Hewlett-Packard, KPMG and Macromedia, accounted for 30%, 17%, 16%, 11% and 11%, respectively, of our total revenues.

SELECTED CUSTOMER EXAMPLES

     The selected customer examples below are intended to provide brief descriptions of how our customers are using or plan to use the E.piphany E.4 System software solutions to solve their business problems.

----------------------------------------------------------------------------------
  CUSTOMER            DESCRIPTION
----------------------------------------------------------------------------------
  Microsoft           Microsoft is the worldwide leader in software for personal computers. Microsoft was seeking a campaign management
                      solution to enhance its internal World Wide Marketing
                      Database. Microsoft is implementing our Distributed Database
                      Marketing software solutions because of our ability to
                      provide an integrated set of solutions focused on improving customer relationships as well as our ability to make our
                      solutions broadly available to employees throughout large
                      corporations.
----------------------------------------------------------------------------------
  American Express    American Express is a diversified worldwide travel,
                      financial and network services company providing charge and credit cards, travelers cheques, travel, financial planning, investment products, insurance and international banking.
                      American Express has integrated our real-time software
                      solutions to gather existing customer information as well as embed recommendation scripts within their existing call
                      center applications. American Express representatives use
                      these scripts to make highly targeted cross-sell and up-sell offers when customers call their call centers.
----------------------------------------------------------------------------------
  GTE                 GTE is a leading telecommunications company providing local service in 28 states and wireless service in 17 states, as well as nationwide long-distance, directory and
                      internetworking services. GTE uses E.piphany's real-time
                      marketing software solutions to enable GTE representatives to deliver targeted marketing offers to customers in real
                      time. E.piphany's real-time software solutions are
                      integrated directly into GTE's existing customer care
                      application. Leveraging data within this application,
                      E.piphany profiles each customer and predicts, based upon a customer's history and preferences, which products and
                      services are most likely to appeal to each individual. GTE call center representatives can use this information to make targeted cross-sell and up-sell recommendations to
                      customers.
----------------------------------------------------------------------------------
  Amazon.com          Amazon.com is the leading online retailer of books, videos, music, electronics, software, toys and more with over 13
                      million customers. Amazon.com is deploying E.piphany's
                      Reporting, Analysis and Campaign Management solutions to
                      better understand customer needs and to use this
                      understanding to deliver timely, relevant and personalized customer correspondence. Additionally, this environment will enable Amazon.com to understand, and eventually predict, the business benefits of these customer initiatives. Amazon.com chose E.piphany for our reporting, analysis and campaign
                      management capabilities, and easy-to-use Web interface. This environment will allow authorized people to analyze customer information and quickly act on this information to improve the customer's overall experience at Amazon.com.
----------------------------------------------------------------------------------
  Procter & Gamble    Procter & Gamble is the largest consumer products company in the world. The company is implementing our Reporting &
                      Analysis software solutions to analyze customer, supplier, financial and fulfillment data to improve customer
                      relationships and business processes. Procter & Gamble chose
                      E.piphany because of the ability of our solutions to gather data from across the enterprise as well as from third
                      parties. Using our solutions, thousands of Procter &
                      Gamble's users will be able to analyze and act on this
                      information using our Web-based user interface.
----------------------------------------------------------------------------------
  Hilton Hotels       Hilton Hotels develops, owns, manages or franchises hotels, resorts and vacation properties. Hilton has collected guest information in disparate computer systems at individual
                      hotel properties. Hilton is implementing our Reporting &
                      Analysis and Distributed Database Marketing software
                      solutions to gather and analyze guest behavior information from its hotels and resorts. Hilton can then make this
                      information available to its hotel managers over the
                      Internet. Those managers can then use this information to
                      provide better service to their guests, manage corporate
                      loyalty programs and manage marketing campaigns.
----------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT

     Our research and development organization is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of our products with hardware and software platforms. In addition, this organization supports some pre-sale and customer support activities. Our research and development organization is divided into teams consisting of development engineers, product managers, quality assurance engineers and technical writers. In addition, our professional services staff helps our research and development organization identify potential new product features.

     Our research and development staff consists of 76 employees, as of December 31, 1999. E.piphany's total expenses for research and development were $3.8 million for the year ended December 31, 1998 and $1.6 million for the year ended December 31, 1997. We expect that research and development expenses will increase in absolute dollars and may increase as a percentage of revenue in future periods.

SALES, MARKETING AND DISTRIBUTION

     To date, we have marketed our products primarily through our direct sales force. However, we intend to expand our sales channels through additional relationships with systems integrators and value-added resellers. In selling our products, we typically approach both business users and information technology professionals with an integrated team from our sales and professional services organizations. Initial sales activities typically include a demonstration of our product capabilities followed by one or more detailed technical reviews. We also seek to establish relationships and alliances with major industry vendors that will add value to our products and expand our distribution opportunities. Our sales and marketing organization currently consists of 99 employees, as of December 31, 1999.

     We use a variety of marketing programs to build market awareness of our company, our brand name and our products, as well as to attract potential customers. These programs include our own market research, product and strategy updates with industry analysts, public relations activities, direct mail programs, telemarketing and telesales, seminars, trade shows, reseller programs, speaking engagements and Web site marketing. Our marketing organization also produces marketing materials in support of sales to prospective customers that include brochures, data sheets, white papers, presentations and demonstrations.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our future success depends in part on legal protection of our technology. To protect our technology, we rely on a combination of the following among others:

     - patent laws

     - copyright laws

     - trademark laws

     - trade secret laws, and

     - employee and third-party nondisclosure agreements and confidentiality procedures.

     We hold one patent and have applied for seven other patents on our technology in the United States and made one international application. We have also applied for additional trademarks. Our pending patent and trademark applications may not be allowed. Even if they are allowed, these patents may not provide us a competitive advantage. Competitors may successfully challenge the validity and scope of our patents and trademarks.

     Our end-user licenses are designed to prohibit unauthorized use, copying and disclosure of our software and technology. However, these provisions may be unenforceable under the laws of some jurisdictions and foreign countries. Unauthorized third parties may be able to copy some portions of our products or reverse engineer or obtain and use information and technology that we regard as proprietary. Third parties could also independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and enforce our rights to our technology, we may lose competitive position in the market. We cannot assure you that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology. In addition, some of our licensed users may allow additional unauthorized users to use our software, and if we do not detect such use we could lose potential license fees.

     From time to time, we may encounter disputes over rights and obligations concerning intellectual property. We believe that our products do not infringe the intellectual property rights of third parties. However, we cannot assure you that we will prevail in all intellectual property disputes. We have not conducted a search for existing patents and other intellectual property registrations, and we cannot assure you that our products do not infringe upon issued patents. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which would relate to our products.

     We indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending our company and our customers against infringement claims. In the event of a claim of infringement, we or our customers may be required to obtain one or more licenses from third parties. We cannot assure you that such licenses could be obtained from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required license would have a material adverse effect on our business.

COMPETITION

     The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our integrated software competes against various vendors' software tools designed to accomplish specific elements of a complete process, including extracting data, storing and managing data, analyzing data, or managing marketing campaigns. Our competitors include companies that sell:

     - data management and data analysis software tools such as Accrue, Brio Technology, Broadbase, Business Objects, Informatica, Microstrategy and Sagent Technology

     - enterprise application software such as Oracle, PeopleSoft, SAP and Siebel Systems

     - marketing campaign management software tools such as Exchange Applications, Prime Response and Recognition Systems, and

     - software that recommends products to customers in real time based on business logic rules such as Net Perceptions.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing, or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could seriously harm our ability to sell additional software, maintenance renewals, and services on terms favorable to us. Competitive pressures could reduce our market share or require us to reduce the price of our products and services, any of which could materially and adversely affect our business, financial condition and operating results.

     We compete on the basis of certain factors, including:

     - product performance

     - product features

     - user scalability

     - open architecture

     - ease of use

     - product reliability

     - analytic capabilities

     - time to market

     - customer support, and

     - product pricing.

     We believe that we presently compete favorably with respect to each of these factors. However, the markets for our products are still rapidly evolving, and we may not be able to compete successfully against current and potential competitors.

EMPLOYEES

     Based on the number of E.piphany employees and RightPoint employees as of December 31, 1999, we have 279 full-time employees. Of these employees, 76 are engaged in research and development, 99 are engaged in sales and marketing, 72 are engaged in professional services and 32 are engaged in finance and administration.

     None of our employees is represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     We currently lease approximately 32,500 square feet of office space for our headquarters in one building in San Mateo, California. We also lease approximately 35,500 square feet of additional office space in two additional buildings in San Mateo, California. We also lease sales offices near Atlanta, Boston, Chicago, Detroit, Dallas, London, Los Angeles, Minneapolis, Phoenix, St. Louis and Stamford, Connecticut. We believe that our facilities are adequate for our current needs. We may need to locate additional space to meet our needs in the future.

LEGAL PROCEEDINGS

     From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our current executive officers and directors.

               NAME                AGE                          POSITION
               ----                ---                          --------
  Roger S. Siboni...............   45    President, Chief Executive Officer and Chairman of the
                                         Board of Directors
  Gayle Crowell.................   49    President, E.piphany.net and Executive Vice President,
                                         Marketing
  Kevin J. Yeaman...............   33    Chief Financial Officer
  Phillip M. Fernandez..........   39    Executive Vice President, Product Development
  Anthony M. Leach..............   48    Executive Vice President, Operations and Services
  Karen A. Richardson...........   37    Executive Vice President, Worldwide Sales
  Paul M. Hazen.................   58    Director
  Robert L. Joss................   58    Director
  Sam H. Lee....................   39    Director
  Douglas J. Mackenzie..........   40    Director

     Roger S. Siboni has served as President, Chief Executive Officer and a member of the board of directors of E.piphany since August 1998. He has served as Chairman of the Board of Directors since December 1999. Prior to joining E.piphany, Mr. Siboni served as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting organization, from October 1996 to July 1998 and served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Cadence Design Systems, Inc., FileNET, Inc., Active Software and Pivotal Corporation. Mr. Siboni also serves as Chairman of the advisory board of the Haas Graduate School of Business at the University of California at Berkeley. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

     Gayle Crowell joined E.piphany as President, E.piphany.net and Executive Vice President, Marketing following its acquisition of RightPoint on January 4, 2000. From January 1998 to December 1999, Ms. Crowell served as President, Chief Executive Officer and Director of RightPoint. Ms. Crowell was named Chairman of the Board of RightPoint in May 1998. From 1995 to 1998, Ms. Crowell served as senior vice president and general manager of worldwide field operations for Mosaix, Inc., which provides enterprise customer management call-center solutions to more than 1,300 customers worldwide. From 1992 to 1995, Ms. Crowell served in senior executive sales and marketing roles with Recognition International, a document imaging and workflow software company. From 1990 to 1992, Ms. Crowell served in senior executive sales and marketing roles with Oracle Corporation, a database software company. From 1989 to 1990, Ms. Crowell was employed by DSC, a telecommunications hardware and software company and from 1985 through 1989, Ms. Crowell was employed by Cubix Corporation, a manufacturer of networking systems. She holds a B.S. degree from the University of Nevada, Reno.

     Kevin J. Yeaman has served as Chief Financial Officer of E.piphany since August 1999, as Vice President, Finance and Administration of E.piphany from June 1999 to August 1999 and as Controller of E.piphany from August 1998 to June 1999. From February 1998 to August 1998, Mr. Yeaman served as Worldwide Vice President of Field Operations for Informix Software, Inc., a provider of relational database software. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG Peat Marwick LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. in Commerce from Santa Clara University and is a Certified Public Accountant in California.

     Phillip M. Fernandez has served as Executive Vice President, Product Development of E.piphany since April 1999. Prior to joining E.piphany, Mr. Fernandez served in several executive positions at Red Brick Systems Inc., a provider of database software. Mr. Fernandez served as Executive Vice President and Chief Operating Officer of Red Brick Systems Inc. from June 1998 to December 1998, as Senior Vice President of Products and Services from November 1996 to May 1998 and as Vice President of Product Development from December 1991 to October 1996. From January 1999 to March 1999, after Red Brick Systems, Inc. was acquired by Informix, Mr. Fernandez served as a consultant to Informix. Mr. Fernandez holds a B.A. in History from Stanford University.

     Anthony M. Leach has served as Executive Vice President, Operations and Services of E.piphany since January 1999. Prior to joining E.piphany, Mr. Leach was employed by Oracle Corporation, a database system and applications supplier, as Senior Vice President of Consulting Services for Europe, the Middle East and Africa from November 1994 to June 1997, and as Senior Vice President of World Wide Consulting from June 1997 to January 1999. From August 1975 to November 1994, Mr. Leach served with KPMG, an accounting and services firm, in Europe, and became a partner in the firm in 1984. Mr. Leach is a Fellow of the Institute of Management Accounts, and a Fellow of the Institute of Chartered Accountants in England and Wales.

     Karen A. Richardson has served as Executive Vice President, Worldwide Sales of E.piphany since June 1998. From November 1995 to May 1998, Ms. Richardson served as Vice President of Sales at Netscape Communications Corporation, an internet software company. From December 1994 to November 1995, Ms. Richardson served as Vice President of Sales at Collabra Software, Inc., a developer of groupware software. From November 1993 to September 1995, Ms. Richardson served as Vice President of Marketing at Be Incorporated, a provider of software operating systems for digital media applications. Ms. Richardson holds a B.S. in Industrial Engineering from Stanford University.

     Paul M. Hazen has served as a director of E.piphany since June 1999. Mr. Hazen serves as chairman of the board of directors of Wells Fargo & Co., a position he has held since January 1995. Mr. Hazen also served as Chief Executive Officer of Wells Fargo & Co., a national bank, from January 1995 to November 1998 and as President and Chief Operating Officer from July 1984 to January 1995. Mr. Hazen serves on the board of directors of Safeway, Inc., Phelps Dodge Corporation, and Vodafone Group, plc. Mr. Hazen holds a B.S. in Finance from the University of Arizona and an M.B.A. from the University of California at Berkeley.

     Robert L. Joss has served as a director of E.piphany since June 1999. Mr. Joss has been dean of the Graduate School of Business at Stanford University since September 1, 1999. From January 1993 to June 1999, Mr. Joss served on the Board of Directors of Westpac Banking Corporation, a banking and financial services company. From February 1993 to February 1999, Mr. Joss also served as Chief Executive Officer of Westpac Banking Corporation. Mr. Joss holds a B.A. in Economics from the University of Washington and an M.B.A. and Ph.D. in Finance from Stanford University.

     Sam H. Lee has served as a director of E.piphany since March 1997. Mr. Lee is a co-founder and general partner of Information Technology Ventures, a venture capital firm, a position he has held since June 1994. From June 1990 to May 1994, Mr. Lee served as vice president of Philadelphia Ventures, a venture capital firm. Mr. Lee serves on the board of directors of several private companies. Mr. Lee holds a Bachelor of Science degree in Electrical Engineering from Mississippi State University, a Masters of Engineering degree from Texas A&M University and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Douglas J. Mackenzie has served as a director of E.piphany since January 1998. Mr. Mackenzie has been a general partner of the venture capital firm of Kleiner Perkins Caufield & Byers since 1994. Mr. Mackenzie serves on the board of directors of Marimba, Inc., Pivotal Corporation and Visio

Corporation. He also serves on the board of directors of several private companies. Mr. Mackenzie holds an A.B. in Economics from Stanford University, an M.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard University.

     In connection with their investments in E.piphany, Kleiner Perkins Caulfield & Byers and Information Technology Ventures were given the right to elect one person each to be a member of our board of directors. Douglas J. Mackenzie was appointed to our board of directors by Kleiner Perkins Caufield & Byers. Sam H. Lee was appointed to our board of directors by Information Technology Ventures. Roger S. Siboni was appointed to our board of directors as a condition of his being hired to be our chief executive officer. The rights of these persons and entities to appoint members to our board of directors ceased after our initial public offering.

CLASSIFIED BOARD

     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of our initial public offering, two of the nominees to the board were elected to one-year terms, two were elected to two-year terms and two were elected to three-year terms. Thereafter, directors will be elected for three-year terms. Sam H. Lee and Roger S. Siboni were designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Douglas
J. Mackenzie was designated a Class II director whose term expires at the 2001 annual meeting of stockholders. Paul M. Hazen and Robert L. Joss were designated Class III directors whose term expires at the 2002 annual meeting of stockholders. For more information on the classified board, see the section entitled "Description of Capital Stock -- Anti-takeover Effects of our Certificate and Bylaws and Delaware Law."

     Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     We established an audit committee in June 1999 and a compensation committee in June 1999.

     Our audit committee consists of Sam H. Lee and Paul M. Hazen. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

     Our compensation committee consists of Douglas J. Mackenzie and Robert L. Joss. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

     The board of directors selects the directors who will serve as members of these committees and may reduce or enlarge the size of the committees or change the scope of their responsibilities. The board has no current plans to take any of these actions. The rules of The Nasdaq Stock Market's National Market, on which our common stock is listed, require us to maintain an audit committee consisting of at least two directors who are not employees of E.piphany.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from us for their service as members of the board of directors. Under our 1999 stock plan, outside directors are granted an option to purchase 25,000 shares of our common stock upon appointment to our board of directors. In addition, an option to purchase up to 12,500 shares of common stock is granted to each outside director at the start of each of the second and third years of his service at the then fair market value of our common stock at that time. During 1999, the board of directors granted options to purchase 25,000 shares to each of Robert L. Joss and Paul M. Hazen at an exercise price of $6.00 per share under our 1997 stock plan. Following our initial public offering, we ceased making grants under our 1997 stock plan. See the section entitled "-- Incentive Stock Plans."

EXECUTIVE COMPENSATION

     The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 1999, by each person that served as chief executive officer during the last fiscal year and our next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999. These executives are referred to as the named executive officers in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                           ANNUAL             AWARDS
                                                        COMPENSATION       ------------
                                                     -------------------    SECURITIES
                                             FISCAL                         UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS       OPTIONS      COMPENSATION
        ---------------------------          ------  --------   --------   ------------   ------------
Roger S. Siboni............................    1999  $250,000         --          --        $  2,922
President, Chief Executive Officer and         1998   104,166         --          --         178,867
  Chairman of the Board of Directors

Kevin J. Yeaman............................    1999   133,333     35,417      50,000              --
  Chief Financial Officer                      1998    52,083         --      62,500              --

Phillip M. Fernandez.......................    1999   138,750     98,438     225,000              --
  Executive Vice President, Product
  Development

Anthony M. Leach...........................    1999   172,500    112,250     337,500              --
  Executive Vice President, Operations and
  Services

Karen A. Richardson........................    1999   150,000    224,389      30,292              --
  Executive Vice President, Worldwide Sales    1998    84,712   $ 61,909     242,500              --

     The other compensation paid to Mr. Siboni in 1998 represents amounts loaned to Mr. Siboni in connection with his relocation to E.piphany in 1998, plus accrued interest through December 31, 1998. The other compensation paid to Mr. Siboni in 1999 represents accrued interest on Mr. Siboni's relocation loan from January 1, 1999 to March 31, 1999. As provided in Mr. Siboni's employment agreement, these amounts were forgiven by us on March 31, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 0%, 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 3,436,078 shares to employees, directors and consultants. All options were granted under our 1997 stock option plan and our 1999 stock plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the option holder to us or delivery of already-owned shares of our common stock. All options listed below are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by us at their cost if the optionee's service with us terminates. All option shares listed in the table below vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.

                                             INDIVIDUAL GRANTS
                        ------------------------------------------------------------
                          NUMBER     % OF TOTAL                 DEEMED                     POTENTIAL REALIZABLE VALUE
                            OF         OPTIONS                  VALUE                       AT ASSUMED ANNUAL RATES
                        SECURITIES   GRANTED TO                  PER                      OF STOCK PRICE APPRECIATION
                        UNDERLYING    EMPLOYEES    EXERCISE     SHARE                           FOR OPTION TERM
                         OPTIONS       IN LAST       PRICE     ON DATE    EXPIRATION   ----------------------------------
         NAME            GRANTED     FISCAL YEAR   PER SHARE   OF GRANT      DATE         0%          5%          10%
         ----           ----------   -----------   ---------   --------   ----------   --------   ----------   ----------
Roger S. Siboni.......        --          --            --         --            --          --           --           --
Kevin J. Yeaman.......    12,500        0.36%        $4.00      $6.40        5/4/09    $ 30,000   $   80,312   $  157,499
                          12,500        0.36         11.00      11.00       7/28/09          --       86,473      219,140
                          25,000        0.73         11.00      11.00       9/17/09          --      172,946      438,279
Phillip M.
  Fernandez...........   225,000        6.55          2.70       5.08       3/17/09     535,500    1,254,327    2,357,148
Anthony M. Leach......   337,500        9.82          2.00       3.91       1/18/09     644,625    1,474,530    2,747,767
Karen A. Richardson...    15,146        0.44          6.40       6.40       6/30/09          --       60,962      154,488
                          15,146        0.44         62.63      62.63      10/13/09          --      596,566    1,511,815

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

     The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $223.125 per share, the closing price of our common stock on the Nasdaq Stock Market's National Market as of December 31, 1999, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. Options were granted under our 1997 stock option plan or 1999 stock plan. All options listed below are immediately exercisable; however, as a condition of exercise, the optionee must enter into a restricted stock purchase agreement granting us the right to repurchase any unvested portion of the shares issuable by such exercise at their cost in the event of the optionee's termination of employment. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                                         NUMBER OF SECURITIES
                              NUMBER                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             OF SHARES                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             ACQUIRED                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                ON         VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ---------   ----------   -----------   -------------   -----------   -------------
Roger S. Siboni............        --            --          --          --                  --        --
Kevin J. Yeaman............    25,000    $   82,750      87,500          --         $19,038,438        --
Phillip M. Fernandez.......        --            --     225,000          --          49,595,625        --
Anthony M. Leach...........   337,540     3,037,500          --          --                  --        --
Karen A. Richardson........   121,500       704,700      30,292          --           5,713,374        --

INCENTIVE STOCK PLANS

1997 STOCK OPTION PLAN

     Our 1997 stock plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights. As of January 5, 2000, options to purchase an aggregate of 3,010,317 shares of common stock were outstanding under our 1997 stock plan. Our board of directors determined that no further options will be granted under the 1997 stock plan after the initial public offering. The 1997 stock plan provides that if we merge with or into another corporation, or sell substantially all of our assets, each outstanding option must be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the E.piphany options, the E.piphany options will terminate as of the closing of the merger or sale of assets.

1999 STOCK PLAN

     Our 1999 stock plan was adopted by our board of directors in June 1999 and approved by the stockholders in July 1999. As of January 5, 2000, 270,297 options were outstanding under our 1999 stock plan. Our 1999 stock plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

     A total of 4,696,577 shares of our common stock are reserved for issuance under the 1999 stock plan.

     Annual increases will be added to the 1999 stock plan equal to the lesser of: (A) 2,500,000 shares, (B) 4% of all outstanding shares of our common stock or (C) a lesser amount determined by our board of directors.

     Unless terminated sooner, our 1999 stock plan will terminate on September 21, 2009.

     The administrator of our 1999 stock plan, which is currently our board of directors, has the power to determine among other things:

     - the terms of the options or stock purchase rights granted, including the exercise price of each option or stock purchase right

     - the number of shares subject to each option or stock purchase right

     - the exercisability of each option or stock purchase right, and

     - the form of consideration payable upon the exercise of each option or stock purchase right.

     In addition, the administrator has the authority to amend, suspend or terminate our 1999 stock plan, so long as the action does not affect any shares of common stock previously issued and sold or any option previously granted under our 1999 stock plan. During any fiscal year, each optionee may be granted options to purchase a maximum of 750,000 shares. In addition, in connection with an optionee's initial employment with us, such optionee may be granted an option covering an additional 750,000 shares.

     Options and stock purchase rights granted under our 1999 stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under our 1999 stock plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of E.piphany, or within twelve months after such optionee's termination by death or disability, but not later than the expiration of the option's term.

     In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement grants us a repurchase option, exercisable for any unvested stock purchase rights, upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate determined by the administrator.

     The exercise price of all incentive stock options granted under the 1999 stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1999 stock plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock having more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1999 stock plan may not exceed ten years.

     The 1999 stock plan provides that if we merge with or into another corporation, or sell substantially all of our assets, each option and stock purchase right must be assumed or an equivalent option or stock purchase right substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees shall become fully vested in and have the right to exercise such options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

RIGHTPOINT 1996 STOCK OPTION PLAN

     In connection with the acquisition of RightPoint Software, Inc., we assumed each outstanding and unexercised option granted under the RightPoint Software, Inc. (formerly Datamind Corporation) 1996 Stock Option Plan. The RightPoint 1996 Stock Option Plan provided for the grant of incentive stock options and non-statutory stock options to employees, consultants and directors of RightPoint Software, Inc. As of January 5, 2000, there were options to purchase 477,644 shares of our common stock outstanding under the RightPoint 1996 Stock Option Plan. We will not grant additional options under the RightPoint 1996 Stock Option Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 employee stock purchase plan was adopted by our board of directors in June 1999, and approved by the stockholders in July 1999. As of January 5, 2000, a total of 3,081,964 shares of our common stock has been reserved for issuance under the 1999 purchase plan, plus annual increases equal to the lesser of: (A) 2,000,000 shares, (B) 4% of the outstanding shares on such date or (C) a lesser amount determined by our board of directors. As of the date of this prospectus, no shares have been issued under the 1999 purchase plan.

     The 1999 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on September 21, 1999 and ends on the last trading day on or before October 31, 2001.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and for more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 1999 purchase plan if they either:

     - immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - hold rights to purchase stock under our employee stock purchase plans which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

     The 1999 purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, overtime, shift premium and bonuses, but excludes other compensation. The maximum number of shares a participant may purchase during a single purchase period is 20,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 purchase plan is generally 85% of the lower of the fair market value of the common stock either:

     - at the beginning of the offering period, or

     - at the end of the purchase period.

     In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the 1999 purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 purchase plan. The 1999 purchase plan provides that, in the event of a merger with or into another corporation or a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The new exercise date will be set prior to the proposed date of the merger or sale of assets.

     Our board of directors has the authority to amend or terminate the 1999 purchase plan, except that they may not adversely affect any outstanding rights to purchase stock under the 1999 purchase plan. However, the board of directors may terminate an offering period on any exercise date if the board determines that the termination of the 1999 purchase plan is in our best interest and the best interest of our stockholders. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the 1999 purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. The 1999 purchase plan will terminate automatically on September 21, 2009 unless terminated earlier by our board of directors.

401(k) PLAN

     In January 1999, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for us. Eligible participants may elect to reduce their current compensation up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, currently $10,000, and have such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, us to make additional matching contributions to the 401(k) plan on behalf of eligible participants. We have not made any matching contributions to the 401(k) plan to date. All contributions made by and on behalf of participants are subject to a maximum contribution limitation currently equal to the lesser of 25% of their compensation or $30,000 per year. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn, and contributions by us, if any, are generally deductible by us when made.

CHANGE IN CONTROL, SEVERANCE AND EMPLOYMENT ARRANGEMENTS

     In connection with our hiring of Roger S. Siboni as our President and Chief Executive Officer in July 1998, we sold 1,600,000 shares of our common stock to him at a purchase price of $0.40 per share in exchange for a promissory note and cash. We have a right to repurchase these shares of stock at a price of $0.40 per share. Our right to repurchase Mr. Siboni's shares lapses as to 1/48 of his total number of shares at the end of each month after May 1, 1998. As of January 1, 2000, our repurchase right had lapsed with respect to 666,667 of Mr. Siboni's shares, leaving 933,333 of his shares subject to the repurchase right. However, our right to repurchase Mr. Siboni's shares terminates as to all of his shares upon a change in control of E.piphany in which Mr. Siboni is not given equivalent compensation and title in the post change of control entity. See the sections entitled "Certain Relationships and Related Transactions -- Common Stock Purchases and Sales" and "-- Employee Loans."

     In a merger or a sale of substantially all of our assets, if the options under our 1997 stock plan are not assumed or substituted for, each outstanding option will terminate as of the closing of the merger or sale of assets. In a merger or a sale of substantially all of our assets, if the options outstanding under our 1999 stock plan are not assumed or substituted, each outstanding option will vest fully and become immediately exercisable.

     In connection with the acquisition of RightPoint we have entered into an employment agreement with Gayle Crowell, our President of E.piphany.net and Executive Vice President of Marketing, and former President, Chief Executive Officer and Director of RightPoint. Pursuant to her employment agreement, Ms. Crowell is guaranteed a base salary at an annualized rate of $280,000 plus a bonus of not less than $40,000 on an annualized basis. The agreement also guarantees Ms. Crowell severance payments for up to 12 months in the event of a termination without cause.


LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

     - any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK SALES

     Series C Preferred Stock. In September and October 1998, we sold shares of Series C Preferred Stock, at a purchase price of $3.38 per share, to raise capital to finance our operations. The following 5% stockholders purchased shares in that financing:

                                                               NUMBER       AGGREGATE
                         PURCHASER                            OF SHARES   CONSIDERATION
                         ---------                            ---------   -------------
Kleiner Perkins Caufield & Byers............................  1,479,291    $5,000,000
Information Technology Ventures.............................  1,183,433     4,000,000

     Partnerships controlled by Kleiner Perkins Caufield & Byers own 18.3% of our stock and were allotted one seat on our board of directors, currently filled by Douglas J. Mackenzie, in connection with their investment in our Series B Preferred Stock financing. Partnerships controlled by Information Technology Ventures own 18.2% of our stock and were allotted one seat on our board of directors, currently filled by Sam H. Lee, in connection with their investments in our preferred stock financings.

     Series B Preferred Stock. In January 1998, we sold shares of Series B Preferred Stock, at a purchase price of $2.50 per share, to raise capital to finance our operations. The following 5% stockholders purchased shares in that financing:

                                                               NUMBER       AGGREGATE
                         PURCHASER                            OF SHARES   CONSIDERATION
                         ---------                            ---------   -------------
Kleiner Perkins Caufield & Byers............................  2,230,000    $5,575,000
Information Technology Ventures.............................    596,932     1,492,329

     Series A Preferred Stock. In March and September 1997, we sold shares of Series A Preferred Stock, at a purchase price of $1.13 per share, to raise capital to finance our operations. The following directors, officers, and 5% stockholders purchased shares in that financing:

                                                               NUMBER       AGGREGATE
                         PURCHASER                            OF SHARES   CONSIDERATION
                         ---------                            ---------   -------------
Information Technology Ventures.............................  2,166,931    $2,448,632
Eliot L. Wegbreit as Trustee of Wegbreit Trust..............     74,570        84,264
Steven G. Blank as Trustee of Elliot-Blank Revocable
  Trust.....................................................     31,063        35,101

     Eliot L. Wegbreit currently owns 7.2% of our stock, and, at the time of the purchase, was also an officer and director of E.piphany. Steven G. Blank currently owns 6.6% of our stock and was an officer of E.piphany at the time of the purchase.

COMMON STOCK PURCHASES AND SALES

     At the time of our founding, we entered into stock purchase agreements with Steven G. Blank and Eliot L. Wegbreit, founders of E.piphany. On January 24, 1997, Mr. Blank and Dr. Wegbreit each purchased 2,100,000 shares of our common stock under their agreements at a purchase price of $0.0005 per share for $1,050 each. Mr. Blank was an officer of E.piphany and Dr. Wegbreit was an officer of E.piphany and chairman of our board of directors. We had the right to repurchase Mr. Blank's and Dr. Wegbreit's shares at their original purchase price of $0.0005 per share if we terminated their respective employment for cause or upon their death or disability. Our repurchase right lapsed as to 1/48 of the total number of shares at the end of each month after November 1, 1996.

     In March 1999, Dr. Wegbreit resigned as Executive Vice President, Engineering of E.piphany. In accordance with the terms of his stock purchase agreement, Dr. Wegbreit's remaining shares of common stock are no longer subject to our repurchase right.

     On August 6, 1999, Steven G. Blank, who was at the time our Executive Vice President of Marketing, resigned from E.piphany to pursue other interests. In connection with Mr. Blank's resignation, 125,000 shares of his common stock were repurchased by us for a total purchase price of $62.50. In accordance with the terms of his stock purchase agreement, Mr. Blank's remaining shares of common stock are no longer subject to our repurchase right. Mr. Blank has agreed to continue as a consultant to us for up to five days per month, until February 6, 2000. We will not be required to pay any consulting fees to Mr. Blank, however, after the earlier of February 6, 2000 or the termination of the lock-up period which restricts Mr. Blank's sale of his shares of our common stock for up to 180 days following our initial public offering.

     In connection with our hiring of Roger S. Siboni, our President and Chief Executive Officer, on July 7, 1998 we sold an aggregate of 1,600,000 shares of common stock to Mr. Siboni at a purchase price of $0.40 per share. Mr. Siboni paid for his shares with a promissory note in the amount of $639,680 and $320 in cash. The principal amount of the note accrues simple interest at a rate of 5.88% per year. See the section entitled "Management -- Change in Control, Severance and Employment Arrangements."

     On January 16, 1998, in connection with our Series B financing, we sold an aggregate of 250,000 shares of our common stock to entities affiliated with Kleiner Perkins Caufield & Byers, a 5% stockholder of E.piphany, at a purchase price of $0.25 per share.

EMPLOYEE LOANS

     In addition to the loan to purchase stock given to Mr. Siboni, in connection with his offer of employment as our President and Chief Executive Officer, Mr. Siboni received a loan of $175,000 for relocation expenses. The entire amount of the loan was forgiven under the terms of the loan on March 31, 1999. We have also offered to loan to Mr. Siboni up to $250,000 per year for two years, drawable monthly. Mr. Siboni is currently drawing down this loan at a rate of $20,833 per month. As of January 1, 2000, the total outstanding principal amount of this loan is $368,000. This loan bears interest at a rate per annum of 5.6% compounded monthly and is repayable upon Mr. Siboni's first sales of our stock. Mr. Siboni is also eligible for an annual bonus of up to $125,000, which is first applied to any outstanding loan balance that Mr. Siboni has with us including the loan described above.

INDEMNIFICATION AGREEMENTS

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     We believe that the shares sold in transactions described above were sold at fair market value and the terms of the other arrangements described above were no less favorable than we could have obtained from unaffiliated third parties.

     In addition to the transactions described above, we have compensation arrangements with directors and officers which are described under the section entitled "Management."

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our common stock as January 5, 2000, and as adjusted to reflect the sale of 1,448,745 shares of common stock offered by us and 1,551,255 by the selling stockholders in this offering, as to:


     - each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding stock

     - each of our directors

     - each of the executive officers named in the summary compensation table, and

     - the selling stockholders.

     Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E.piphany, Inc., 1900 South Norfolk Street, Suite 310, San Mateo, California 94403. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

     Applicable percentage ownership in the following table is based on 30,128,640 shares of common stock outstanding as of January 5, 2000.

                    PRINCIPAL AND SELLING STOCKHOLDERS TABLE


                                                      NUMBER OF                        NUMBER OF
                                                 SHARES BENEFICIALLY              SHARES BENEFICIALLY
                                                    OWNED PRIOR TO                    OWNED AFTER
                                                       OFFERING         SHARES          OFFERING
                                                 --------------------    BEING    --------------------
     NAME AND ADDRESS OF BENEFICIAL OWNERS         NUMBER     PERCENT   OFFERED     NUMBER     PERCENT
     -------------------------------------       ----------   -------   -------   ----------   -------
Kleiner Perkins Caufield & Byers(1)............   3,959,291    13.1%          0    3,959,291    12.5%
2750 Sand Hill Road
Menlo Park, California 94025
Information Technology Ventures(2).............   3,947,296    13.1     200,000    3,747,296    11.9
  3000 Sand Hill Road
  Building 1, Suite 280
  Menlo Park, California 94025
Eliot L. Wegbreit(3)...........................   2,175,820     7.2     217,457    1,958,363     6.2
Steven G. Blank(4).............................   1,996,064     6.6     199,606    1,796,458     5.7
Roger S. Siboni(5).............................   1,600,000     5.3     160,000    1,440,000     4.6
Gayle Crowell(6)...............................     346,856     1.1      34,686      312,170     1.1
Kevin J. Yeaman(7).............................     112,500       *      11,250      101,250       *
Phillip M. Fernandez(8)........................     225,000       *           0      225,000       *
Anthony M. Leach...............................     337,500     1.1      33,750      303,750     1.0
Karen A. Richardson(9).........................     282,889       *      28,288      254,600       *
Douglas J. Mackenzie(10).......................   3,959,291    13.1           0    3,959,291    12.5
Sam H. Lee(11).................................   3,947,296    13.1     200,000    3,747,296    11.9
Paul M. Hazen(12)..............................      60,000       *           0       60,000       *
Robert L. Joss(13).............................      60,000       *           0       60,000       *
APV Technology Partners(14)....................   2,000,000       *      20,000      180,000       *
  535 Middlefield Road
  Suite 150
  Menlo Park, CA 94025
Cambridge Technology Capital Fund I, L.P.......     295,858       *      29,586      266,272       *
  304 Vassar Street
  Cambridge, MA 02139

                                                      NUMBER OF                        NUMBER OF
                                                 SHARES BENEFICIALLY              SHARES BENEFICIALLY
                                                    OWNED PRIOR TO                    OWNED AFTER
                                                       OFFERING         SHARES          OFFERING
                                                 --------------------    BEING    --------------------
     NAME AND ADDRESS OF BENEFICIAL OWNERS         NUMBER     PERCENT   OFFERED     NUMBER     PERCENT
     -------------------------------------       ----------   -------   -------   ----------   -------
David A. Duffield as Trustee of the David A.
Duffield Trust.................................      88,496       *       8,850       79,646       *
  P.O. Box 6179
  Incline Village, NV 89452
Discovery Ventures, LLC II.....................     623,541     2.1%     62,354      561,187     1.8%
  2882 Sand Hill Road, Suite 106
  Menlo Park, CA 94025
Edward Feigenbaum as Trustee of the Feigenbaum
  Family Trust.................................      44,248       *       4,425       39,823       *
  1017 Cathcart Way
  Stanford, CA 94305
EMS Investment Partners........................      88,758       *       8,876       79,862       *
  1911 Waverly Street
  Palo Alto, CA 94301
Gordon Bell....................................      44,250       *       4,425       39,825       *
  450 Old Oak Court
  Los Altos, CA 94022
Gregory Walsh..................................     630,000     2.1      63,000      567,000     1.8
Gregory Walsh, Trustee of the Gregory Walsh
  Annuity Trust UTA dated July 26, 1999........      35,000       *       3,500       31,500       *
Gregory Walsh, Trustee of the Ruth L. Page
  Annuity Trust UTA dated July 26, 1999........      35,000       *       3,500       31,500       *
James McCaskey c/o John P. McCaskey............         375       *          38          337       *
Jennifer Smith c/o John P. McCaskey............       1,500       *         150        1,350       *
John P. McCaskey...............................     694,000     2.3      69,400      624,600     2.0
KPMG UK........................................     156,250       *      15,625      140,625       *
  8 Salisbury Square
  London EC34 888
  England
Lillian Smith c/o John P. McCaskey.............       1,000       *         100          900       *
Margaret L. Taylor.............................      88,496       *       8,850       79,646       *
  40 Kentfield Court
  Alamo, CA 94507
Michael A. Harrison and Susan G. Harrison......      44,248       *       4,425       39,823       *
  775 Soda Hall #1775
  University of California, Berkeley
  Berkeley, CA 94720
Patricia McCaskey c/o John P. McCaskey.........       1,500       *         150        1,350       *
Philip S. Dauber and Elayne R. Dauber as
  Trustees of PSERD Trust......................      66,372       *       6,637       59,735       *
  27930 Roble Alto
  Los Altos Hills, CA 94022
Ralph Kimball and Julie Kimball, Trustees or
  Successor Trustee, Under the Kimball Living
  Trust........................................      42,036       *       4,204       37,832       *
  13150 Highway 9, PMB 116
  Boulder Creek, CA 95006
Visa International.............................     502,959     1.7      50,296      452,663     1.4
  900 Metro Center Blvd.
  Foster City, CA 94404
Brian Babcock..................................      50,000       *       5,000       45,000       *

                                                      NUMBER OF                        NUMBER OF
                                                 SHARES BENEFICIALLY              SHARES BENEFICIALLY
                                                    OWNED PRIOR TO                    OWNED AFTER
                                                       OFFERING         SHARES          OFFERING
                                                 --------------------    BEING    --------------------
     NAME AND ADDRESS OF BENEFICIAL OWNERS         NUMBER     PERCENT   OFFERED     NUMBER     PERCENT
     -------------------------------------       ----------   -------   -------   ----------   -------
Doug Camplejohn................................      42,122       *       4,212       37,910       *
Eric Cheng.....................................      50,000       *       5,000       45,000       *
Susan Chilcote.................................     100,000       *      10,000       90,000       *
Scott Hansma...................................      50,000       *       5,000       45,000       *
George John....................................      82,500       *       8,250       74,250       *
Peter Kim......................................      55,000       *       5,500       49,500       *
Emile Litvak...................................      87,500       *       8,750       78,750       *
Paul McJones...................................      45,000       *       4,500       40,500       *
Michael Minelli................................      80,825       *       8,083       72,743       *
Julie Peterson-Dunnington......................      90,000       *       9,000       81,000       *
Jeremy A. Rassen...............................      75,000       *       7,500       67,500       *
Allon Rauer....................................      92,500       *       9,250       83,250       *
Virginia Rulon-Miller..........................     124,109       *      12,411      111,698       *
Mehran Sahami..................................      50,000       *       5,000       45,000       *
Hari Sankar....................................      55,000       *       5,500       49,500       *
Jason Simmons..................................      50,000       *       5,000       45,000       *
Lynn Slater....................................      85,625       *       8,563       77,063       *
Esther Sun.....................................      39,000       *       3,900       35,100       *
Robert Timbrock................................     100,000       *      10,000       90,000       *
Craig Weissman.................................     100,000       *      10,000       90,000       *
George Wright..................................      93,325       *       9,333       83,993       *
Comdisco, Inc..................................     351,563     1.2%     35,156      316,407     1.0%
  6111 N. River Road
  Rosemont, IL 60018
Joseph DiNucci.................................      43,604       *       4,360       39,244       *
All directors and officers as a group (10
  persons)(15).................................  10,931,332    36.3%    433,288   10,498,044    32.8%
Additional selling stockholders, as a group
  holding less than 1% of the outstanding
  common stock prior to this offering..........     267,013       *      23,312      243,701       *


---------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 3,648,882 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 211,426 shares held by KPCB VIII Founders Fund, L.P., and 98,983 shares held by KPCB Information Services Zaibatsu Fund II, L.P. The general partner of Kleiner Perkins Caufield & Byers VIII, L.P. and KPCB VIII Founders Fund, L.P. is KPCB VIII Associates, L.P. The general partner of KPCB Information Sciences Zaibatsu Fund II, L.P. is KPCB VII Associates, L.P. Douglas J. Mackenzie, a member of the board of directors of E.piphany, is a general partner of both KPCB VIII Associates, L.P. and KPCB VII Associates, L.P.


 (2) Includes 3,844,768 shares held by Information Technology Ventures, L.P. and 102,528 shares held by ITV Affiliates Fund, L.P. The general partner of each of these two limited partnerships is ITV Management, L.L.C. Sam H. Lee, a member of the board of directors of E.piphany, is a principal member of ITV Management, L.L.C. Funds affiliated with Information Technology Ventures will sell up to 200,000 additional shares if the underwriters exercise their overallotment option.

 (3) 2,174,570 shares are held by Eliot L. Wegbreit as trustee of the Wegbreit Trust, 625 shares are held by David Abraham Wegbreit Trust, Eliot L. Wegbreit and Beth A. Wegbreit trustees, and 625 shares are held by Jennifer Allison Wegbreit. Dr. Wegbreit served as chairman of the board of directors of E.piphany from December 1996 to December 1999. Dr. Wegbreit co-founded E.piphany in November 1996 and also served as Chief Executive Officer and Chief Financial Officer of E.piphany from December 1996 to May 1998 and as Executive Vice President, Research and Development from May 1998 to April 1999.



 (4) Includes 31,063 shares held by Steven G. Blank as Trustee of the Elliot-Blank Revocable Trust, 39,063 shares held by David Elliot as Trustee of the Katherine Elliot Blank Trust and 39,063 shares held by David Elliot as Trustee of the Sarah Elliot Blank Trust. Mr. Blank disclaims beneficial ownership of the shares held by the Katherine Elliot Blank and Sarah Elliot Blank Trusts. Mr. Blank served as Executive Vice President of Marketing of E.piphany from May 1998 to August 1999. Mr. Blank also co-founded E.piphany in November 1996 and served as President of E.piphany from its founding until May 1998.


 (5) Includes 966,666 shares subject to repurchase by E.piphany as of January 1, 2000. E.piphany's right of repurchase lapses as to 33,333 shares per month for Mr. Siboni.

 (6) Includes 57,632 shares issuable upon exercise of currently exercisable stock options and 172 shares issuable upon exercise of a currently exercisable warrant.

 (7) Includes 87,500 shares issuable upon exercise of currently exercisable stock options.

 (8) Includes 225,000 shares issuable upon exercise of currently exercisable stock options.

 (9) Includes 30,292 shares issuable upon exercise of currently exercisable stock options.

(10) All 3,959,291 shares are held by entities associated with Kleiner Perkins Caufield & Byers, a venture capital firm (see footnote (1) above). Mr. Mackenzie disclaims beneficial ownership of the shares held by the entities associated with Kleiner Perkins Caufield & Byers except for his monetary interest arising from his general partnership interest in the entities.

(11) All 3,947,296 shares are held by entities associated with ITV Management, L.L.C., a venture capital firm. Mr. Lee disclaims beneficial ownership of the shares held by the entities associated with ITV Management, L.L.C. except for his monetary interest arising from his principal membership interest in ITV Management, L.L.C.

(12) Includes 50,000 shares issuable upon exercise of currently exercisable stock options.

(13) Includes 50,000 shares issuable upon exercise of currently exercisable stock options.


(14) Includes 160,000 shares held by APV Technology Partners, L.P. and 40,000 shares held by APV Technology Partners U.S., L.P.



(15) Includes the information contained in footnotes (5) to (13) above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock is subject to and qualified in its entirety by our amended certificate of incorporation and bylaws, and by the provisions of applicable Delaware law.

COMMON STOCK

     As of January 5, 2000, there were 30,128,640 shares of common stock outstanding which were held of record by approximately 375 stockholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers. As of January 5, 2000, no shares of preferred stock were outstanding.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of E.piphany, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock

     - diluting the voting power of the common stock

     - impairing the liquidation rights of the common stock, or

     - delaying or preventing a change in control of E.piphany without further action by the stockholders.

     No shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

WARRANTS

     As of January 5, 2000, there were warrants outstanding to purchase up to 82,965 shares of common stock.

REGISTRATION RIGHTS


     The holders of 18,974,611 shares of common stock are entitled to the following rights with respect to registration of such shares under the Securities Act. Approximately 1.2 million of those shares are being registered in this offering and those shares will cease to be subject to registration rights.



     These rights are provided under the terms of an agreement between E.piphany and the holders of registrable securities. After March 20, 2000, if holders of at least 50% of the then outstanding registrable securities request that at least 30% of the then outstanding registrable securities be registered, we may be required, on up to two occasions, to register their shares for public resale. We are obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $6,000,000. Also, holders of registrable securities may require on two separate occasions within any twelve month period that we register their shares for public resale on Form S-3 or similar short-form registration, if available, if the value of the securities to be registered is at least $2,000,000. Depending on market conditions, however, we may defer such registration for up to 120 days. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of the registrable securities described above are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate on September 21, 2004, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act. To the extent that the "lock-up" agreements among existing stockholders, Credit Suisse First Boston Corporation and us which prohibit directors, executive officers, holders of registration rights and certain other stockholders from selling their shares until the 91st day after completion of this offering, is released, holders of approximately 2 million shares will lose their registration rights, depending on our average trading volume.


ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BYLAWS AND DELAWARE LAW

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer

     - acquisition of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section entitled "Management -- Executive Officers and Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

     Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors' decision regarding a takeover.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of E.piphany. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of E.piphany.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

NASDAQ NATIONAL MARKET LISTING

     Our shares are traded on The Nasdaq Stock Market's National Market under the symbol "EPNY."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales occurring could adversely affect prevailing market prices of our common stock or our future ability to raise capital through an offering of equity securities.


     - Upon completion of this offering, we will have outstanding 31,557,385 shares of our common stock, based on shares outstanding as of January 5, 2000. Of these shares, 4,772,500 shares sold in our initial public offering are freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are owned by "affiliates" as that term is defined in Rule 144 under the Securities Act.



     - In addition, approximately 275,000 shares issued to former stockholders of RightPoint were released from "lock-up" arrangements on January 12, 2000 and are freely tradable unless held by "affiliates."


     - Upon completion of the offering approximately 8,047,500 shares will be freely tradable including the 3,000,000 shares to be sold by us and the selling stockholders in this offering.


     The remaining approximately 23,529,885 shares outstanding upon completion of this offering are "restricted securities" as that term is defined in Rule 144 or are subject to the "lock-up" agreements described below. We issued and sold the "restricted securities" in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Shares subject to "lock-up" agreements will be eligible for sale when released from a "lock-up" agreement or when the "lock-up" agreement expires.


     The following table shows approximately when the restricted shares of our common stock outstanding when this offering is complete will be eligible for sale in the public market:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET


                                                              SHARES ELIGIBLE
                                                                 FOR SALE
                                                              ---------------
March 20, 2000..............................................      1,598,088
The 91st day after the effectiveness of this offering.......     20,669,751
At June 16, 2000............................................        843,751
At August 19, 2000..........................................        316,407
At September 22, 2000.......................................         21,571
At September 27, 2000.......................................          6,250
At December 14, 2000........................................         74,067


LOCK-UP AGREEMENTS


     After this offering approximately 1,598,088 shares of our common stock held by certain existing stockholders will continue to be subject to "lock-up" agreements with us and Credit Suisse First Boston Corporation under which they agree not to sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior consent of Credit Suisse First Boston Corporation until March 20, 1999. In addition, an additional approximately 20,669,751 shares held by the selling stockholders that are not sold in this offering held by our directors, officers and certain existing stockholders will be subject to similar "lock-up" agreements with us and Credit Suisse First Boston Corporation which will expire on the 91st day after the effectiveness of this offering. Transfers or dispositions can be made sooner with our prior written consent and the prior written consent of Credit Suisse First Boston Corporation.


     Under the terms of our merger agreement with RightPoint, the shares of our common stock issued to the former stockholders of RightPoint are also subject to a "lock-up" with us which prohibits resale of such stock prior to March 20, 2000. The terms of this "lock-up" agreement are equivalent to the terms of the "lock-up" agreements with us and Credit Suisse First Boston Corporation described above. In addition, RightPoint's executive officers, directors and their affiliates agreed to be bound by any future lock-up restrictions imposed on our stockholders in connection with any future public offerings, provided all of our directors, executive officers and 1% stockholders also agree to be so bound. As a result of this agreement, holders of approximately 1,888,600 shares to be issued to RightPoint stockholders who signed voting agreements in connection with the merger are also subject to a lock-up agreement until the 91st day after this offering. We agreed to release any former RightPoint stockholders who did not sign voting agreements in connection with the merger from the foregoing restrictions if, and to the extent that, our existing stockholders subject to lock-up restrictions contained in the agreements with us and Credit Suisse First Boston Corporation are also released from such restrictions.



     In connection with this offering, Credit Suisse First Boston Corporation and we have agreed to release 1,551,255 shares of existing E.piphany stockholders subject to the lock-up to be sold in this offering and released an additional approximately 275,000 shares on January 12, 2000 pursuant to the terms of the RightPoint merger agreement described above.


REGISTRATION RIGHTS


     Upon completion of this offering, the holders of approximately 17.7 million shares of our common stock will be entitled to rights to registration of their shares under the Securities Act. After registration, these shares will become freely tradable without restrictions under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.


STOCK OPTIONS


     We have filed a registration statement on Form S-8 to register approximately 12,514,613 shares of common stock reserved for issuance under our stock plans. Each year as the number of shares reserved for issuance under our 1999 stock plan and 1999 employee stock purchase plan automatically increases, we will file an amendment to the registration statement covering the additional shares, including the automatic increase which occurred January 1, 2000. As of January 5, 2000, 7,706,894 shares remained reserved for issuance under our stock plans of which options to purchase 3,758,258 shares of common stock were issued and outstanding. In addition, as of January 5, 2000, 3,081,964 shares were reserved for issuance under our 1999 employee stock purchase plan. When the lock-up agreements described above expire, options to purchase 332,482 shares of common stock will be fully vested and, when exercised, these shares will be freely tradable, based on the number of options outstanding as of January 5, 2000. Shares registered under this registration statement will, upon the optionee's exercise and subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after each respective lock-up agreement expires. We also filed a registration statement on Form S-8 to register approximately 477,644 shares of common stock reserved for issuance under RightPoint's 1996 Stock Option Plan.

RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the then-outstanding shares of common stock, or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us under a stock option plan or other written agreement prior to our initial public offering can resell those shares excluding the effect of the "lock-up" agreements described above, in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144. Approximately 2.5 million of our outstanding shares are subject to Rule 701. Of these shares, approximately 1.6 million shares are vested and exercisable as of the date hereof subject to the "lock-up" agreements described above.

WARRANTS

     Upon consummation of this offering, warrants to purchase up to 82,965 shares of our common stock will remain outstanding.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, some items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to E.piphany and the common stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of fees prescribed by the Commission. These reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http://www.sec.gov.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint book-running managers and as representatives and for whom, Hambrecht & Quist LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and FleetBoston Robertson Stephens Inc. are acting as co-managers and representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Credit Suisse First Boston Corporation......................
Morgan Stanley & Co. Incorporated...........................
Hambrecht & Quist LLC.......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
FleetBoston Robertson Stephens Inc. ........................
                                                              --------
          Total.............................................
                                                              ========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     We have granted the underwriters a 30-day option to purchase up to 250,000 additional shares of common stock and a selling stockholder has granted the underwriters a 30-day option to purchase up to 200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.


     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                 PER SHARE                           TOTAL
                                      -------------------------------   -------------------------------
                                         WITHOUT            WITH           WITHOUT            WITH
                                      OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                      --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions payable by
  E.piphany.........................        $                $                $                $
Expenses payable by E.piphany.......        $                $                $                $
Underwriting discounts and
  commissions payable by the selling
  stockholders......................        $                $                $                $

     We, our executive officers, directors, the selling stockholders and certain other stockholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus. Certain of our other stockholders have agreed to a similar "lock-up" agreement for a period ending March 20, 2000.

     We and certain of the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

     Our common stock is traded on The Nasdaq Stock Market's National Market under the symbol "EPNY."

     The representatives on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     - In "passive" market-making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for purchases of the securities until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase common stock without the benefit of a prospectus qualified under the securities laws, (ii) where required by law, the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer and these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Some legal matters will be passed upon for the underwriters by Morrison & Foerster LLP, Palo Alto, California. Upon the completion of this offering, WS Investments, an investment partnership composed of some current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as several individual attorneys of this firm, will beneficially own 79,149 shares of our common stock. Aaron J. Alter, a member of Wilson Sonsini Goodrich & Rosati, is the Secretary of E.piphany.


                                    EXPERTS

     The audited financial statements of E.piphany, Inc. for the years ended December 31, 1998 and 1997 and the nine months ended September 30, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of RightPoint as of June 30, 1999 and 1998 and for the years then ended included in this prospectus have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     In July 1998, KPMG Peat Marwick LLP resigned as our independent public accountants, as KPMG Peat Marwick LLP became an integrator of our products and purchased our preferred stock. The former independent accountants' report on our financial statements for the year ended December 31, 1997 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent public accountants' report does not cover any of our financial statements in this registration statement. KPMG Peat Marwick LLP did not issue an audit opinion on our financial statements for any other period. There were no disagreements with the former public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to our financial statements up through the time of dismissal that, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. In September 1998, E.piphany retained Arthur Andersen LLP as its independent public accountants. The decision to retain Arthur Andersen LLP was approved by resolution of the board of directors. Prior to retaining Arthur Andersen LLP, E.piphany had not consulted with Arthur Andersen LLP regarding accounting principles.

                                E.PIPHANY, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the acquisition by E.piphany, Inc. of all outstanding shares of RightPoint Software, Inc. in a transaction accounted for as a purchase.

     The pro forma combined condensed statements of operations of E.piphany for the twelve months ended December 31, 1998 and for the nine months ended September 30, 1999 assume that the acquisition of RightPoint took place as of the beginning of the earliest period presented. The statements combine E.piphany's and RightPoint's statements of operations for the twelve months ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

     The pro forma combined condensed balance sheet as of September 30, 1999 combines E.piphany's September 30, 1999 balance sheet with RightPoint's September 30, 1999 balance sheet as if the acquisition had been consummated on that date.

     The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based on the information available at the date of this prospectus and are subject to change based upon completion of the transaction and final purchase price allocation, including completion of third party appraisals.

     E.piphany's condensed financial information included in these pro forma financial statements is derived from its December 31, 1998 and September 30, 1999 audited financial statements included elsewhere in this prospectus. RightPoint's condensed balance sheet included in the accompanying pro forma unaudited combined condensed balance sheet is derived from its unaudited historical consolidated balance sheet as of September 30, 1999 included elsewhere in this prospectus. The results of operations of RightPoint included in the unaudited pro forma condensed combined statements of operations of the year ended December 31, 1998 and the nine months ended September 30, 1999 were derived from its financial statements for the same periods that have not been included in this prospectus.

     The unaudited condensed financial information of RightPoint has been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of RightPoint's management, includes all adjustments necessary for a fair presentation of the financial information for such interim periods.

                                E.PIPHANY, INC.

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                              PRO FORMA      PRO FORMA
                                                    E.PIPHANY   RIGHTPOINT   ADJUSTMENTS     COMBINED
                                                    ---------   ----------   -----------     ---------
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 89,701     $  4,229     $     --       $ 93,930
  Short term investments..........................        --        1,454           --          1,454
  Accounts receivable, net........................     3,193        1,119           --          4,312
  Prepaid expenses and other assets...............     2,155          236           --          2,391
                                                    --------     --------     --------       --------
          Total current assets....................    95,049        7,038           --        102,087
  Property and equipment, net.....................     2,442          643           --          3,085
  Goodwill and purchased intangibles..............        --           --      471,958(A)     471,958
  Other assets....................................       485            1           --            486
                                                    --------     --------     --------       --------
          Total assets............................  $ 97,976     $  7,682     $471,958       $577,616
                                                    ========     ========     ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation.....  $     88     $    243     $     --       $    331
  Current portion of notes payable................       629           --           --            629
  Repayable grant.................................        --          130           --            130
  Trade accounts payable..........................     1,587          830           --          2,417
  Accrued liabilities.............................     4,442          372        7,750(B)      12,564
  Deferred revenue................................     2,538          364           --          2,902
                                                    --------     --------     --------       --------
          Total current liabilities...............     9,284        1,939        7,750         18,973
  Capital lease obligations, net of current
     portion......................................        93           38           --            131
  Notes payable, net of current portion...........     7,737           --           --          7,737
                                                    --------     --------     --------       --------
          Total liabilities.......................    17,114        1,977        7,750         26,841
                                                    --------     --------     --------       --------
Stockholders' equity:
  Convertible preferred stock.....................        --          155         (155)(B)         --
  Common stock....................................         5           12          (12)(B)          5
  Additional paid-in capital......................   113,781       32,408      459,505(B)     605,694
  Warrants to purchase preferred stock............       532           --           --            532
  Note receivable.................................      (640)          --           --           (640)
  Deferred compensation...........................    (3,202)      (3,153)       3,153(B)      (3,202)
  Accumulated other comprehensive income..........        --           81          (81)(B)         --
  Accumulated deficit.............................   (29,614)     (23,798)       1,798(B)     (51,614)
                                                    --------     --------     --------       --------
          Total stockholders' equity..............    80,862        5,705      464,208        550,775
                                                    --------     --------     --------       --------
          Total liabilities and stockholders'
            equity................................  $ 97,976     $  7,682     $471,958       $577,616
                                                    ========     ========     ========       ========

                                E.PIPHANY, INC.

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA      PRO FORMA
                                                   E.PIPHANY   RIGHTPOINT   ADJUSTMENTS     COMBINED
                                                   ---------   ----------   -----------     ---------
Revenues:
  Product license................................  $  2,216     $   952      $      --      $   3,168
  Services.......................................     1,161         337             --          1,498
                                                   --------     -------      ---------      ---------
          Total revenues.........................     3,377       1,289             --          4,666
                                                   --------     -------      ---------      ---------
Cost of revenues:
  Product license................................         4          24             --             28
  Services.......................................     1,396         103             --          1,499
                                                   --------     -------      ---------      ---------
          Total cost of revenues.................     1,400         127             --          1,527
                                                   --------     -------      ---------      ---------
Gross profit.....................................     1,977       1,162             --          3,139
                                                   --------     -------      ---------      ---------
Operating expenses:
  Research and development.......................     3,769       2,548             --          6,317
  Sales and marketing............................     6,519       2,769             --          9,288
  General and administrative.....................     1,503       1,275             --          2,778
  Amortization of goodwill and intangibles.......        --          --        157,319(C)     157,319
  Stock-based compensation.......................       799          --             --            799
                                                   --------     -------      ---------      ---------
          Total operating expenses...............    12,590       6,592        157,319        176,501
                                                   --------     -------      ---------      ---------
Loss from operations.............................   (10,613)     (5,430)      (157,319)      (173,362)
Other income (expense)...........................       283        (106)            --            177
                                                   --------     -------      ---------      ---------
          Net loss...............................  $(10,330)    $(5,536)     $(157,319)     $(173,185)
                                                   ========     =======      =========      =========
Basic and diluted net loss per share.............  $  (7.19)    $ (6.47)                    $ (112.53)
                                                   ========     =======                     =========
Shares used in computing basic and diluted net
  loss per share.................................     1,437         855                         1,539
                                                   ========     =======                     =========
Pro forma basic and diluted net loss per share...  $  (1.17)    $ (0.45)                    $  (16.85)
                                                   ========     =======                     =========
Shares used in computing pro forma basic and
  diluted net loss per share.....................     8,833      12,186                        10,281
                                                   ========     =======                     =========

                                E.PIPHANY, INC.

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA     PRO FORMA
                                                    E.PIPHANY   RIGHTPOINT   ADJUSTMENTS    COMBINED
                                                    ---------   ----------   -----------    ---------
Revenues:
  Product license.................................  $  5,633     $ 2,892      $      --     $   8,525
  Services........................................     4,835         909             --         5,744
                                                    --------     -------      ---------     ---------
          Total revenues..........................    10,468       3,801             --        14,269
                                                    --------     -------      ---------     ---------
Cost of revenues:
  Product license.................................        83           3             --            86
  Services........................................     5,445         636             --         6,081
                                                    --------     -------      ---------     ---------
          Total cost of revenues..................     5,528         639             --         6,167
                                                    --------     -------      ---------     ---------
Gross profit......................................     4,940       3,162             --         8,102
                                                    --------     -------      ---------     ---------
Operating expenses:
  Research and development........................     4,722       2,213             --         6,935
  Sales and marketing.............................    11,576       3,410             --        14,986
  General and administrative......................     2,546       1,162             --         3,708
  Amortization of goodwill and intangibles........        --          --        117,990(C)    117,990
  Stock-based compensation........................     2,314         500             --         2,814
                                                    --------     -------      ---------     ---------
          Total operating expenses................    21,158       7,285        117,990       146,433
                                                    --------     -------      ---------     ---------
Loss from operations..............................   (16,218)     (4,123)      (117,990)     (138,331)
Other income (expense)............................        83         216             --           299
                                                    --------     -------      ---------     ---------
          Net loss................................  $(16,135)    $(3,907)     $(117,990)    $(138,032)
                                                    ========     =======      =========     =========
Basic and diluted net loss per share..............  $  (2.90)    $ (3.71)                   $  (24.27)
                                                    ========     =======                    =========
Shares used in computing basic and diluted net
  loss per share..................................     5,563       1,054                        5,688
                                                    ========     =======                    =========
Pro forma basic and diluted net loss per share....  $  (1.00)    $ (0.20)                   $   (7.45)
                                                    ========     =======                    =========
Shares used in computing pro forma basic and
  diluted net loss per share......................    16,197      19,701                       18,537
                                                    ========     =======                    =========

                        NOTES TO THE UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     The total purchase price of RightPoint reflects the issuance of approximately 3,077,000 shares of our common stock and the assumption of options and warrants to purchase approximately 530,000 shares of our common stock. The total purchase price was determined as follows (in thousands):

Value of E.piphany common stock, options and warrants.......  $491,913
Other direct acquisition expenses...........................     7,750
                                                              --------
                                                              $499,663
                                                              ========

     The valuation of our common stock is based on its weighted average closing price three days prior to and three days following the announcement of the acquisition. The valuation of options and warrants to purchase our common stock is based upon the Black-Scholes valuation model.

     The total purchase price of the RightPoint acquisition has been allocated to acquired assets based on estimates of their fair values. The purchase price of approximately $499.7 million has been assigned to the assets acquired as follows (in thousands):

Tangible net assets acquired................................  $  5,705
Acquired in-process research and development................    22,000
Assembled work force and customer list......................     4,100
Developed technology........................................    35,000
Goodwill....................................................   432,858
                                                              --------
                                                              $499,663
                                                              ========

     We expect to allocate approximately $22.0 million of the purchase price to RightPoint's in-process research and development, which will be expensed upon consummation of the merger as it has not reached technological feasibility and, in the opinion of management, has no alternative future use. The estimated amount is subject to adjustment based upon completion of third party appraisals. This amount has not been reflected in the accompanying pro forma statements of operations as it is a nonrecurring charge, but has been reflected as an adjustment to accumulated deficit in the accompanying pro forma balance sheet.

     The adjustments to the pro forma combined condensed balance sheet as of September 30, 1999 are as follows:

          (A) To reflect goodwill and other intangibles of approximately $472.0 million resulting from the acquisition of RightPoint.

          (B) To reflect the purchase price paid as follows: issuance of our common stock, options and warrants valued at approximately $491.9 million and acquisition-related expenses of approximately $7.8 million.

     The adjustments to the pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 assume the acquisition occurred as of January 1, 1998 and are as follows:

          (C) To reflect the amortization of approximately $472.0 million of estimated goodwill and other intangibles resulting from the acquisition. The intangible assets will be amortized ratably over an estimated useful life of three years.

                                E.PIPHANY, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statement of Stockholders' Equity and Comprehensive Loss....  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To E.piphany, Inc.:

     We have audited the accompanying balance sheets of E.piphany, Inc. (a Delaware corporation) as of December 31, 1997 and 1998, and September 30, 1999, and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years ended December 31, 1997 and 1998 and nine months ended September 30, 1999. These financial statements are the responsibility of E.piphany's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E.piphany, Inc. as of December 31, 1997 and 1998, and September 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, and nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
San Jose, California
December 20, 1999

                                E.PIPHANY, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------    SEPTEMBER 30,
                                                               1997        1998          1999
                                                              -------    --------    -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   369    $ 13,595      $ 89,701
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $30, and $80, respectively..............       16       1,243         3,193
  Prepaid expenses and other current assets.................       79         354         2,155
                                                              -------    --------      --------
         Total current assets...............................      464      15,192        95,049
Property and equipment, net.................................      337       1,172         2,442
Other assets................................................       --          --           485
                                                              -------    --------      --------
                                                              $   801    $ 16,364      $ 97,976
                                                              =======    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation...............  $    --    $     --      $     88
  Current portion of notes payable..........................       --         167           629
  Accounts payable..........................................      117       1,015         1,587
  Accrued liabilities.......................................      140       1,028         4,442
  Deferred revenue..........................................       76         381         2,538
                                                              -------    --------      --------
         Total current liabilities..........................      333       2,591         9,284
  Capital lease obligations, net of current portion.........       --          --            93
  Notes payable, net of current portion.....................       --         333         7,737
                                                              -------    --------      --------
         Total liabilities..................................      333       2,924        17,114
                                                              -------    --------      --------
Commitments (Note 4)
Stockholders' equity:
  Series A-D convertible preferred stock, $0.0001 par value;
    Authorized -- 12,703 shares in 1998, 0 shares at
     September 30, 1999
    Outstanding -- 3,228 shares in 1997, 10,623 shares in
     1998 and 0 at September 30, 1999.......................        1           3            --
  Convertible preferred stock, $0.0001 par value;
    Authorized -- 5,000 shares at September 30, 1999
    Outstanding -- none.....................................       --          --            --
  Common stock, $0.0001 par value;
    Authorized -- 100,000 shares at September 30, 1999
    Outstanding -- 5,619 shares in 1997, 8,913 shares in
     1998 and 26,975 shares at September 30, 1999...........        1           2             5
  Additional paid-in capital................................    3,615      30,030       113,781
  Warrants..................................................       --          --           532
  Note receivable...........................................       --        (640)         (640)
  Deferred compensation.....................................       --      (2,476)       (3,202)
  Accumulated deficit.......................................   (3,149)    (13,479)      (29,614)
                                                              -------    --------      --------
         Total stockholders' equity.........................      468      13,440        80,862
                                                              -------    --------      --------
                                                              $   801    $ 16,364      $ 97,976
                                                              =======    ========      ========

The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEARS ENDED              NINE MONTHS
                                                     DECEMBER 31,          ENDED SEPTEMBER 30,
                                                  -------------------    -----------------------
                                                   1997        1998         1998          1999
                                                  -------    --------    -----------    --------
                                                                         (UNAUDITED)
Revenues:
  Product license...............................  $    --    $  2,216      $ 1,270      $  5,633
  Services......................................       --       1,161          705         4,835
                                                  -------    --------      -------      --------
                                                       --       3,377        1,975        10,468
                                                  -------    --------      -------      --------
Cost of revenues:
  Product license...............................       --           4            3            83
  Services......................................       --       1,396          847         5,445
                                                  -------    --------      -------      --------
                                                       --       1,400          850         5,528
                                                  -------    --------      -------      --------
     Gross profit...............................       --       1,977        1,125         4,940
                                                  -------    --------      -------      --------
Operating expenses:
  Research and development......................    1,646       3,769        2,617         4,722
  Sales and marketing...........................    1,200       6,519        4,078        11,576
  General and administrative....................      373       1,503          987         2,546
  Stock-based compensation......................        1         799          395         2,314
                                                  -------    --------      -------      --------
          Total operating expenses..............    3,220      12,590        8,077        21,158
                                                  -------    --------      -------      --------
     Loss from operations.......................   (3,220)    (10,613)      (6,952)      (16,218)
                                                  -------    --------      -------      --------
Other income (expense):
  Interest income...............................       71         333          187           464
  Interest expense..............................       --         (48)         (33)         (386)
  Other.........................................       --          (2)          (1)            5
                                                  -------    --------      -------      --------
          Total other income....................       71         283          153            83
                                                  -------    --------      -------      --------
     Net loss...................................  $(3,149)   $(10,330)     $(6,799)     $(16,135)
                                                  =======    ========      =======      ========
Basic and diluted net loss per share............  $ (2.90)   $  (7.19)     $ (3.62)     $  (2.90)
                                                  =======    ========      =======      ========
Shares used in computing basic and diluted net
  loss per share................................    1,087       1,437        1,877         5,563
                                                  =======    ========      =======      ========
Pro forma basic and diluted net loss per share
  (unaudited)...................................             $  (1.17)                  $  (1.00)
                                                             ========                   ========
Shares used in computing pro forma basic and
  diluted net loss per share (unaudited)........                8,833                     16,197
                                                             ========                   ========

The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

            STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                       CONVERTIBLE          COMMON
                                     PREFERRED STOCK         STOCK        ADDITIONAL
                                     ----------------   ---------------    PAID-IN                   NOTE        DEFERRED
                                     SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     WARRANTS   RECEIVABLE   COMPENSATION
                                     -------   ------   ------   ------   ----------   --------   ----------   ------------
Issuance of common stock...........       --    $--      5,600     $1      $      2     $  --       $  --        $    --
Exercise of common stock options...       --     --          8     --             1        --          --             --
 Issuance of common stock in
   exchange for services...........       --     --         11     --             1        --          --             --
 Issuance of Series A preferred
   stock, net......................    3,228      1         --     --         3,611        --          --             --
 Comprehensive loss:
   Net loss........................       --     --         --     --            --        --          --             --
                                     -------    ---     ------     --      --------     -----       -----        -------
       Total comprehensive loss....
Balance, December 31, 1997.........    3,228      1      5,619      1         3,615        --          --             --
 Issuance of Series B preferred
   stock, net......................    3,229      1         --     --         8,019        --          --             --
 Sale of common stock to Series B
   investors.......................       --     --        250     --            62        --          --             --
 Issuance of common stock to
   officer.........................       --     --      1,600     --           640        --        (640)            --
 Issuance of common stock in
   exchange for services...........       --     --         60     --            36        --          --             --
 Issuance of Series C preferred
   stock, net......................    4,160      1         --     --        13,992        --          --             --
 Exercise of common stock
   options.........................       --     --      1,540      1           488        --          --             --
 Repurchase of stock...............       --     --       (156)    --           (70)       --          --             --
 Issuance of Series C preferred
   stock in exchange for
   services........................        6     --         --     --            20        --          --             --
 Stock-based compensation..........       --     --         --     --            11        --          --             --
 Deferred stock compensation.......       --     --         --     --         3,217        --          --         (3,217)
 Amortization of deferred stock
   compensation....................       --     --         --     --            --        --          --            741
 Comprehensive loss:
   Net loss........................       --     --         --     --            --        --          --             --
                                     -------    ---     ------     --      --------     -----       -----        -------
       Total comprehensive loss....
Balance, December 31, 1998.........   10,623      3      8,913      2        30,030        --        (640)        (2,476)
 Exercise of common stock
   options.........................       --     --      1,497     --         2,530        --          --             --
 Issuance of stock options in
   exchange for services...........       --     --         --     --           388        --          --             --
 Issuance of Series D preferred
   stock, net......................      937     --         --     --         5,970        --          --             --
 Issuance of warrants..............       --     --         --     --            --       532          --             --
 Repurchase of stock...............       --     --       (146)    --            (4)       --          --             --
 Issuance of stock related to
   leases and debt financing.......       --     --          6     --           100        --          --             --
 Issuance of common stock in
   initial public offering, net....       --     --      4,772     --        69,866        --          --             --
 Conversion of preferred stock.....  (11,560)    (3)    11,560      3                                  --             --
 Exercise of warrants..............       --     --        373     --         2,250        --          --             --
 Deferred stock compensation.......       --     --         --     --         2,651        --      (2,651)            --
 Amortization of deferred stock
   compensation....................       --     --         --     --            --        --          --          1,925
 Comprehensive loss:
   Net loss........................       --     --         --     --            --        --          --             --
                                     -------    ---     ------     --      --------     -----       -----        -------
       Total comprehensive loss....
Balance, September 30, 1999........       --    $--     26,975     $5      $113,781     $ 532       $(640)       $(3,202)
                                     =======    ===     ======     ==      ========     =====       =====        =======


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'   COMPREHENSIVE
                                       DEFICIT        EQUITY           LOSS
                                     -----------   -------------   -------------
Issuance of common stock...........   $     --       $      3
Exercise of common stock options...         --              1
 Issuance of common stock in
   exchange for services...........         --              1
 Issuance of Series A preferred
   stock, net......................         --          3,612
 Comprehensive loss:
   Net loss........................     (3,149)        (3,149)       $ (3,149)
                                      --------       --------        --------
       Total comprehensive loss....                                  $ (3,149)
                                                                     ========
Balance, December 31, 1997.........     (3,149)           468
 Issuance of Series B preferred
   stock, net......................         --          8,020
 Sale of common stock to Series B
   investors.......................         --             62
 Issuance of common stock to
   officer.........................         --             --
 Issuance of common stock in
   exchange for services...........         --             36
 Issuance of Series C preferred
   stock, net......................         --         13,993
 Exercise of common stock
   options.........................         --            489
 Repurchase of stock...............         --            (70)
 Issuance of Series C preferred
   stock in exchange for
   services........................         --             20
 Stock-based compensation..........         --             11
 Deferred stock compensation.......         --             --
 Amortization of deferred stock
   compensation....................         --            741
 Comprehensive loss:
   Net loss........................    (10,330)       (10,330)       $(10,330)
                                      --------       --------        --------
       Total comprehensive loss....                                  $(10,330)
                                                                     ========
Balance, December 31, 1998.........    (13,479)        13,440
 Exercise of common stock
   options.........................         --          2,530
 Issuance of stock options in
   exchange for services...........         --            388
 Issuance of Series D preferred
   stock, net......................         --          5,970
 Issuance of warrants..............         --            532
 Repurchase of stock...............         --             (4)
 Issuance of stock related to
   leases and debt financing.......         --            100
 Issuance of common stock in
   initial public offering, net....         --         69,866
 Conversion of preferred stock.....         --             --
 Exercise of warrants..............         --          2,250
 Deferred stock compensation.......         --
 Amortization of deferred stock
   compensation....................         --          1,925
 Comprehensive loss:
   Net loss........................    (16,135)       (16,135)       $(16,135)
                                      --------       --------        --------
       Total comprehensive loss....                                  $(16,135)
                                                                     ========
Balance, September 30, 1999........   $(29,614)      $ 80,862
                                      ========       ========

The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED            NINE MONTHS
                                                                DECEMBER 31,       ENDED SEPTEMBER 30,
                                                             ------------------   ----------------------
                                                              1997       1998        1998         1999
                                                             -------   --------   -----------   --------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
Net loss...................................................  $(3,149)  $(10,330)    $(6,799)    $(16,135)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation..........................................       47        269         166          549
     Allowance for doubtful accounts.......................       --         30          --           50
     Loss on sale of property and equipment................        9         --          --           --
     Noncash compensation expense..........................        1        799         395        2,314
     Noncash interest expense..............................       --         --          --           47
     Changes in operating assets and liabilities:
       Accounts receivable.................................      (16)    (1,257)       (480)      (2,000)
       Prepaid expenses and other assets...................      (79)      (275)       (359)      (1,763)
       Accounts payable....................................      117        898         365          572
       Accrued liabilities.................................      140        888         457        3,414
       Deferred revenue....................................       76        305         172        2,157
                                                             -------   --------     -------     --------
          Net cash used in operating activities............   (2,854)    (8,673)     (6,083)     (10,795)
                                                             -------   --------     -------     --------
Cash flows from investing activities:
  Purchase of property and equipment.......................     (408)    (1,104)       (819)      (1,594)
  Proceeds from the sale of property and equipment.........       15         --          --           --
                                                             -------   --------     -------     --------
          Net cash used in investing activities............     (393)    (1,104)       (819)      (1,594)
                                                             -------   --------     -------     --------
Cash flows from financing activities:
  Borrowings...............................................       --        500         500        8,000
  Repayments on line of credit.............................       --         --          --         (135)
  Principal payments on capital lease obligations..........       --         --          --          (44)
  Proceeds from initial public offering of common stock,
     net...................................................       --         --          --       69,866
  Proceeds from exercise of warrant........................       --         --          --        2,250
  Net proceeds from issuance of convertible preferred
     stock.................................................    3,612     22,033      19,043        5,970
  Issuance of common stock.................................        4        470         451        2,588
                                                             -------   --------     -------     --------
          Net cash provided by financing activities........    3,616     23,003      19,994       88,495
                                                             -------   --------     -------     --------
Net increase in cash and cash equivalents..................      369     13,226      13,092       76,106
Cash and cash equivalents at beginning of period...........       --        369         369       13,595
                                                             -------   --------     -------     --------
Cash and cash equivalents at end of period.................  $   369   $ 13,595     $13,461     $ 89,701
                                                             =======   ========     =======     ========
Supplemental cash flow information:
  Cash paid for interest...................................  $    --   $     48     $    33     $    338
Non-cash transactions:
  Loan to officer to purchase stock........................  $    --   $    640     $   640     $     --
  Equipment capital lease..................................  $    --   $     --     $    --     $    225

The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

1. ORGANIZATION AND OPERATIONS

     E.piphany, Inc. ("E.piphany" or the "Company"), formerly Epiphany Marketing Software, Inc., was incorporated in Delaware in November 1996, and develops and markets software that companies can use to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. In 1997, E.piphany was in the development stage and was primarily engaged in obtaining equity financing and performing research and development activities. Although E.piphany began actively selling its products in 1998 and no longer considers itself to be in the development stage, it has not operated profitably to date and there are no assurances that it will operate profitably in the future.

     E.piphany has incurred net operating losses since inception and, as of September 30, 1999, had an accumulated deficit of $29.6 million. E.piphany is subject to various risks associated with companies in a comparable stage of development, including having a limited operating history; competition from substitute products and larger competitors; dependence on a limited number of customers; dependence on key individuals; and the ability to obtain adequate financing to support its growth.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL DATA

     The unaudited interim financial statements for the nine months ended September 30, 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, E.piphany considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist of amounts on deposit at a commercial bank and investments in commercial paper and other securities.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     E.piphany provides credit to its customers in the normal course of business, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, to date, have not been material.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

     Sales to significant customers as a percentage of total revenues were as follows:

                                                                            NINE MONTHS
                                                           YEARS ENDED         ENDED
                                                           DECEMBER 31,    SEPTEMBER 30,
                                                           ------------    --------------
                                                           1997    1998    1998     1999
                                                           ----    ----    -----    -----
Customer A...............................................  --       30%     40%      --
Customer B...............................................  --       17%     22%      --
Customer C...............................................  --       16%     16%      --
Customer D...............................................  --       11%     11%      --
Customer E...............................................  --       11%     --       --
Customer F...............................................  --       --      10%      --
Customer G...............................................  --       --      --       13%

     In September 1998, the President and Chief Executive Officer of E.piphany was elected to the board of directors of Customer D. E.piphany recognized $357,000 in revenue from this customer in 1998 and had $146,000 in accounts receivable due from Customer D at December 31, 1998. The majority of the agreements relating to this revenue were entered into before the chief executive officer was employed by E.piphany or elected to Customer D's board of directors. E.piphany also recognized $235,000 in revenue from this customer for the nine months ended September 30, 1999 and had $107,000 in accounts receivable at September 30, 1999.

     The President and Chief Executive Officer of E.piphany is a member of the board of directors of two additional customers. E.piphany recognized a total of $493,000 in revenue from these customers for the nine months ended September 30, 1999 and had a total of $68,000 and $5,000 in accounts receivable at December 31, 1998 and September 30, 1999, respectively, from these customers. An outside director of E.piphany is also a member of the board of directors of one of these customers.

     An outside director of E.piphany is a member of the board of directors of Customer F. E.piphany recognized $233,000 and $361,000 in revenue from Customer F for the year ended December 31, 1998 and during the nine months ended September 30, 1999, and had a total of $57,000 and $55,000 in accounts receivable as of December 31, 1998 and September 30, 1999, respectively. The first agreement with this customer was entered into before the outside director was elected to E.piphany's board of directors.

     An outside director of E.piphany is a member of the board of directors of one additional customer. E.piphany recognized $77,000 in revenue from this customer for the nine months ended September 30, 1999 and has a total of $107,000 in accounts receivable at September 30, 1999 from this customer.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives, generally three to five years. Depreciation expense is included in operating expenses.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

     Property and equipment consists of the following (in thousands):

                                                         DECEMBER 31,
                                                        --------------    SEPTEMBER 30,
                                                        1997     1998         1999
                                                        ----    ------    -------------
Computer software and equipment.......................  $372    $1,329       $3,142
Furniture and fixtures................................    12       159          165
                                                        ----    ------       ------
                                                         384     1,488        3,307
Less: Accumulated depreciation........................   (47)     (316)        (865)
                                                        ----    ------       ------
                                                        $337    $1,172       $2,442
                                                        ====    ======       ======

     Included in property and equipment are assets acquired under capital leases with original cost of approximately $225,000 as of September 30, 1999. Accumulated amortization on the leased assets is approximately $47,000 as of September 30, 1999.

     Future minimum lease payments on capital leases are as follows at September 30, 1999 (in thousands):

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1999........................................................  $ 26
2000........................................................   102
2001........................................................    73
                                                              ----
Total minimum lease payments................................   201
Less: Imputed interest (10.0%)..............................   (20)
                                                              ----
Present value of payments under capital leases..............   181
Less: Current portion.......................................   (88)
                                                              ----
Long-term capital lease obligations.........................  $ 93
                                                              ====

SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. E.piphany defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, if material, after consideration of various factors, including net realizable value. To date, software development costs that are eligible for capitalization have not been material and have been expensed.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                         DECEMBER 31,
                                                        --------------    SEPTEMBER 30,
                                                        1997     1998         1999
                                                        ----    ------    -------------
Accrued professional services.........................  $ 42    $  158       $  707
Accrued sales tax.....................................    17        93           60
Accrued payroll.......................................    --       249           --
Accrued vacation......................................    --       153          511
Accrued commissions and bonus.........................    16       212        1,396
Accrued initial public offering issuance costs........    --        --          563
Accrued other.........................................    65       163        1,205
                                                        ----    ------       ------
                                                        $140    $1,028       $4,442
                                                        ====    ======       ======

STOCK-BASED COMPENSATION

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method defined in Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. Companies that elect to employ the method proscribed by APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. E.piphany has elected to continue to account for its stock-based compensation arrangements under the provisions of APB 25, and accordingly, has included in Note 6 the pro forma disclosures required under SFAS No. 123.

REVENUE RECOGNITION

     E.piphany generates several types of revenue including the following:

     License Fees. E.piphany's standard end user license agreement for E.piphany's products provides for an initial fee to use the product in perpetuity up to a maximum number of users. E.piphany also enters into other license agreement types, which allow for the use of E.piphany's products, usually restricted by the number of employees, the number of users, or the license term. Fees from licenses are recognized as revenue upon contract execution, provided all shipment obligations have been met, fees are fixed or determinable, collection is probable, and vendor specific objective evidence exists to allocate the total fee between all elements of the arrangement. Fees from license agreements which include the right to receive unspecified future products are recognized over the term of the arrangement or, if not specified, the estimated economic life of the product.

     When licenses are sold together with consulting and implementation services, license fees are recognized upon shipment, provided that (1) the above criteria have been met, (2) payment of the license fees is not dependent upon the performance of the consulting services, and (3) the services do not include significant alterations to the features and functionality of the software. To date, services have been essential to the functionality of the software products for substantially all license agreements entered into which included implementation services. For these arrangements and other arrangements which don't meet the above criteria, both the product license revenues and services revenue is recognized in accordance with

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

the provisions of Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." When reliable estimates are available for the costs and efforts necessary to complete the implementation services, the Company accounts for the arrangements under the percentage completion contract method pursuant to SOP 81-1. When such estimates are not available, the completed contract method is utilized. License revenue recognized pursuant to SOP 81-1 comprised 76% and 76% of total product revenue for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     E.piphany provides for sales returns based on historical rates of return which, to date, have not been material.

     Maintenance Agreements. Maintenance agreements generally call for E.piphany to provide technical support and software updates to customers. Revenue on technical support and software update rights is recognized ratably over the term of the maintenance agreement and is included in services revenue in the accompanying statements of operations.

     Consulting, Implementation and Training Services. E.piphany provides consulting, implementation and training services to its customers. Revenue from such services, when not sold in conjunction with product licenses, is generally recognized as the services are performed.

     As of September 30, 1999, $36,000 of accounts receivable was unbilled due to services performed in advance of billings.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. The Company does not incur any direct-response advertising costs.

COMPREHENSIVE INCOME (LOSS)

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which E.piphany adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with shareholders ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity. For each of the two years ended December 31, 1998, and the nine months ended September 30, 1999, E.piphany's comprehensive income was equal to net loss.

COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE AND PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

     Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

                                                          YEARS ENDED       NINE MONTHS ENDED
                                                          DECEMBER 31,        SEPTEMBER 30,
                                                       ------------------   ------------------
                                                        1997       1998      1998       1999
                                                       -------   --------   -------   --------
Net loss.............................................  $(3,149)  $(10,330)  $(6,799)  $(16,135)
Basic and diluted:
  Weighted average shares of common stock
     outstanding.....................................    5,486      7,235     6,691      9,913
Less: Weighted average shares subject to
  repurchase.........................................   (4,399)    (5,798)   (4,814)    (4,350)
                                                       -------   --------   -------   --------
Weighted average shares used in computing basic and
  diluted net loss per common share..................    1,087      1,437     1,877      5,563
                                                       =======   ========   =======   ========
  Basic and diluted net loss per common share........  $ (2.90)  $  (7.19)  $ (3.62)  $  (2.90)
                                                       =======   ========   =======   ========
  Net loss...........................................            $(10,330)            $(16,135)
                                                                 ========             ========
Shares used above....................................               1,437                5,563
Pro forma adjustment to reflect weighted effect of
  assumed conversion of convertible preferred stock
  (unaudited)........................................               7,396               10,634
                                                                 --------             --------
Shares used in computing pro forma basic and diluted
  net loss per common share (unaudited)..............               8,833               16,197
                                                                 ========             ========
Pro forma basic and diluted net loss per common share
  (unaudited)........................................            $  (1.17)            $  (1.00)
                                                                 ========             ========

     E.piphany has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were approximately 8,124,000, 14,952,000, and 18,504,000 for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, respectively. See Note 6 for further information on these securities.

SEGMENT REPORTING

     During 1998, E.piphany adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires a new basis of determining reportable business segments (i.e., the management approach). This approach requires that business segment information used by management to assess performance and manage company resources be the source for information disclosure. On this basis, E.piphany is organized and operates as one business segment, the design, development, and marketing of software solutions.

     During the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, E.piphany did not generate significant revenues in foreign countries.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

No. 137, "Accounting For Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (or January 1, 2001 for E.piphany). This Statement will not have a material impact on the financial condition or results of the operations of E.piphany.

     In December 1998, the AICPA issued Statement of Position ("SOP") 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. E.piphany does not anticipate that this statement will have a material impact on its statement of operations.

3. LONG-TERM DEBT

     E.piphany had the following long-term debt arrangements as of September 30, 1999 (in thousands):

                                                              DECEMBER 31,
                                                              -------------    SEPTEMBER 30,
                                                              1997    1998         1999
                                                              ----    -----    -------------
Subordinated convertible debt facility for $10.0 million.
  Expires in February 2000. Borrowings bear interest at 10%
  and are payable in equal monthly installments of interest
  only through June 2001 and equal installments of principal
  and interest from June 2001 to December 2002..............  $ --    $  --       $5,000
Non-revolving equipment line of credit with a bank for $3.0
  million. Expires in March 2000 with all payments due March
  2003. Borrowings bear interest at the bank's prime rate
  plus 0.5% (8.75% at September 30, 1999)...................    --       --        3,000
Non-revolving equipment line of credit with a bank for $1.25 million. Borrowings bear interest at the bank's prime rate plus 0.5% (8.75% at September 30, 1999) and are payable in
  monthly installments through September 2001...............    --      500          366
Revolving line of credit with a bank for $1.0 million.
  Expires in December 1999. Borrowings bear interest at the
  bank's prime rate (8.25% at September 30, 1999)...........    --       --           --
Equipment lease line for $2.0 million. Expires in May 2000.
  Borrowings bear interest at 8.5% for the first six months
  of the lease..............................................    --       --           --
                                                              ----    -----       ------
  Total borrowings outstanding..............................    --      500        8,366
  Less: current portion.....................................    --     (167)        (629)
                                                              ----    -----       ------
          Total long-term debt..............................  $ --    $ 333       $7,737
                                                              ====    =====       ======

     All of the debt arrangements above are collateralized by substantially all of E.piphany's assets. E.piphany must comply with certain covenants under some of these arrangements including minimum deposits and liquidity ratios.

     The subordinated convertible debt facility lender had the option to convert a portion of the outstanding borrowings under the facility to 351,563 shares of E.piphany's Series C' preferred stock at a price of $6.40 per share. The fair value of the warrant at the date of issuance was determined to be $391,000 and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.6%; expected life of 0.25 years; and expected volatility of 85%. This amount will be

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

recognized as additional interest expense over the term of this arrangement with the lender. As of September 30, 1999, this warrant has been exercised.

     Borrowings outstanding as of September 30, 1999 are payable as follows (in thousands):

1999........................................................  $   32
2000........................................................     938
2001........................................................   2,730
2002........................................................   4,416
2003........................................................     250
                                                              ------
                                                              $8,366
                                                              ======

4. COMMITMENTS

     E.piphany leases certain equipment and its facilities under operating lease agreements. The leases expire at various dates through 2003. Future minimum lease payments under these leases as of September 30, 1999 are as follows (in thousands):

                  YEAR ENDED DECEMBER 31,
                  -----------------------
1999........................................................  $  393
2000........................................................   1,456
2001........................................................   1,297
2002........................................................   1,336
2003........................................................   1,135
                                                              ------
                                                              $5,617
                                                              ======

     Total rent expense for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, was approximately $127,000, $610,000 and $729,000, respectively.

5. PREFERRED STOCK

     Since inception, E.piphany has issued 11,560,000 shares of preferred stock. These shares were converted to shares of common stock upon the closing of the Company's initial public offering (IPO). All outstanding warrants to purchase preferred stock are now exercisable for common stock. Upon the closing of the IPO, E.piphany authorized 5,000,000 shares of undesignated preferred stock for future issuance.

6. COMMON STOCK

     During January and February 1997, E.piphany issued 5,600,000 shares of common stock, under restricted stock purchase agreements, for $0.0005 per share in exchange for cash. Pursuant to the restricted stock purchase agreements, E.piphany has the right to repurchase the common stock at the original purchase price. The repurchase right expires over a 48-month period. In July 1998, E.piphany's chief executive officer purchased 1,600,000 shares of common stock under a restricted stock purchase agreement in exchange for a promissory note (see Note 8). Pursuant to the stock purchase agreement, E.piphany has the right to repurchase the common stock at the original purchase price. The repurchase right expires over a 48-month period. All exercised but unvested stock options are also subject to repurchase by E.piphany at

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

the original purchase price. As of September 30, 1999, 2,313,449 shares of common stock were subject to repurchase under these agreements.

     Effective upon the closing of the IPO, the number of authorized shares of common stock was increased to 100,000,000 shares.

     As of September 30, 1999, E.piphany had reserved the following shares of authorized but unissued common stock:

Stock options outstanding under the 1997 stock option
  plan......................................................  3,094,517
Stock options to be granted under the 1999 stock plan.......  3,614,613
Stock reserved for issuance under the 1999 employee stock
  purchase plan.............................................  2,000,000
Warrants....................................................    106,250
                                                              ---------
          Total shares reserved.............................  8,815,380
                                                              =========

WARRANTS

     In May 1997, E.piphany issued a warrant to purchase 22,124 shares of Series A preferred stock at $1.13 per share in connection with obtaining a line of credit. The warrant is exercisable through May 2002. The fair value of the warrant at the date of issuance was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 6.4%; expected life of 4 years; and expected volatility of 85%. The value was determined to be immaterial. As of September 30, 1999, this warrant has been exercised.

     In January 1998, E.piphany issued a warrant to purchase shares of Series B preferred stock at $2.50 per share in connection with obtaining a line of credit with a bank. The number of shares is calculated based on $97,500 plus a percentage of borrowings under the revolving line of credit divided by the share price. At September 30, 1999, this warrant allowed for the purchase of 75,000 shares. The warrant is exercisable through September 21, 2002. The fair value of the warrant at the date of issuance was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.6%; expected life of 3 years; and expected volatility of 85%. The value was determined to be immaterial.

     In June 1999, E.piphany issued a warrant to purchase 31,250 shares of Series C preferred stock at $3.38 per share in connection with obtaining an equipment lease line. The warrant is exercisable immediately and expires in June 2009. The fair value of the warrant at the date of issuance was determined to be $141,000 and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.2%; expected life of 3 years; and expected volatility of 85%. This amount will be recognized as additional interest expense over the term of this arrangement with the lender.

     Upon the closing of the Company's IPO, all warrants to purchase preferred stock converted to warrants to purchase common stock.

STOCK-BASED COMPENSATION

     In connection with the grant of certain stock options to employees during the year ended December 31, 1998, and the nine months ended September 30, 1999, the Company recorded deferred compensation of approximately $5.9 million, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price or stock sale price at the date of the option grant or stock sale. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options in a manner consistent with Financial Accounting

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

Standards Board Interpretation No. 28. Approximately $0.7 million and $1.9 million was expensed during the year ended December 31, 1998, and the nine months ended September 30, 1999, respectively. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

     During the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, E.piphany recorded stock-based compensation of $1,000, $58,000, $53,000, and $388,000, respectively, related to equity instruments issued to non-employees. Stock-based compensation related to stock options to purchase common stock which are issued to non-employees is determined based upon the fair value at the date of issuance in accordance with the provisions of SFAS No. 123.

1999 EMPLOYEE STOCK PURCHASE PLAN

     On June 30, 1999, the board of directors approved the adoption of E.piphany's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 2,000,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the fair market value of the common stock, as defined in the Purchase Plan. As of September 30, 1999, no shares had been purchased.

INITIAL PUBLIC OFFERING

     On September 21, 1999, E.piphany completed an initial public offering of 4,772,500 shares of its common stock at a price of $16.00 per share and received net proceeds of approximately $69.9 million.

STOCK SPLIT

     On June 30, 1999, E.piphany's board of directors approved a 1 for 2 reverse stock split of E.piphany's outstanding common and preferred shares which was effective upon E.piphany's initial public offering. All share and per share information included in these financial statements have been retroactively adjusted to reflect this reverse stock split.

STOCK OPTIONS

     In 1997, E.piphany adopted the 1997 Stock Plan (the "1997 Plan") under which incentive stock options and nonstatutory stock options may be granted to employees and consultants of E.piphany. The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options are immediately exercisable, but shares so purchased vest over periods determined by the board of directors, generally four years. Upon termination of employment, unvested shares may be repurchased by E.piphany for the original purchase price.

     On June 30, 1999, the board of directors approved the adoption of E.piphany's 1999 Stock Plan (the "1999 Plan"). A total of 3,500,000 shares of common stock have been reserved for issuance related to stock options under the 1999 Plan. As of September 30, 1999, no shares have been granted.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

     E.piphany's board of directors determined that no further options would be granted under the 1997 Plan after the IPO. In addition to the 3,500,000 shares authorized for the 1999 Plan, the 1997 Plan options authorized but not granted as of the IPO were made available for grant under the 1999 Plan. Accordingly as of September 30, 1999, an aggregate of 3,614,613 shares were available for future option grants under the 1999 Plan.

     E.piphany accounts for its stock option plans pursuant to APB 25 whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Had compensation expense for stock option plans been determined consistent with SFAS No. 123, net losses would have increased to the following pro forma amounts (in thousands, except per share amounts):

                                                   YEARS ENDED            NINE MONTHS
                                                  DECEMBER 31,               ENDED
                                               -------------------       SEPTEMBER 30,
                                                1997        1998             1999
                                               -------    --------    -------------------
Net loss as reported.........................  $(3,149)   $(10,330)        $(16,135)
Net loss pro forma...........................  $(3,163)   $(10,457)        $(17,499)
Net loss per share as reported...............  $ (2.90)   $  (7.19)        $  (2.90)
Net loss per share pro forma.................  $ (2.91)   $  (7.28)        $  (3.15)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1997, 1998, and 1999:

                                                     1997          1998          1999
                                                  ----------    ----------    ----------
Risk-free interest rate.........................  5.8 - 6.9%    4.3 - 5.7%    4.4 - 5.4%
Expected life of the option.....................  4.5 years     4.5 years     4.5 years
Dividend yield..................................      0%            0%            0%
Volatility......................................      0%           85%           85%

     The following table summarizes the stock option plan activity under the stock option plans (in thousands, except per share amounts):

                                      YEAR ENDED            YEAR ENDED          NINE MONTHS ENDED
                                  DECEMBER 31, 1997      DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                  ------------------    -------------------    -------------------
                                            WEIGHTED               WEIGHTED               WEIGHTED
                                            AVERAGE                AVERAGE                AVERAGE
                                            EXERCISE               EXERCISE               EXERCISE
                                  SHARES     PRICE      SHARES      PRICE      SHARES      PRICE
                                  ------    --------    -------    --------    -------    --------
Outstanding at beginning of
  period........................      --     $0.00        1,210     $0.12        1,661     $0.57
Granted.........................   1,218     $0.12        2,560     $0.56        3,228     $6.60
Exercised.......................      (8)    $0.12       (1,540)    $0.31       (1,497)    $1.89
Canceled........................      --     $0.00         (569)    $0.25         (297)    $2.85
                                  ------                -------                -------
Outstanding at end of period....   1,210     $0.12        1,661     $0.57        3,095     $6.10
                                  ======                =======                =======
Vested and exercisable at end of
  period........................      60     $0.15          156     $0.13          193     $4.01
                                  ======                =======                =======
Weighted average fair value per
  share.........................  $ 0.08                $  0.28                $  6.10
                                  ======                =======                =======

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

                                                                                OPTIONS VESTED
                                                 OPTIONS OUTSTANDING            AND EXERCISABLE
                                           -------------------------------    -------------------
                                                     WEIGHTED     WEIGHTED               WEIGHTED
                                                      AVERAGE     AVERAGE                AVERAGE
           SEPTEMBER 30, 1999                        REMAINING    EXERCISE               EXERCISE
        RANGE OF EXERCISE PRICES           NUMBER      YEARS       PRICE      NUMBER      PRICE
        ------------------------           ------    ---------    --------    -------    --------
$0.12 - $0.30............................    182       8.24        $ 0.20          26     $ 0.23
$0.40 - $0.60............................    281       8.76        $ 0.51          25     $ 0.54
$1.00 - $1.00............................    230       9.07        $ 1.00          20     $ 1.00
$2.00 - $2.70............................    416       9.44        $ 2.61           0     $ 0.00
$4.00 - $6.00............................    663       9.65        $ 5.47         117     $ 5.79
$6.40 - $6.40............................    173       9.75        $ 6.40           0     $ 0.00
$11.00 - $11.00..........................  1,150       9.72        $11.00           5     $11.00
                                           -----       ----        ------     -------     ------
$0.12 - $11.00...........................  3,095       9.45        $ 6.10         193     $ 4.01
                                           =====       ====        ======     =======     ======

     During the years ended December 31, 1997 and 1998, E.piphany issued 11,250 and 60,000 shares, respectively, under the 1997 Plan for services rendered. The fair value of these shares is reflected in operating expenses in the respective years.

7. INCOME TAXES

     E.piphany accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." A valuation allowance has been recorded for the total deferred tax assets of E.piphany as a result of uncertainties regarding the realization of the assets based on the limited operating history of E.piphany, the lack of profitability to date, and the uncertainty of future profitability. The components of net deferred tax assets are as follows (in thousands):

                                                        DECEMBER 31,
                                                     ------------------    SEPTEMBER 30,
                                                      1997       1998          1999
                                                     -------    -------    -------------
Net operating loss carryforwards...................  $ 1,238    $ 4,889      $  8,981
Accruals and reserves..............................       --         --         1,090
Plant and equipment................................       --         --           115
Organization costs.................................       --         --           178
Research and development credits...................       76        333           590
                                                     -------    -------      --------
Total deferred tax assets..........................    1,314      5,222        10,954
Valuation allowance................................   (1,314)    (5,222)      (10,954)
                                                     -------    -------      --------
Net deferred tax assets............................  $    --    $    --      $     --
                                                     =======    =======      ========

     As of September 30, 1999, E.piphany had net operating loss carryforwards of approximately $23.0 million and $11.6 million for federal and state tax purposes, respectively. The federal net operating loss and other credit carryforwards expire on various dates beginning on 2011 through 2019. The state net operating loss carryforwards will expire in 2004.

     Under current tax law, net operating loss and credit carryforwards available to offset future income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

     The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income rate of 34% to income (loss) before taxes as follows:

                                                          YEARS ENDED       NINE MONTHS
                                                          DECEMBER 31,         ENDED
                                                         --------------    SEPTEMBER 30,
                                                         1997     1998         1999
                                                         -----    -----    -------------
Federal statutory rate...............................    (34.0)%  (34.0)%      (34.0)%
State taxes, net of federal benefit..................     (5.8)    (5.8)        (5.8)
Change in valuation allowance........................     39.8     39.8         39.8
                                                         -----    -----        -----
                                                             0%       0%           0%
                                                         =====    =====        =====

8. RELATED PARTY TRANSACTIONS

     In 1998, E.piphany loaned its chief executive officer $175,000 for relocation expenses. In accordance with the loan agreement, the entire amount of the loan was forgiven on March 31, 1999. The loan was charged to compensation expense and is included in general and administrative expense in the accompanying statement of operations for the year ended December 31, 1998. The chief executive officer was also offered a loan of $250,000 per year for two years, drawable monthly. This loan bears interest at 5.6% per annum compounded monthly and is repayable by the officer's first stock sales. As of September 30, 1999, $330,000 was outstanding on this loan. As the repayment of this amount was contingent on future stock sales, this amount has been expensed as paid. Advances under the loan were charged to compensation expense in the period in which the amounts were loaned to the officer and $104,000 and $226,000 are included in general and administrative expense in the accompanying statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively. This chief executive officer was also given a loan to purchase 1,600,000 shares of common stock at $0.40 per share. This loan is due on July 1, 2008 and accrues interest at 5.88% per annum.

9. 401(K) PLAN

     In January 1999, the Company adopted a 401(k) plan (the "401(k)"). Participation in the 401(k) is available to all employees. Employees are eligible to participate in the 401(k) at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 15% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k). To date, no contributions have been made by the Company.

                                E.PIPHANY, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

10. ACQUISITION (UNAUDITED)

     On November 15, 1999, E.piphany entered into a definitive agreement (the "Merger Agreement") with RightPoint Software, Inc. ("RightPoint"). Under the terms of the Merger Agreement, stockholders of RightPoint will exchange approximately 0.1185 shares of E.piphany common stock for each share of RightPoint common stock they own at the time the merger is consummated. In addition, options and warrants to acquire RightPoint common stock will be converted as a result of the merger into equivalent options and warrants for E.piphany common stock, based upon the exchange ratio. The merger is expected to be completed in January 2000, subject to the approval of the Merger Agreement and the merger by the stockholders of RightPoint as well as the satisfation or waiver of customary closing conditions. E.piphany expects to incur costs directly related to completing the Merger of approximately $7.8 million. E.piphany anticipates that the total purchase price will be approximately $491.4 million, of which approximately $23.7 million will be allocated to in-process research and development and expensed upon closing of the acquisition as it has not reached technological feasibility and, in management's opinion, has no alternative future use. The remaining purchase price consists principally of acquired intangibles and goodwill which will be amortized over a period of 3 years.

                           RIGHTPOINT SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-22
Consolidated Balance Sheets.................................  F-23
Consolidated Statements of Operations and Comprehensive
  Loss......................................................  F-24
Consolidated Statements of Stockholders' Equity.............  F-25
Consolidated Statements of Cash Flows.......................  F-26
Notes to Consolidated Financial Statements..................  F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
RightPoint Software, Inc.:

     We have audited the accompanying consolidated balance sheets of RightPoint Software, Inc. and subsidiary (the Company) as of June 30, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RightPoint Software, Inc. and subsidiary as of June 30, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP SIGNATURE
Mountain View, California
September 10, 1999

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   JUNE 30,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,002   $  4,307     $  4,229
  Short-term investments....................................        --      3,769        1,454
  Accounts receivable, net of allowance of $0, $15 and $15
     at June 30, 1998, 1999 and September 30, 1999,
     respectively...........................................       145        728        1,119
  Prepaid expenses and other current assets.................       163        153          236
                                                              --------   --------     --------
          Total current assets..............................     1,310      8,957        7,038
Property and equipment, net.................................       395        265          643
Other assets................................................        39          1            1
                                                              --------   --------     --------
                                                              $  1,744   $  9,223     $  7,682
                                                              ========   ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................  $    140   $     --     $     --
  Accounts payable..........................................       395        464          830
  Accrued liabilities.......................................       201        406          372
  Deferred revenue..........................................        66        249          364
  Repayable grant...........................................       330        236          130
  Current portion of capital lease obligation...............       229        244          243
                                                              --------   --------     --------
          Total current liabilities.........................     1,361      1,599        1,939
Capital lease obligation, less current portion..............       318         94           38
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.01 par value; shares
     authorized, issued, and outstanding:
       Series A, 2,047 shares with liquidation preference of
        $1,822 as of June 30, 1998 and 1999 and September
        30, 1999,...........................................        20         20           20
       Series B, 1,482 shares with liquidation preference of
        $3,365 as of June 30, 1998 and 1999 and September
        30, 1999............................................        15         15           15
       Series C, 1,673 shares with liquidation preference of
        $7,412 as of June 30, 1998 and 1999 and September
        30, 1999............................................        17         17           17
       Series D, 2,174 shares with liquidation preference of
        $5,000 as of June 30, 1998 and 1999 and September
        30, 1999............................................        22         22           22
       Series E, 8,100 shares with liquidation preference of
        $-0- as of June 30, 1998 and $11,178 as of June 30
        and September 30, 1999, respectively................        --         81           81
  Common stock, $0.01 par value; 25,000, 25,000 and 30,000
     shares authorized; 957, 1,108 and 1,157 shares issued
     and outstanding at June 30, 1998 and 1999 and September
     30, 1999, respectively.................................        10         11           12
  Additional paid-in capital................................    17,537     28,708       32,408
  Notes receivable from stockholders........................       (36)        --           --
  Deferred compensation.....................................        --         --       (3,153)
  Accumulated other comprehensive income....................       103         89           81
  Accumulated deficit.......................................   (17,623)   (21,433)     (23,798)
                                                              --------   --------     --------
          Total stockholders' equity........................        65      7,530        5,705
                                                              --------   --------     --------
                                                              $  1,744   $  9,223     $  7,682
                                                              ========   ========     ========

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT IN PER SHARE DATA)

                                                          YEAR ENDED        THREE MONTHS ENDED
                                                           JUNE 30,           SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       1998       1999       1998       1999
                                                      -------    -------    -------    -------
                                                                               (UNAUDITED)
Revenues:
License.............................................  $   428    $ 2,819    $   456    $   933
  Service...........................................      378        728         60        356
                                                      -------    -------    -------    -------
     Total revenues.................................      806      3,547        516      1,289
Cost of revenues:
  License...........................................       46         10         --          3
  Service...........................................       90        208          9        456
                                                      -------    -------    -------    -------
     Total cost of revenues.........................      136        218          9        459
                                                      -------    -------    -------    -------
     Gross margin...................................      670      3,329        507        830
Operating expenses:
  Research and development..........................    2,474      2,616        592        808
  Selling and marketing.............................    3,007      3,301        547      1,489
  General and administrative........................    1,221      1,323        272        432
  Stock-based compensation..........................       --         --         --        500
                                                      -------    -------    -------    -------
     Total operating expenses.......................    6,702      7,240      1,411      3,229
                                                      -------    -------    -------    -------
     Loss from operations...........................   (6,032)    (3,911)      (904)    (2,399)
Interest income.....................................      187        188         22         22
Interest expense....................................     (123)      (197)       (52)       (52)
Other income and expenses, net......................      (60)       110         --         64
                                                      -------    -------    -------    -------
     Net loss.......................................   (6,028)    (3,810)      (934)    (2,365)
Other comprehensive income (loss):
  Currency translation adjustment...................       49        (14)       (79)        (8)
                                                      -------    -------    -------    -------
     Net comprehensive loss.........................  $(5,979)   $(3,823)   $(1,013)   $(2,373)
                                                      =======    =======    =======    =======
Basic and diluted net loss per share................  $(10.48)   $ (3.83)   $ (1.79)   $ (2.12)
                                                      =======    =======    =======    =======
Weighted average shares used in computing basic and
  diluted net loss per share........................      575        995        522      1,118
                                                      =======    =======    =======    =======
Pro forma basic and diluted net loss per share......             $ (0.24)   $ (0.08)   $ (0.12)
                                                                 =======    =======    =======
Weighted average shares used in computing pro forma
  basic and diluted net loss per share..............              15,788     11,853     20,549
                                                                 =======    =======    =======

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  YEARS ENDED JUNE 30, 1998 AND 1999, AND THE THREE MONTHS ENDED SEPTEMBER 30,
                                      1999
                                 (IN THOUSANDS)
  (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

                                       CONVERTIBLE                                       NOTES                       ACCUMULATED
                                     PREFERRED STOCK    COMMON STOCK     ADDITIONAL    RECEIVABLE                       OTHER
                                     ---------------   ---------------    PAID-IN         FROM         DEFERRED     COMPREHENSIVE
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION      INCOME
                                     ------   ------   ------   ------   ----------   ------------   ------------   -------------
Balances as of June 30, 1997.......   5,202    $ 52    1,102     $11      $12,601        $(131)             --           $55
Issuance of Series D preferred
stock, net of issuance costs of
$43................................   2,174      22       --      --        4,935           --              --            --
Issuance of common stock on
  exercise of options..............      --      --       85       1           19           --              --            --
Repurchase of common stock.........      --      --     (441)     (4)         (65)          95              --            --
Issuance of common stock...........      --      --      211       2           47           --              --            --
Currency translation adjustment....      --      --       --      --           --           --              --            48
Net loss...........................      --      --       --      --           --           --              --            --
                                     ------    ----    -----     ---      -------        -----          ------           ---
Balances as of June 30, 1998.......   7,376      74      957      10       17,537          (36)             --           103
Issuance of Series E preferred
  stock for cash and on conversion
  of debt, net of issuance costs of
  $31..............................   8,100      81       --      --       11,119           --              --            --
Issuance of common stock on
  exercise of options..............      --      --      166       1           40           --              --            --
Repurchase of common stock.........      --      --      (21)     --           (3)          --              --            --
Issuance of common stock and
  warrants in exchange for
  services.........................      --      --        6      --           15           --              --            --
Repayment of notes receivable from
  stockholders.....................      --      --       --      --           --           36              --            --
Currency translation adjustment....      --      --       --      --           --           --              --           (14)
Net loss...........................      --      --       --      --           --           --              --            --
                                     ------    ----    -----     ---      -------        -----          ------           ---
Balances as of June 30, 1999.......  15,476     155    1,108      11       28,708           --              --            89
Issuance of common stock on
  exercise of options
  (unaudited)......................      --      --       34       1            7           --              --            --
Issuance of common stock and
  warrants in exchange for services
  (unaudited)......................      --      --       15      --           40           --              --            --
Deferred stock compensation
  (unaudited)......................      --      --       --      --        3,653           --          (3,653)           --
Amortization of deferred stock
  compensation (unaudited).........      --      --       --      --           --           --             500            --
Currency translation adjustment
  (unaudited)......................      --      --       --      --           --           --              --            (8)
Net loss (unaudited)...............      --      --       --      --           --           --              --            --
                                     ------    ----    -----     ---      -------        -----          ------           ---
Balances as of September 30, 1999
  (unaudited)......................  15,476    $155    1,157     $12      $32,408        $  --          (3,153)          $81
                                     ======    ====    =====     ===      =======        =====          ======           ===


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                       DEFICIT        EQUITY
                                     -----------   -------------
Balances as of June 30, 1997.......   $(11,595)       $   993
Issuance of Series D preferred
stock, net of issuance costs of
$43................................         --          4,957
Issuance of common stock on
  exercise of options..............         --             20
Repurchase of common stock.........         --             26
Issuance of common stock...........         --             49
Currency translation adjustment....         --             48
Net loss...........................     (6,028)        (6,028)
                                      --------        -------
Balances as of June 30, 1998.......    (17,623)            65
Issuance of Series E preferred
  stock for cash and on conversion
  of debt, net of issuance costs of
  $31..............................         --         11,200
Issuance of common stock on
  exercise of options..............         --             41
Repurchase of common stock.........         --             (3)
Issuance of common stock and
  warrants in exchange for
  services.........................         --             15
Repayment of notes receivable from
  stockholders.....................         --             36
Currency translation adjustment....         --            (14)
Net loss...........................     (3,810)        (3,810)
                                      --------        -------
Balances as of June 30, 1999.......    (21,433)         7,530
Issuance of common stock on
  exercise of options
  (unaudited)......................         --              8
Issuance of common stock and
  warrants in exchange for services
  (unaudited)......................         --             40
Deferred stock compensation
  (unaudited)......................         --             --
Amortization of deferred stock
  compensation (unaudited).........         --            500
Currency translation adjustment
  (unaudited)......................         --             (8)
Net loss (unaudited)...............     (2,365)        (2,365)
                                      --------        -------
Balances as of September 30, 1999
  (unaudited)......................   $(23,798)       $ 5,705
                                      ========        =======

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     THREE MONTHS
                                                                  YEAR ENDED             ENDED
                                                                   JUNE 30,          SEPTEMBER 30,
                                                               -----------------   -----------------
                                                                1998      1999      1998      1999
                                                               -------   -------   -------   -------
                                                                                      (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................   $(6,028)  $(3,810)  $  (934)  $(2,365)
  Adjustment to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       257       232        62         5
    Issuance of common stock and warrants for services......        41        15        --        40
    Stock-based compensation................................        --        --        --       500
    Provision for returns and doubtful accounts.............        --        15        --        --
    Loss on disposal of property and equipment..............        43         6        --        18
    Proceeds from sale of short-term investments............     1,021        --        --     2,315
    Purchases of short-term investments.....................        --    (3,769)       --        --
    Changes in operating assets and liabilities:
      Accounts receivable...................................       141      (599)     (369)     (391)
      Prepaid expenses and other assets.....................        31        48        44       (83)
      Accounts payable......................................       205        69      (154)      366
      Accrued liabilities...................................      (573)      205         3       (34)
      Deferred revenue......................................       (15)      183         6       114
                                                               -------   -------   -------   -------
         Net cash provided by (used in) operating
           activities.......................................    (4,877)   (7,405)   (1,342)      485
                                                               -------   -------   -------   -------
Cash flows from investing activities:
  Purchases of property and equipment.......................        --      (109)      (16)     (417)
  Proceeds from sale of property and equipment..............        --         1        --        17
  Other long-term assets....................................        31        --        --        --
                                                               -------   -------   -------   -------
         Net cash provided by (used in) investing
           activities.......................................        31      (108)      (16)     (400)
                                                               -------   -------   -------   -------
Cash flows from financing activities:
  Repayment of capital lease obligation.....................      (203)     (209)      (55)      (57)
  Repayment of repayable grant..............................      (260)      (94)       26      (106)
  Proceeds from bridge loan.................................       138     1,890     1,890        --
  Repayment of bridge loan..................................       (17)       (2)       --        --
  Repayment of notes receivable from stockholders...........        29        36        --        --
  Net proceeds from issuance of common stock................        24        42         1         8
  Repurchases of common stock...............................        --        (3)       (3)       --
  Net proceeds from issuance of preferred stock.............     4,956     9,172        --        --
                                                               -------   -------   -------   -------
         Net cash provided (used in) by financing
           activities.......................................     4,667    10,832     1,859      (155)
                                                               -------   -------   -------   -------
Effect of foreign currency exchange rates on cash and cash
  equivalents...............................................        31       (14)      (79)       (8)
                                                               -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents........      (148)    3,305       422       (78)
Cash and cash equivalents at beginning of period............     1,150     1,002     1,002     4,307
                                                               -------   -------   -------   -------
Cash and cash equivalents at end of period..................   $ 1,002   $ 4,307   $ 1,424   $ 4,229
                                                               =======   =======   =======   =======
Supplemental disclosures of cash flow information:
  Cash paid during the period:
    Income taxes............................................   $     3   $     2   $    --   $    --
                                                               =======   =======   =======   =======
    Interest................................................   $   102   $    66   $    12   $    12
                                                               =======   =======   =======   =======
  Noncash financing and investing activities:
    Issuance of preferred stock on conversion of debt.......   $    --   $   138   $    --   $    --
                                                               =======   =======   =======   =======
    Property and equipment recorded under capital lease.....   $    76   $    --   $    --   $    --
                                                               =======   =======   =======   =======
    Repurchase of common stock for promissory notes.........   $    66   $    --   $    --   $    --
                                                               =======   =======   =======   =======

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF THE COMPANY

     RightPoint Software, Inc. was originally incorporated under the laws of France in 1991. The Company was reincorporated under the laws of California in October 1995 and reincorporated under the laws of Delaware in July 1997. The Company designs, develops, markets, and supports real-time marketing software for business environments. The Company operates as one business segment.

(b) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, RightPoint Software France SARL (formerly neurOagent, S.A.). All significant intercompany accounts and transactions have been eliminated.

(c) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents as of September 30, 1999, June 30, 1999 and 1998 consisted primarily of money market funds, recorded at cost, which approximates fair value.

     The Company classifies its investments as trading and records them at fair market value.

(d) SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", requires the capitalization of software development costs once technological feasibility has been established. Software development costs are included in research and development and expensed as incurred. To date, no software development costs have been capitalized after technological feasibility was reached, as such costs have not been significant.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Equipment recorded under capital lease and leasehold improvements are amortized using the straight-line method over the shorter of the lease-term or estimated useful life of the asset.

(f) REVENUE RECOGNITION

     Revenues consist of fees for licenses of the Company's software products, maintenance, support, consulting, and training.

     License revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable.

     Maintenance and support revenues are recognized ratably over the term of the contract, which is generally 12 months. Revenues from consulting and training are recognized when the services are performed.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(g) FOREIGN CURRENCY

     The functional currency of the Company's French subsidiary is the local currency. All foreign assets and liabilities are translated into U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the subsidiary's financial statements are reported as cumulative translation adjustment as a component of accumulated other comprehensive income in stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during any of the periods presented.

(h) USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company maintains its cash and cash equivalents in commercial checking and money market accounts with high-quality financial institutions.

     As of and for the year ended June 30, 1998, two customers comprised 21% and 20%, respectively, of revenue and 0% and 16%, respectively, of accounts receivable. As of and for the year ended June 30, 1999, three customers comprised approximately 41%, 13% and 12%, respectively of revenue and 5%, 52% and 0%, respectively, of accounts receivable. As of and for the three months ended September 30, 1999, four customers comprised 42%, 20%, 14%, and 10%, respectively, of revenue and 58%, 0%, 18%, and 12%, respectively of accounts receivable.

(j) INCOME TAXES

     Income taxes are computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the current enacted tax rates and laws.

(k) STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation using the intrinsic-value method prescribed in the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

     The Company provides additional pro forma disclosures as required under SFAS No. 123, Accounting for Stock-Based Compensation.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(l) COMPREHENSIVE INCOME AND LOSS

     Comprehensive loss consists of net loss and foreign currency translation adjustments, and is presented in the accompanying consolidated statements of operations and comprehensive loss. Accumulated other comprehensive loss consists entirely of cumulative foreign currency translation adjustments. No tax effects have been recorded.

(m) COMPUTATION OF NET LOSS PER SHARE

     Basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

     Calculations of historical and pro forma net loss per share are as follows (in thousands):

                                                          YEAR ENDED        THREE MONTHS ENDED
                                                           JUNE 30,           SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       1998       1999       1998       1999
                                                      -------    -------    -------    -------
                                                                               (UNAUDITED)
HISTORICAL
Net loss............................................  $(6,028)   $(3,810)   $  (934)   $(2,365)
  Basic and diluted:
  Weighted average shares of common stock
     outstanding....................................    1,047      1,023        947      1,142
  Less: Weighted average shares subject to
     repurchase.....................................      472         47        425         24
                                                      -------    -------    -------    -------
Weighted average shares used in computing basic and
  diluted net loss per common share.................      575        976        522      1,118
                                                      =======    =======    =======    =======
  Basic and diluted net loss per common share.......  $(10.48)   $ (3.90)   $ (1.79)   $ (2.12)
                                                      =======    =======    =======    =======
PRO FORMA
  Net loss..........................................  $(6,028)   $(3,810)   $  (934)   $(2,365)
                                                      =======    =======    =======    =======
  Shares used above.................................      575        976        522      1,118
  Pro forma adjustment to reflect weighted effect of
     assumed conversion of convertible preferred
     stock..........................................              14,793     11,331     19,431
                                                                 -------    -------    -------
  Shares used in computing pro forma basic and
     diluted net loss per common share..............              15,769     11,853     20,549
                                                                 =======    =======    =======
  Pro forma basic and diluted net loss per common
     share..........................................             $ (0.24)   $ (0.08)   $ (0.12)
                                                                 =======    =======    =======

     The Company has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were approximately 15,098,000, 25,671,000, 26,878,000, and 14,857,000 for the years ended June 30, 1998 and 1999 and the three months ended September 30, 1998 and 1999, respectively.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

     Pro forma diluted net loss per share gives effect to the conversion of convertible preferred stock. However, outstanding warrants, stock option, and shares subject to repurchase have been excluded from the calculations of pro forma diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of pro forma diluted net loss per share were approximately 6,239,000, 3,526,000 and 7,447,000 for the year ended June 30, 1999 and the three months ended September 30, 1998 and 1999, respectively.

(n) NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. SFAS No. 133, as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133" is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position.

(2) PROPERTY AND EQUIPMENT

     Property and equipment as of June 30, 1998 and 1999 and September 30, 1999, consisted of the following (in thousands):

                                                              JUNE 30,    JUNE 30,    SEPTEMBER 30,
                                                                1998        1999          1999
                                                              --------    --------    -------------
Computer equipment and software.............................    $478        $507         $  604
Furniture, fixtures, and office equipment...................     289         312            528
Leasehold improvements......................................      32          32             92
                                                                ----        ----         ------
                                                                 799         851          1,224
Less accumulated depreciation and amortization..............     404         586            581
                                                                ----        ----         ------
                                                                $395        $265         $  643
                                                                ====        ====         ======

     The cost of assets recorded under capital leases included in property and equipment is approximately $723,000 as of June 30, 1998 and 1999 and September 30, 1999. The accumulated amortization associated with these assets was $363,000, $547,000, and $618,000 for the years ended June 30, 1998 and 1999 and the quarter ended September 30, 1999, respectively. Amortization of assets recorded under capital leases is included in depreciation and amortization expense.

(3) LEASE COMMITMENTS

     The Company leases its main U.S. facilities under an operating lease agreement expiring in August 2004 and leases its facilities in France under an operating lease expiring in December 2004. In addition, the Company leases certain equipment under operating and capital lease agreements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

     Future minimum lease payments under capital and noncancelable operating leases as of June 30, 1999 are as follows (in thousands):

                        YEARS ENDING                          CAPITAL    OPERATING
                          JUNE 30,                            LEASES      LEASES
                        ------------                          -------    ---------
2000........................................................   $ 289       $106
2001........................................................      82          7
2002........................................................      20          1
Thereafter..................................................      --         --
                                                               -----       ----
Total minimum lease payments................................     391       $114
                                                                           ====
Less amount representing imputed interest...................     (53)
                                                               -----
Present value of minimum lease payment......................     338
Less current portion........................................    (244)
                                                               -----
Long-term portion of capital lease obligation...............   $  94
                                                               =====

     Rent expense from operating leases was approximately $417,000, $540,000 and $180,000 for the years ended June 30, 1998 and 1999 and the quarter ended September 30, 1999, respectively.

     In July, 1999 the Company signed a five year lease agreement for its main U.S. facilities. Annual rent is approximately $891,000 in the first year with annual incremental increases to $1,042,000 in the fifth year. The lease expires in August 2004.

(4) FINANCING ARRANGEMENTS

REPAYABLE GRANT AGREEMENTS

     As of June 30, 1998 and 1999 and September 30, 1999, the Company had $330,000, $236,000 and $130,000 respectively, outstanding in the form of an interest-free repayable grant from a French organization. Under the grant agreement, payment is due in fiscal 2000.

NOTE PAYABLE

     As of June 30, 1998, the Company had a balance outstanding of approximately $140,000 under a bridge loan agreement that was signed in conjunction with a convertible debt offering. All outstanding debt was subsequently converted into Series E Preferred Stock in January 1999.

LEASE AGREEMENT

     As of September 30, 1999, the Company had a lease line of credit available up to a minimum commitment amount of $400,000 and $100,000 for the financing of equipment and leasehold improvements, respectively. Upon request and formal approval by the Lessor, these lines would be extended for an additional $400,000 and $100,000, respectively. As of September 30, 1999 there was no outstanding balance under this line of credit.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(5) STOCKHOLDERS' EQUITY

(a) CONVERTIBLE PREFERRED STOCK

     The rights, preferences, and privileges of the preferred stock are as follows:

     - The holders of Series A, B, C, D, and E preferred stock are entitled to receive noncumulative annual dividends at the rate of $0.07, $0.18, $0.35, $0.18, and $0.11 per share, respectively, with certain adjustments for stock splits, stock dividends, recapitalization, and similar events, when and if declared by the Board of Directors, in preference and priority to any payment of dividends to holders of common stock.

       The liquidation preference for the Series A, B, C, D, and E preferred stock is $0.89, $2.27, $4.43, $2.30, and $1.38 per share, respectively, plus all declared but unpaid dividends. If the assets are insufficient to make payments in full to all holders of preferred stock, assets will be distributed ratably among the holders of preferred stock in proportion to the full amounts to which they would have otherwise been entitled. Any remaining assets shall be distributed ratably among the holders of common and preferred stock on an "as if converted" basis until such time that aggregate distributions to holders of Series A, B, C, D, and E preferred stock equals $1.78, $4.54, $8.86, $6.90, and $4.14 per share, respectively. After that time, any remaining assets will be distributed on a pro rata basis to the holders of common stock and preferred stock, based on the number of shares of common stock held by each, assuming conversion of all preferred stock.

     - At June 30, 1999, each share of Series A, B, C, D and E preferred stock is convertible into 1.51, 1.55, 2.00, 1.20, and 1.00 shares of common stock subject to future adjustments for antidilution. Each share of preferred stock will automatically convert into one share of common stock, subject to certain adjustments for antidilution, upon the closing of an underwritten public offering with a per share price reflecting a valuation of the Company of at least $50,000,000, and with gross proceeds of at least $20,000,000 or the role of two-thirds of the holders of the preferred stocks, voting together.

     - The holders of preferred stock have voting rights on an "as if converted" basis.

     - The holders of preferred stock have certain registration rights and a right of first offer in future rounds of financing under certain conditions.

     The Company has reserved 19,431,358 shares of common stock for the conversion of the preferred stock.

(b) STOCK-BASED COMPENSATION

     In connection with the grant of stock options and the sale of common stock to certain employees during the three months ended September 30, 1999, the Company recorded deferred compensation of approximately $3,700,000, representing the difference between the fair value of the common stock and the option exercise price or stock sale price at the date of the option grant or stock sale. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. Approximately $500,000 was expensed during the three months ended September 30, 1999.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(c) STOCK OPTION PLANS

     The Company adopted stock option plans in October 1995 and July 1996 that provide for the issuance of incentive and nonstatutory options to purchase shares of common stock. As of June 30, 1999, the Company has reserved 1,978,176 and 5,458,612 shares of common stock for issuance under the 1995 and 1996 plans, respectively. Nonstatutory options may be granted to employees and consultants and incentive options to employees. Options have a term no greater than 10 years and generally vest 25% at the end of the first year and at a rate of 1/48 per month thereafter. Options granted under the 1995 and 1996 plans may be exercised prior to being fully vested. However exercised and unvested shares are subject to repurchase by the Company at the exercise price. The Company's repurchase right decreases as shares vest under the original option terms. As of June 30, 1998, 1999, and September 30, 1999 the number of shares outstanding and subject to repurchase were 466,650, 31,169 and 27,487, respectively.

     Vesting of certain options accelerates in full upon a change in control of the Company.

     Nonstatutory options are exercisable at a price not less than 85% of fair market value of the stock at the date of grant, as determined by the Company's Board of Directors, unless they are granted to an individual who owns more than 10% of the voting rights of all classes of stock, in which case the exercise price shall be no less than 110% of the fair market value. Incentive stock options are exercisable at a price not less than 100% of fair market value of the stock at the date of grant, as determined by the Company's Board of Directors, except when they are granted to an employee who owns greater than 10% of the voting power of all classes of stock, in which case they are exercisable at a price not less than 110% of fair market value.

     The Company has elected to continue using the intrinsic-value-based method to account for all of its stock-based employee compensation plans. Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on the net losses of the Company as if the Company had elected to use the fair value approach to account for all of its stock-based employee compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's 1998 and 1999 net losses would have increased to the following pro forma amounts (in thousands, except per share data):

                                                                 YEARS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Net loss as reported........................................  $(6,028)   $(3,810)
Net loss pro forma..........................................   (6,043)    (3,871)

Net loss per share as reported..............................  $(10.48)   $ (3.83)
Net loss per share pro forma................................   (10.51)     (3.89)

     For the years ended June 30, 1998 and 1999 and the quarter ended September 30, 1999, the fair value of each option was estimated using the minimum value-based method on the date of grant with the following weighted-average assumptions: no dividend yield; a risk-free interest rate of 7%; and an expected life of five years.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

     The following summarizes activity under the plans as of June 30, 1998 and 1999 and September 30, 1999, respectively (in thousands, except per share data):

                                                YEAR ENDED            YEAR ENDED          THREE MONTHS ENDED
                                               JUNE 30, 1998         JUNE 30, 1999        SEPTEMBER 30, 1999
                                            -------------------   -------------------   ----------------------
                                                                                             (UNAUDITED)
                                                      WEIGHTED-             WEIGHTED-                WEIGHTED-
                                            NUMBER     AVERAGE    NUMBER     AVERAGE                  AVERAGE
                                              OF      EXERCISE      OF      EXERCISE      NUMBER     EXERCISE
                                            OPTIONS     PRICE     OPTIONS     PRICE     OF OPTIONS     PRICE
                                            -------   ---------   -------   ---------   ----------   ---------
Outstanding at beginning of period.......      750      $0.27      2,779      $0.23       5,775        $0.23
Granted..................................    2,513       0.23      3,456       0.23       1,275         0.46
Exercised................................      (85)      0.23       (166)      0.25         (34)        0.32
Canceled.................................     (399)      0.26       (294)      0.24         (36)        0.23
                                             -----                 -----                  -----
Outstanding at end of period.............    2,779       0.23      5,775       0.23       6,980         0.27
                                             =====                 =====                  =====
Vested at period end.....................      287                 1,497                  1,647
                                             =====                 =====                  =====
Weighted-average fair value of options
  granted during the period..............                0.16                  0.16                     0.28

     The following table summarizes information about stock options outstanding as of June 30, 1999 (in thousands, except per share data):

              OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
------------------------------------------------   --------------------
                         WEIGHTED-
                          AVERAGE      WEIGHTED-             WEIGHTED-
  RANGE OF               REMAINING      AVERAGE               AVERAGE
  EXERCISE              CONTRACTUAL    EXERCISE               EXERCISE
   PRICE      OPTIONS   LIFE (YEARS)     PRICE     OPTIONS     PRICE
------------  -------   ------------   ---------   -------   ----------
 0.15 - 0.29   5,775        9.07          0.23      5,775       0.23
              ======                                =====

(c) WARRANTS

     The Company values all warrants issued using an option pricing model with the following assumptions: no dividend yield; risk-free interest rates ranging between 5.5% and 7.0%; contractual lives ranging from five to ten years, and 65% expected volatility. The fair value assigned to warrants is recorded as compensation expense by the Company. The Company has reserved the corresponding number of shares for the exercise of these warrants. The following warrants were issued and outstanding during the periods presented and as of September 30, 1999:

     In July, 1999, the Company issued warrants to purchase 25,000 shares of common stock at a price of $2.80 per share. These warrants are exercisable at any time prior to the expiration date of September 2004. In addition, in conjunction with the signing of the lease agreement for a lease line of credit, the Company issued warrants to the Lessor for the purchase of 16,304 shares of Series E Preferred Stock at a price of $1.38 per share. These warrants are exercisable at any time prior to the expiration date of September 2009, or 5 years from the effective date of the Company's initial public offering, whichever is earlier. An additional 16,304 shares are issuable to the Lessor at a price of $1.38 per share if the Company requests an increase to the line above the initial commitment amount discussed above under Financing Arrangements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

     As of June 30, 1999 and 1998, the Company has three transferable warrants to purchase 16,439, 16,948, and 18,324 shares of common stock at a price of $1.46, $2.22, and $1.91 per share, respectively, outstanding. These warrants are exercisable at any time prior to the expiration dates of February 2003, October 2003, and December 2005, respectively. As of June 30, 1999, the Company has a warrant outstanding to purchase 48,268 shares of common stock at a price of $1.91 per share. This warrant is exercisable at any time prior to the expiration date of August 2008.

     As of June 30, 1999, the Company has warrants outstanding to purchase a total of 294,296 shares of common stock at a price of $0.23 per share. These warrants are exercisable at any time prior to their expiration date of January 2009.

(6) INCOME TAXES

     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands).

                                                                AS OF JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Deferred tax assets:
Accruals and reserves.......................................  $    76    $   168
  Plant and equipment.......................................       24         13
  State income taxes........................................        1          1
  Research credit carryforward..............................      306        480
  Net operating loss carryforwards..........................    5,910      6,935
                                                              -------    -------
Gross deferred tax assets...................................    6,317      7,597
Valuation allowance.........................................   (6,317)    (7,597)
                                                              -------    -------
Total deferred tax assets...................................       --         --
Deferred tax liabilities....................................  $    --    $    --
                                                              =======    =======

     The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

     As of June 30, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $17,500,000 and $11,100,000, respectively, available to reduce future income subject to income taxes. The federal carryforward will expire from 2010 to 2019. The California net operating loss carryforwards expire in 2003.

     The Company also has credit carryforwards for federal and California income tax return purposes of approximately $269,000 and $211,000, respectively, available to reduce future income subject to income taxes. The federal credit carryforward will expire from 2010 to 2019, while the California credit may be carried forward indefinitely.

     As of the year ended June 30, 1998 and 1999, the Company had net deferred tax assets of approximately $6,317,000 and $7,597,000 respectively. The net deferred tax assets have been fully offset by valuation allowances. The net valuation allowance increased by $2,614,000 and $1,281,000 during the years ended June 30, 1998 and 1999, respectively.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(7) RELATED PARTY TRANSACTIONS

     In June 1994, the Company's French subsidiary entered into an exclusive license agreement with its founder, who is also a director, to use and market certain technology in certain territories in exchange for an annual royalty fee payable in quarterly installments. The Company also has an option to purchase the technology for $700,000 in the event that the licensor fails to perform any significant obligations or during the six months prior to the contract expiration in 2004. This agreement was amended and restated in October 1995 under substantially the same terms and conditions. The amounts paid under this license arrangement for the years ended June 30, 1999 and 1998, was $51,000 per year.

     A second license for the technology was entered into on October 23, 1995, between the Company and the same individual owner of this technology. Annual royalties of $800 are payable under the agreement. The agreement licensed the Company to distribute the technology in certain territories. The license expires on July 18, 2004, with the licensee having the option to purchase all interests in the technology for $10,000 provided that the Company's option to purchase the first technology license is exercised.

     In January 1999, the Company entered into an agreement with Edify Corporation, who is also a Series E preferred shareholder, to distribute certain RightPoint software products at a discounted price to Edify for a minimum nonrefundable distribution fee payable to the Company in quarterly installments over 12 months. As of June 30, 1999 and September 30, 1999, the Company has recognized $417,000 and $667,000, respectively, of this minimum nonrefundable distribution fee as revenue.

                                 EPIPHANY LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by E.piphany in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq Stock Market listing fee.

SEC registration fee........................................  $193,545
NASD filing fee.............................................    30,500
Nasdaq Stock Market listing fee.............................    17,500
Printing and engraving costs................................   214,000
Legal fees and expenses.....................................   214,000
Accounting fees and expenses................................   214,000
Blue Sky fees and expenses..................................     5,000
Transfer agent and registrar fees...........................    10,000
Miscellaneous expenses......................................     1,455
                                                              --------
          Total.............................................  $900,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VII of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its executive officers and directors for some liabilities, including liabilities arising under the Securities Act in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement, and several indemnification by the Registrant and the selling stockholders of the Underwriters for some liabilities relating to the respective information provided by each, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following share numbers have been adjusted to reflect the one for two reverse stock split that occurred immediately prior to the effectiveness of our initial public offering. During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

          (a) On January 24, 1997 and February 24, 1997, Registrant issued and sold an aggregate of 5,600,000 shares of common stock to the founding officers and directors of the Registrant for an aggregate purchase price of $2,800. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (b) On March 18, 1997 and September 30, 1997, Registrant issued and sold an aggregate of 3,227,878 shares of Series A preferred stock to 17 investors for $1.13 per share or an aggregate of $3,647,500. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (c) On May 29, 1997, Registrant issued and sold a warrant to purchase up to 22,124 shares of Series A preferred stock at an exercise price of $1.13 per share to Imperial Bancorp. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (d) On January 16, 1998, Registrant issued and sold an aggregate of 3,228,823 shares of Series B preferred stock to a total of 16 investors for $2.50 per share, or an aggregate of $8,072,056.25. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (e) On January 16, 1998, Registrant issued and sold an aggregate of 250,000 shares of our common stock to entities affiliated with Kleiner Perkins Caufield & Byers at a purchase price of $0.25 per share. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (f) On January 16, 1998, Registrant issued and sold a warrant to purchase up to 71,000 shares of Series B preferred stock at an exercise price of $2.50 per share to Silicon Valley Bank. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to
     Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (g) On July 1, 1998, Registrant issued and sold an aggregate of 1,600,000 shares of common stock at a purchase price of $0.40 per share to Roger S. Siboni, who serves as President and Chief Executive Officer of E.piphany. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (h) On September 24, 1998 and October 30, 1998, Registrant issued and sold an aggregate of 4,165,791 shares of Series C preferred stock to a total of 25 investors for $3.38 per share, or an aggregate of $14,080,353.30. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (i) On June 2, 1999, Registrant issued and sold a warrant to purchase up to 31,250 shares of Series C preferred stock at an exercise price of $3.38 per share to Comdisco, Inc. On June 2, 1999 the Registrant also granted a stock purchase option to Comdisco, Inc. to purchase shares of Series C' preferred stock at a purchase price of $6.40 per share, which was exercised for 351,563 shares of Series C' preferred stock on August 19, 1999. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (j) On June 16, 1999, Registrant issued and sold an aggregate of 937,500 shares of Series D preferred stock to a total of two investors for $6.40 per share, or an aggregate of $6,000,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
     Section 4(2) thereof on the basis that the transaction did not involve a public offering.

          (k) As of September 21, 1999, an aggregate of 3,139,755 shares of common stock had been issued upon exercise of options under the Registrant's 1997 stock plan, of which 177,527 shares have been repurchased and not returned to the 1997 stock plan option pool.

     Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


  NUMBER                           EXHIBIT TITLE
  -------   ------------------------------------------------------------
   1.1      Form of Underwriting Agreement.
   2.1*     Agreement and Plan of Merger dated as of November 15, 1999, among the Registrant, Yosemite Acquisition Corporation and
            RightPoint Software, Inc.
   2.2*     Form of Voting Agreement dated as of November 15, 1999,
            among the Registrant and certain affiliated stockholders of
            RightPoint.
   3.1**    Restated Certificate of Incorporation of the Registrant to
            be in effect after the closing of the offering made under
            this Registration Statement.
   3.2**    Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration
            Statement.
   5.1+     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
  10.1**    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
  10.2**    1999 Stock Plan and form of agreements thereunder.
  10.3**    1999 Employee Stock Purchase Plan and form of agreements
            thereunder.
  10.4**    1997 Stock Plan and form of agreements thereunder.
  10.5**    Fourth Amended and Restated Investors' Rights Agreement
            dated June 16, 1999.
  10.6**    Loan and Security Agreement entered into as of January 9,
            1998 with Silicon Valley Bank.
  10.7**    Loan Modification Agreement between the Registrant and
            Silicon Valley Bank dated December 1, 1998.
  10.8**    Master Lease Agreement dated June 2, 1999 by and between
            Comdisco, Inc. and the Registrant.
  10.9**    Subordinated Loan and Security Agreement dated as of June 2,
            1999 by and between the Registrant and Comdisco, Inc.
  10.10**   Sublease Portion of Third Floor of 1900 Norfolk Street, San
            Mateo, California dated April 23, 1999 by and between
            Inktomi Corporation and the Registrant.
  10.11**   Form of Amended and Restated Common Stock Purchase Agreement
            dated March 18, 1997 between the Registrant and four
            stockholders.

  NUMBER                           EXHIBIT TITLE
  -------   ------------------------------------------------------------
  10.12**   Restricted Stock Purchase Agreement, Promissory Note, Stock
            Pledge Agreement and Joint Escrow Instructions dated July 1,
            1998 between Roger S. Siboni and the Registrant.
  10.13**   Promissory Note dated August 15, 1998 between Roger S.
            Siboni and the Registrant.
  10.14+    RightPoint Software, Inc. (formerly Datamind Corporation)
            1996 Stock Option Plan.
  16.1**    Letter from KPMG LLP.
  23.1      Consent of Arthur Andersen LLP, Independent Public
            Accountants.
  23.2      Consent of KPMG LLP.
  23.3+     Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
  24.1+     Power of Attorney.


-------------------------


 + Previously filed.


 * Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-92103) declared effective by the Securities Exchange Commission on December 10, 1999.

** Incorporated by reference to the Registrant's Registration Statement on Form
   S-1 (Registration No. 333-82799) declared effective by the Securities and Exchange Commission on September 21, 1999.

(b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 20th day of January, 2000.


                                          E.PIPHANY, INC.

                                          By:      /s/ ROGER S. SIBONI
                                            ------------------------------------
                                                      Roger S. Siboni
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ ROGER S. SIBONI                    President, Chief Executive   January 20, 2000
-----------------------------------------------------      Officer and Director
                   Roger S. Siboni                         (Principal Executive
                                                                 Officer)

                          *                              Chief Financial Officer     January 20, 2000
-----------------------------------------------------    (Principal Financial and
                   Kevin J. Yeaman                         Accounting Officer)

                          *                                      Director            January 20, 2000
-----------------------------------------------------
                    Paul M. Hazen

                          *                                      Director            January 20, 2000
-----------------------------------------------------
                   Robert L. Joss

                          *                                      Director            January 20, 2000
-----------------------------------------------------
                     Sam H. Lee

                          *                                      Director            January 20, 2000
-----------------------------------------------------
                Douglas J. Mackenzie

              *By: /s/ ROGER S. SIBONI
-----------------------------------------------------
                   Roger S. Siboni
                  Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                          EXHIBIT TITLE
------   ------------------------------------------------------------
 1.1     Form of Underwriting Agreement.
 2.1*    Agreement and Plan of Merger dated as of November 15, 1999, among the Registrant, Yosemite Acquisition Corporation and
         RightPoint Software, Inc.
 2.2*    Form of Voting Agreement dated as of November 15, 1999,
         among the Registrant and certain affiliated stockholders of
         RightPoint.
 3.1**   Restated Certificate of Incorporation of the Registrant to
         be in effect after the closing of the offering made under
         this Registration Statement.
 3.2**   Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration
         Statement.
 5.1+    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
10.1**   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10.2**   1999 Stock Plan and form of agreements thereunder.
10.3**   1999 Employee Stock Purchase Plan and form of agreements
         thereunder.
10.4**   1997 Stock Plan and form of agreements thereunder.
10.5**   Fourth Amended and Restated Investors' Rights Agreement
         dated June 16, 1999.
10.6**   Loan and Security Agreement entered into as of January 9,
         1998 with Silicon Valley Bank.
10.7**   Loan Modification Agreement between the Registrant and
         Silicon Valley Bank dated December 1, 1998.
10.8**   Master Lease Agreement dated June 2, 1999 by and between
         Comdisco, Inc. and the Registrant.
10.9**   Subordinated Loan and Security Agreement dated as of June 2,
         1999 by and between the Registrant and Comdisco, Inc.
10.10**  Sublease Portion of Third Floor of 1900 Norfolk Street, San
         Mateo, California dated April 23, 1999 by and between
         Inktomi Corporation and the Registrant.
10.11**  Form of Amended and Restated Common Stock Purchase Agreement
         dated March 18, 1997 between the Registrant and four
         stockholders.
10.12**  Restricted Stock Purchase Agreement, Promissory Note, Stock
         Pledge Agreement and Joint Escrow Instructions dated July 1,
         1998 between Roger S. Siboni and the Registrant.
10.13**  Promissory Note dated August 15, 1998 between Roger S.
         Siboni and the Registrant.
10.14+   RightPoint Software, Inc. (formerly Datamind Corporation)
         1996 Stock Option Plan.
16.1**   Letter from KPMG LLP.
23.1     Consent of Arthur Andersen LLP, Independent Public
         Accountants.
23.2     Consent of KPMG LLP.
23.3+    Consent of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
24.1+    Power of Attorney.


-------------------------


 + Previously filed.


 * Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-92103) declared effective by the Securities and Exchange Commission on December 10, 1999.

** Incorporated by reference to the Registrant's Registration Statement on Form
   S-1 (Registration No. 333-82799) declared effective by the Securities and Exchange Commission on September 21, 1999.